Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of June 25, 2014

by and among

NABORS INDUSTRIES LTD.,

NABORS RED LION LIMITED

and

C&J ENERGY SERVICES, INC.

i

6.17.	Additional Agreements	73
6.18.	Right of First Refusal	73
6.19.	Tax Matters	74
6.20.	Obligations of Red Lion and Merger Sub	75
6.21.	Reorganization Post-Merger	76

ARTICLE VII CONDITIONS PRECEDENT		76
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	76
7.2.	Conditions to Obligations of Navy and Merger Sub	77
7.3.	Conditions to Obligations of Penny	78

ARTICLE VIII TERMINATION		79
8.1.	Termination	79
8.2.	Effect of Termination	81

ARTICLE IX GENERAL PROVISIONS		83
9.1.	Non-survival of Representations, Warranties and Agreements	83
9.2.	Notices	83
9.3.	Interpretation	85
9.4.	Counterparts	85
9.5.	Entire Agreement; No Third Party Beneficiaries	85
9.6.	Governing Law	85
9.7.	Severability	86
9.8.	Assignment	86
9.9.	Submission to Jurisdiction	86
9.10.	Enforcement	87
9.11.	WAIVER OF JURY TRIAL	87
9.12.	Amendment	88
9.13.	Extension; Waiver	88

EXHIBITS

Exhibit A	Separation Agreement

Exhibit B	Form of Surviving Corporation Charter

Exhibit C	Form of Surviving Corporation By-laws

Exhibit D	Form of Amended Red Lion Bye-laws

Exhibit 6.9(c)	Red Lion Officers Post-Closing

INDEX OF DEFINED TERMS

Section
Acceptable Confidentiality Agreement	6.4(b)(i)
Acquisition Proposal	6.4(a)
Acquisitions	5.1(e)
Adjusted Navy Restricted Share	2.4(b)
Adjusted Option	2.3(a)
Agreement	Preamble
Alliance Agreement	3.2(d)
Blue	4.2
Book-Entry Shares	2.2(b)(i)
Business Day	1.5
Cancelled Shares	2.1(b)
Certificate of Merger	1.4
Certificates	2.2(b)(i)
Change in Penny Recommendation	6.1(b)
Closing	1.5
Closing Date	1.5
Code	Recitals
Competitor	6.15(b)
Conditions	6.18(c)
Confidentiality Agreement	6.2
Debt Financing Agreements	6.13(a)
DGCL	1.3
Effective Time	1.4
Employee Benefits Agreement	3.2(a)
Encumbrance	4.1(o)(v)
End Date	8.1(c)
Environmental Claim	4.1(q)(ii)
Environmental Laws	4.1(q)(i)
Environmental Permits	4.1(q)(i)
ERISA	4.1(j)
ERISA Affiliate	4.1(j)
Event	4.1(a)(iii)
Exchange Act	4.1(d)
Exchange Agent	2.2(b)(i)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Existing D&O Policy	6.10(b)
Financing Related Parties	9.14
Form S-4	6.1(a)(i)
Former Penny Holders	2.2(b)(i)
Former Penny Shares	2.2(b)(i)
GAAP	4.1(a)(iii)
Good Faith Disqualification Notice	6.14(d)

Section
Governmental Entity	4.1(c)(iii)
Hazardous Materials	4.1(q)(iii)
HSR Act	4.1(c)(iii)
Indemnified Parties	6.10(a)
Independent Director	6.9(a)
Infringe	4.1(p)
Injunction	7.1(e)
Insiders	6.7
Insurance Amount	6.10(b)
Intervening Event	6.4(f)
IRS	4.1(j)(ii)
knowledge	9.3
known	9.3
Liens	1.1
LuxCo	6.21
Marketing Period	1.5
Material Adverse Effect	4.1(a)(iii)
Merger	1.3
Merger Consideration	2.1(a)
Merger Control Law	4.1(c)(iii)
Merger Sub	Recitals
Merger Tax Opinion	6.19(b)
Navy	Preamble
Navy Adjusted Option	2.4(a)
Navy Affiliate Transaction	4.2(v)
Navy Common Stock	2.4(a)
Navy Disclosure Letter	4.2
Navy Exchange Ratio	2.4(d)
Navy Related Parties	9.14
Navy Selected Director	6.9(e)
Navy Stock Option	2.4(a)
Navy Stock Plan	2.4(b)
Navy Tax Counsel	6.19(a)
Non-US Penny Plan	4.1(j)(vii)
Non-US Red Lion Plan	4.2(j)(vii)
Note Repayment	4.1(z)
NYSE	4.1(c)(iii)
Offered Shares	6.18(a)
Offer Notice	6.18(a)
Ownership Limit	6.15(a)(iii)
Passive Investor	6.15(a)(iii)
PBGC	4.1(j)(xiii)
Penny	Preamble
Penny Affiliate Transaction	4.1(v)(ii)
Penny Board	Recitals

Section
Penny By-laws	1.6(a)
Penny Charter	1.6(a)
Penny Common Stock	2.1(a)
Penny Contracts	4.1(i)
Penny Disclosure Letter	4.1
Penny Employee Benefit Plan	4.1(j)
Penny Intellectual Property	4.1(p)
Penny Permits	4.1(f)
Penny Permitted Encumbrances	4.1(o)(v)
Penny Permitted Liens	4.1(o)(i)
Penny Preferred Stock	4.1(b)(i)
Penny Qualified Plans	4.1(j)(iii)
Penny Real Properties	4.1(o)(ii)
Penny Real Property Leases	4.1(o)(iii)
Penny Recommendation	6.1(b)
Penny Required Information	6.13(a)
Penny SEC Documents	4.1(d)
Penny Share Unit	2.3(c)
Penny Stockholders Meeting	6.1(b)
Penny Stock Option	2.3(a)
Penny Stock Plans	4.1(b)
Penny Tax Counsel	6.19(b)
Penny Termination Fee	8.2(b)(i)
Penny Top Customers	4.1(u)
proceedings	4.1(h)(i)
Proxy Statement	6.1(a)(i)
Public Penny Proposal	8.2(b)
Red Lion	Preamble
Red Lion Assets	4.2
Red Lion Business	4.2
Red Lion Bye-laws	1.6(b)
Red Lion Commitment Letter	4.1(z)
Red Lion Common Shares	1.1
Red Lion Contracts	4.2(i)
Red Lion Employee	2.4(a)
Red Lion Employee Benefit Plan	4.2(j)
Red Lion Entities	4.2
Red Lion Financing	4.1(z)
Red Lion Financial Statements	4.2(d)
Red Lion Group	4.2
Red Lion Intellectual Property	4.2(p)
Red Lion MOA	4.2(a)
Red Lion Permitted Encumbrances	4.2(o)(v)
Red Lion Permits	4.2(f)
Red Lion Permitted Liens	4.2(o)(i)

v

Section
Red Lion Qualified Plans	4.2(j)(iii)
Red Lion Real Properties	4.2(o)(ii)
Red Lion Real Property Leases	4.2(o)(iii)
Red Lion Required Information	6.13(b)
Red Lion Restructuring	Recitals
Red Lion Top Customers	4.2(u)
Refusal Period	6.18(b)
Registration Rights Agreement	3.2(e)
Representatives	6.2
Required Information	6.13(b)
Required Penny Vote	4.1(n)
Requisite Regulatory Approvals	7.1(c)
Restricted Navy Share	2.4(b)
Restricted Penny Share	2.3(b)
Restricted Red Lion Share	2.3(b)
Restructuring Tax Opinion	6.19(a)
Right of First Refusal	6.18(b)
Royal	4.2
SEC	4.1(a)(ii)
Secretary of State	1.4
Section 16 Information	6.7
Securities Act	4.1(b)(iii)
Separation Agreement	Recitals
Separation Time	2.1(d)
Significant Subsidiary	4.1(a)(ii)
Standstill Period	6.14(c)
Subsidiary	4.1(a)(i)
Superior Proposal	6.4(e)
Support Agreement	Recitals
Support Group	Recitals
Surviving Corporation	1.3
Surviving Corporation Charter	1.6(a)
Tax	4.1(h)(ii)
Tax Matters Agreement	3.2(c)
Tax Return	4.1(h)(iii)
Title IV Plan	4.2(j)(vi)
Transaction Agreements	3.2(f)
Transfer	6.15(a)
Transition Services Agreements	3.2(b)
USHC	Recitals
Violation	4.1(c)(ii)
Voting Debt	4.1(b)(ii)
Willful and Material Breach	8.2(a)

AGREEMENT AND PLAN OF MERGER dated as of June 25, 2014 (this “Agreement”) is by and among Nabors Industries Ltd., a Bermuda exempted company (“Navy”), Nabors Red Lion Limited, a Bermuda exempted company (“Red Lion”) and C&J Energy Services, Inc., a Delaware corporation (“Penny”).

WHEREAS, Red Lion is a wholly owned Subsidiary of Navy, Red Lion will form a direct wholly owned Subsidiary as a Delaware corporation (“Merger Sub”), and Red Lion will form an indirect wholly owned Subsidiary as a Delaware corporation (“USHC”) (which will be treated as a direct wholly owned Subsidiary of Red Lion for U.S. federal and, to the extent permitted, state and local income Tax purposes);

WHEREAS, concurrently with and as a condition to the execution of this Agreement, Navy and Red Lion entered into the Separation Agreement in the form attached hereto as Exhibit A (the “Separation Agreement”), pursuant to which Navy and Red Lion will cause Red Lion to undergo a restructuring more fully described in the Separation Agreement (the “Red Lion Restructuring”);

WHEREAS, at the Effective Time, the parties will effect the merger of Merger Sub with and into Penny in which the issued and outstanding shares of Penny Common Stock will be converted into the right to receive Red Lion Common Shares, with Penny continuing as the surviving corporation and as a direct wholly owned Subsidiary of Red Lion, all upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately after the Merger, Red Lion will transfer Penny to USHC;

WHEREAS, the Board of Directors of Penny (the “Penny Board”) has determined that the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of, Penny and its stockholders and (i) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement to which Penny is a party, including the Merger, and (ii) has determined to recommend that the Penny stockholders approve this Agreement and such transactions, including the Merger;

WHEREAS, the Board of Directors of Red Lion has determined that the Red Lion Restructuring is necessary to facilitate the Merger, and that the Merger and this Agreement are advisable and in the best interests of Red Lion and has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Red Lion Restructuring, the Merger and the issuance of Red Lion Common Shares in connection therewith and has made all such arrangements and taken all such corporate action as is required to ensure sufficient authorized share capital exists for the issuance of the requisite number of Red Lion Common Shares at the Effective Time;

WHEREAS, the Board of Directors of Navy has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Merger and the Red Lion Restructuring;

WHEREAS, Navy, Red Lion and Penny desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and for Red Lion to be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c));

WHEREAS, as a condition and inducement to Navy’s willingness to enter into this Agreement, Joshua E. Comstock and certain affiliated entities (collectively, the “Support Group”) are entering into a support agreement dated as of the date hereof (the “Support Agreement”), pursuant to which, among other things, the Support Group has agreed to vote certain shares of Penny Common Stock it beneficially owns in favor of adoption of this Agreement and not to sell or otherwise transfer those shares prior to the termination of such Support Agreement in accordance with its terms;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. Organization of Red Lion. Red Lion is organized under the laws of Bermuda. Navy owns all of the share capital of Red Lion. As of the date hereof, the authorized share capital of Red Lion consists of 12,000 common shares, par value $1.00 per share (the “Red Lion Common Shares”), all of which have been issued to Navy, which Red Lion Common Shares are validly issued, fully paid and nonassessable, and are owned by Navy free and clear of any liens (statutory or other), pledges, charges, encumbrances and security interests whatsoever (“Liens”).

1.2. Organization of Merger Sub and USHC. In accordance with the Separation Agreement, Navy and Red Lion shall cause Red Lion or its applicable Subsidiary to organize USHC and Merger Sub prior to the mailing of the Proxy Statement. All shares of common stock of Merger Sub and USHC shall be validly issued, fully paid and nonassessable, and shall be directly or indirectly owned by Red Lion free and clear of any Liens. The certificate of incorporation and by-laws of Merger Sub and USHC shall be in such forms as shall be determined by Red Lion. Promptly following the organization of USHC and Merger Sub and prior to the mailing of the Proxy Statement, Red Lion shall cause each of USHC and Merger Sub to enter into and become a party to this Agreement and shall cause Merger Sub and USHC to adopt this Agreement and shall cause the stockholders of Merger Sub and USHC to approve this Agreement and the transactions contemplated hereby, including the Merger.

1.3. The Merger. At the Effective Time, Merger Sub shall be merged with and into Penny (the “Merger”). Penny will be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate existence of Merger Sub shall cease. As a result of the Merger, Penny shall become a direct wholly owned Subsidiary of Red Lion. The Merger will have the effects set forth in the Delaware General Corporation Law (the “DGCL”).

1.4. Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date, Penny shall execute and deliver for filing a certificate of merger (the “Certificate of Merger”) to the Secretary of State for the State of Delaware (“Secretary of State”), in such form and manner provided in the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State or at such time thereafter as is provided in such Certificate of Merger as agreed between the parties (such time, the “Effective Time”).

1.5. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Bermuda time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the parties to this Agreement; provided, however that if the Marketing Period has not ended at the time of satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Penny on no less than three Business Days’ notice to Navy and (b) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) as of the date determined pursuant to this proviso), unless another time or date is agreed to in writing by the parties to this Agreement. The Closing shall be held at the offices of Navy, Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton, HM 08, Bermuda, unless another place is agreed to in writing. For purposes of this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal laws of the United States. For purposes of this Agreement, “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement and following the receipt by Penny of the Required Information and during which period such Required Information shall be accurate and complete, shall not be “stale” and shall comport with the requirements for a registration statement on Form S-1 for an offering registered under the Securities Act, no auditor shall have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information, it shall not be necessary to restate any of such historical financial statements and there shall not be any material open accounting comments on the financial statements of any affiliate of Red Lion included in the Form S-4; provided, that the entirety of such period shall occur prior to August 16, 2014 or after September 2, 2014 or prior to December 15, 2014 or after January 2, 2015 and each of (i) July 2, 2014 through July 7, 2014, and (ii) November 24, 2014 through November 30, 2014 shall not be deemed a Business Day for purposes of calculating such period.

1.6. Charters and By-laws of the Surviving Corporation and Red Lion. (a) At the Effective Time, (i) the certificate of incorporation of Penny (the “Penny Charter”) shall be amended and restated so as to read in its entirety as set forth on Exhibit B hereto (the “Surviving Corporation Charter”), and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL, and (ii) and by-laws of Penny (the “Penny By-laws”) shall be amended and restated so as to read in their entirety as set forth in Exhibit C hereto, and as so amended and restated, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the Surviving Corporation Charter, as the same may be amended, and the DGCL.

(b) At or prior to the Effective Time, the bye-laws of Red Lion (the “Red Lion Bye-laws”) shall be amended so as to be in the form of Exhibit D hereto.

ARTICLE II

EFFECTS OF THE MERGER

2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Red Lion, Merger Sub, Navy, Penny or the holders of any of their securities:

(a) Conversion of Penny Common Stock. Each share of common stock, par value $0.01 per share, of Penny (“Penny Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares (as defined in Section 2.1(b)) shall be converted into the right to receive one share (the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(d), of validly issued, fully paid and nonassessable Red Lion Common Shares (the “Merger Consideration”).

(b) Penny and Merger Sub-Owned Shares. Each share of Penny Common Stock owned by Penny or Merger Sub (“Cancelled Shares”), in each case immediately prior to the Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(c) Conversion of Merger Sub Capital Stock. The capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Penny Common Stock, as the surviving corporation in the Merger, following which the Surviving Corporation shall become a direct wholly owned Subsidiary of Red Lion.

(d) Adjustments. If, after the date hereof and prior to the Effective Time (or after the Separation Time (as defined in the Separation Agreement), with respect to Red Lion), Penny or Red Lion pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Penny Common Stock (in each case, subject to the approval of Navy pursuant to Section 5.1) or Red Lion Common Shares (in each case, subject to the approval of Penny pursuant to Section 5.2), as applicable, then the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Penny Common Stock and Red Lion Common Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

2.2. Exchange of Certificates.

(a) Deposit of Merger Consideration. As of and from time to time after the Effective Time, Red Lion shall deposit with the Exchange Agent, for the benefit of the shareholders of Penny, certificates or, at Red Lion’s option, evidence of shares in book entry form, representing Red Lion Common Shares in such denominations as the Exchange Agent may reasonably specify. Such certificates (or evidence of book-entry form, as the case may be) for Red Lion Common Shares, together with any dividends or distributions with respect thereto are hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. (i) Not less than three Business Days prior to the Closing, Red Lion shall designate Computershare Trust Company, N.A., or another bank or trust company reasonably acceptable to Penny, to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Penny Common Stock (the “Certificates”) and shares of Penny Common Stock represented by book-entry (“Book-Entry Shares”) for the Merger Consideration. As soon as reasonably practicable after the Effective Time, Red Lion shall cause to be mailed to each record holder, as of the Effective Time, of Penny Common Stock (such holders, “Former Penny Holders” and such shares, “Former Penny Shares”): (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Penny Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor. Such letter of transmittal shall be in such form and have such other provisions as Red Lion may specify and shall be reasonably acceptable to Penny.

(ii) Upon surrender by a Former Penny Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Former Penny Holder shall be entitled to receive in exchange therefor: (A) the number of Red Lion Common Shares into which such holder’s shares of Penny Common Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II, and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 2.2(f)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.2(c).

(iii) If issuance of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such issuance shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Penny Common Stock represented by the Certificate pursuant to this Article II.

(iv) No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II, the issuance of which shall be deemed to be the satisfaction in full of all rights pertaining to shares of Penny Common Stock converted in the Merger.

(v) At the Effective Time, the stock transfer books of Penny shall be closed, and thereafter there shall be no further registration of transfers of shares of Penny Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to Penny for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Red Lion Common Shares issuable with respect to the shares of Penny Common Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the Red Lion Common Shares issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those Red Lion Common Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those Red Lion Common Shares with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the shareholders of Penny on the first anniversary of the Effective Time shall be delivered to Red Lion, upon demand by Red Lion, and any shareholders of Penny who have not theretofore complied with this Article II shall thereafter look only to Red Lion for payment of their claim for any part of the Merger Consideration and any dividends or distributions with respect to Red Lion Common Shares.

(e) No Liability. None of Navy, Penny or Red Lion shall be liable to any holder of shares of Penny Common Stock for cash or Red Lion Common Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding. Red Lion and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Penny Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Red Lion or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Penny Common Stock in respect of which such deduction and withholding was made by Red Lion or the Exchange Agent.

2.3. Penny Options and Other Stock-Based Awards. The Board of Directors of each of Red Lion and Penny or the appropriate committee thereof shall take all action necessary so that:

(a) Each option to acquire Penny Common Stock under any Penny Stock Plan (a “Penny Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, cease to represent a right to acquire shares of Penny Common Stock and shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions (including with respect to vesting and exercisability) as were applicable to such Penny Stock Option immediately prior to the Effective Time, the number of Red Lion Common Shares determined by multiplying the number of shares of Penny Common Stock subject to such Penny Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Red Lion Common Shares, rounded, if necessary, up to the nearest whole cent, equal to the per share exercise price for the shares of Penny Common Stock otherwise purchasable pursuant to such Penny Stock Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that the adjustments provided in this Section 2.3(a) with respect to any Penny Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the regulations promulgated thereunder.

(b) Each issued and outstanding share of Penny Common Stock subject to vesting or other lapse restrictions under any Penny Stock Plan immediately prior to the Effective Time (a “Restricted Penny Share”) shall, as of the Effective Time, cease to represent Penny Common Stock and shall be converted into a number of Red Lion Common Shares equal to the Exchange Ratio (each, a “Restricted Red Lion Share”), with such Restricted Red Lion Shares subject to the same terms and conditions (including with respect to vesting) as were applicable to such Restricted Penny Shares immediately prior to the Effective Time.

(c) Each phantom unit awarded under the Penny International Middle East FZCO Phantom Equity Arrangement sub-plan under a Penny Stock Plan, which entitles the holder thereof to cash equal to the fair market value of a share of Penny Common Stock on the date of vesting (a “Penny Share Unit”), that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the fair market value of a share of Penny Common Stock immediately prior to the Effective Time, which cash payment will be made to the holder of such Penny Share Unit within 60 days following the Effective Time.

(d) Prior to the Effective Time, Penny shall take all actions that are necessary (i) to give effect to the transactions contemplated by this Section 2.3, including amending the terms of the Penny Stock Plans, and (ii) to ensure that no individual shall have the right to receive any Penny Common Stock in connection with the exercise of a Penny Stock Option following the Effective Time. Penny shall keep Navy fully informed, with respect to all amendments, resolutions, notices and actions that Penny intends to adopt, distribute or take in connection with the matters described in this Section 2.3, and shall provide Navy with a reasonable opportunity to review and comment on all such amendments, resolutions and notices. As soon as reasonably practicable after the Effective Time, Red Lion shall deliver to the holders of Penny Stock Options and Restricted Penny Shares that are being converted pursuant to Sections 2.3(a) and (b) notices setting forth such holders’ rights pursuant to the Penny Stock Plan, and stating that such Penny Stock Options and Restricted Penny Shares have been converted into stock options or restricted shares of Red Lion, as applicable, and that the agreements between Penny and each such holder regarding such Penny Stock Options and Restricted Penny Shares, as applicable, shall be assumed by Red Lion and continue in effect on the same terms and conditions (subject to the adjustments required by Sections 2.3(a) and (b) after giving effect to the Merger and the terms of the Penny Stock Plan) pursuant to the applicable equity compensation plan of Penny or Red Lion.

2.4. Navy Options and Restricted Shares.

(a) Each option held by a “Red Lion Employee” (as such term is defined in the Employee Benefits Agreement) to acquire common shares of Navy (“Navy Common Stock”) under any equity incentive plan of Navy (a “Navy Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, cease to represent a right to acquire shares of Navy Common Stock and shall be cancelled by Navy and replaced by Red Lion with an option (a “Navy Adjusted Option”) to purchase, on the same terms and conditions (including with respect to vesting and exercisability) as were applicable to such Navy Stock Option immediately prior to the Effective Time, the number of Red Lion Common Shares, rounded, if necessary, down to the nearest whole share, determined by multiplying the number of shares of Navy Common Stock subject to such Navy Stock Option immediately prior to the Effective Time by the Navy Exchange Ratio, at an exercise price per share of Red Lion Common Shares, rounded, if necessary, up to the nearest whole cent, equal to the per share exercise price for the shares of Navy Common Stock otherwise purchasable pursuant to such Navy Stock Option immediately prior to the Effective Time divided by the Navy Exchange Ratio; provided, however, that the adjustments provided in this Section 2.4(a) with respect to any Navy Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the regulations promulgated thereunder. Navy shall take any and all actions that are necessary to cause the cancellation of all Navy Stock Options in accordance with this Section 2.4(a).

(b) Each issued and outstanding share of Navy Common Stock held by a Red Lion Employee subject to vesting or other lapse restrictions under any equity incentive plan of Navy (a “Navy Stock Plan”) immediately prior to the Effective Time (a “Restricted Navy Share”) shall, as of the Effective Time, cease to represent Navy Common Stock and shall be cancelled by Navy and replaced by Red Lion with a number of Red Lion Common Shares equal to the Navy Exchange Ratio (each, an “Adjusted Navy Restricted Share”), with such Adjusted Navy Restricted Share subject to the same terms and conditions (including with respect to vesting, accumulated dividends and other dividend rights) as were applicable to such Restricted Navy Shares immediately prior to the Effective Time. Navy shall take any and all actions that are necessary to cause the cancellation of all Restricted Navy Shares in accordance with this Section 2.4(b).

(c) Prior to the Effective Time, Penny shall take all actions that are necessary to adopt, effective as of the Effective Time, one or more sub-plans to the Penny Stock Plans, with terms and conditions consistent with those of the Navy Stock Plan governing each applicable Navy Stock Option and Restricted Navy Share. Effective as of the Effective Time, Red Lion shall adopt the Penny Stock Plans (together with any sub-plans thereunder adopted in accordance with the immediately preceding sentence).

(d) For purposes of this Agreement, “Navy Exchange Ratio” means, subject to adjustment in accordance with Section 2.1(d), the quotient of (i) the closing price of one share of Navy Common Stock on the Business Day immediately prior to the Closing Date, divided by (ii) the closing price of one share of Penny Common Stock on the Business Day immediately prior to the Closing Date.

ARTICLE III

CERTAIN PRE-MERGER TRANSACTIONS

The following transactions shall occur at or prior to the Effective Time.

3.1. Red Lion Restructuring.

(a) Neither Navy nor Red Lion shall agree to (i) amend, modify, update, supplement, alter or waive any provisions of the Separation Agreement (including by way of a side letter or separate agreement), or (ii) take any action that would be reasonably expected to materially delay the consummation of the Red Lion Restructuring, without the written consent of Penny, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Upon the terms and subject to the conditions of the Separation Agreement, prior to the Effective Time, Navy and Red Lion shall cause to be effected the Red Lion Restructuring in accordance with the terms of the Separation Agreement.

3.2. Navy/Red Lion Transaction Agreements. Upon the terms and subject to the conditions of the Separation Agreement, at or prior to the Effective Time, Navy and Red Lion shall each execute and deliver and, if applicable, cause any of their respective Subsidiaries to execute and deliver, the following agreements, each in the form attached to the Separation Agreement in all material respects:

(a) the Employee Benefits Agreement to be entered into by and between Navy, Red Lion and Penny set forth as Exhibit A to the Separation Agreement (the “Employee Benefits Agreement”);

(b) the Transition Services Agreements to be entered into by and between Navy and Red Lion set forth as Exhibit B and Exhibit C to the Separation Agreement (the “Transition Services Agreements”);

(c) the Tax Matters Agreement to be entered into by and between Navy and Red Lion set forth as Exhibit D to the Separation Agreement (the “Tax Matters Agreement”);

(d) the Global Alliance Agreement to be entered into by and between Navy and Red Lion set forth as Exhibit E to the Separation Agreement (the “Alliance Agreement”);

(e) the Registration Rights Agreement to be entered into by and between Navy and Red Lion set forth as Exhibit F to the Separation Agreement (the “Registration Rights Agreement”); and

(f) all other agreements, if any, required in connection with the Red Lion Restructuring (such agreements referred to in clauses (a) through (f), together with this Agreement and the Separation Agreement, the “Transaction Agreements”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1. Representations and Warranties of Penny. Except, with respect to any subsection of this Section 4.1, as set forth in the correspondingly identified subsection of the disclosure letter delivered by Penny to Navy concurrently herewith (the “Penny Disclosure Letter”) (it being understood by the parties that any information disclosed in one subsection of the Penny Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Penny Disclosure Letter to which the relevance of such information is reasonably apparent on its face), and except as disclosed in the Penny SEC Documents filed with the SEC between January 1, 2013 and the date hereof (excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than, in each of the foregoing, any historical facts included therein), Penny represents and warrants to Navy as follows:

(a) Organization, Standing and Power. Each of Penny and its Subsidiaries is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Penny. True, complete and correct copies of the Penny Charter and Penny By-laws as in effect on the date hereof have been made available to Navy. As used in this Agreement:

(i) the word “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (A) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (B) a majority of the stock or other equity interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;

(ii) a “Significant Subsidiary” means any Subsidiary of Penny or Navy, as the case may be, that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); and

(iii) the term “Material Adverse Effect” means, with respect to Red Lion and the Red Lion Business on the one hand, or Penny, on the other hand, any event, occurrence, state of facts, circumstance, condition, effect or change (an “Event”), that is material and adverse to the financial condition, businesses or results of operations of the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny); provided that, a “Material Adverse Effect” shall be deemed not to include any Event to the extent resulting from one or more of the following: (A) changes in prevailing economic or market conditions of the securities, credit or financial markets in the United States or elsewhere (except to the extent those changes have a materially disproportionate effect on the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) relative to other similarly situated participants in the industries in which they operate), (B) changes or events, affecting the industries in which it or they operate generally, including changes in market prices (except to the extent those changes or events have a materially disproportionate effect on the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) relative to other similarly situated participants in the industries in which they operate), (C) changes in generally accepted accounting principles (“GAAP”) applicable to the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, (E) the announcement or pendency of this Agreement, including termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, employees or other business relations of the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny), (F) any weather-related or other force majeure event, including any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those events have a materially disproportionate effect on the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) relative to other similarly situated participants in the industries in which they operate),

(G) any failure, in and of itself, by the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (H) compliance by Navy or Red Lion (with respect to Red Lion) or Penny and its Subsidiaries (with respect to Penny) with the terms of this Agreement or (J) changes in the trading prices or trading volume of Penny’s capital stock or its debt instruments (with respect to Penny) (it being understood that the facts or occurrences giving rise to or contributing to such change in trading prices or trading volume may be deemed to constitute, and be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect).

(b) Capital Structure; Share Calculation. (i) The authorized capital stock of Penny consists of 100,000,000 shares of Penny Common Stock and 20,000,000 preferred shares, par value $0.01 per share (the “Penny Preferred Stock”). As of June 25, 2014, (A) 53,942,537 shares of Penny Common Stock were issued and outstanding (not including Restricted Penny Shares), 5,067,858 shares of Penny Common Stock were subject to issuance upon the exercise or payment of outstanding Penny Stock Options, 1,408,101 Restricted Penny Shares were outstanding, no Penny Share Units were outstanding, and 2,599,502 shares of Penny Common Stock remained available for future issuance under the Penny Stock Plans, and (B) no shares of Penny Preferred Stock were outstanding or reserved for issuance. All issued and outstanding shares of Penny Common Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the DGCL, nonassessable and are not subject to preemptive rights. Neither Penny nor any of its Subsidiaries owns any shares of Penny Common Stock (as treasury stock or otherwise). For purposes of this Agreement, “Penny Stock Plans” means the Penny 2012 Long-Term Incentive Plan, the Penny 2010 Stock Option Plan, and the Penny 2006 Stock Option Plan.

(ii) No bonds, debentures, notes or other indebtedness generally having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Penny are issued or outstanding.

(iii) Except for (A) the Transaction Agreements, (B) the 5,067,858 shares of Penny Common Stock subject to issuance upon the exercise or payment of outstanding Penny Stock Options, as of June 25, 2014, (C) the 1,408,101 Restricted Penny Shares outstanding as of June 25, 2014, and (D) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 5.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Penny or any Subsidiary of Penny is a party or by which it or any such Subsidiary is bound obligating Penny or any Subsidiary of Penny to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt, Penny Share Units or stock appreciation rights of Penny or of any Subsidiary of Penny or obligating Penny or any Subsidiary of Penny to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Penny or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Penny or any of its Subsidiaries, or (B) pursuant to which Penny or any of its Subsidiaries is or could be required to register shares of Penny Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof as permitted by Section 5.1.

(iv) Since December 31, 2013, except as permitted by Section 5.1, Penny has not (A) issued or permitted to be issued any shares of capital stock, Penny Share Units, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Penny or any of its Subsidiaries, other than pursuant to and as required by the terms of the Penny Stock Plans; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of Penny or any of its Subsidiaries.

(v) Section 4.1(b)(v) of the Penny Disclosure Letter identifies each award or other right granted under a Penny Stock Plan that would vest solely as a result of this Agreement or the transactions contemplated hereby.

(vi) Penny Shares Outstanding.

(1) The correct total number of shares of Penny Common Stock outstanding as of the date hereof (including Restricted Penny Shares, whether or not vested) is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column A.

(2) The correct total number of shares of Penny Common Stock subject to issuance upon the exercise or payment of any Penny Stock Options (whether vested or unvested) outstanding as of the date hereof is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column B.

(3) The correct total number of shares of Penny Common Stock that would be issued (including Restricted Penny Shares, whether or not vested) or would be subject to issuance upon the exercise or payment of Penny Stock Options (whether vested or unvested) if Penny issued all of the Penny Stock Options and/or Restricted Penny Shares that it is permitted to issue pursuant to Section 5.1(c)(ii), is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column C.

(4) The correct total number of Red Lion Common Shares subject to issuance upon the exercise or payment of options or other rights to acquire Red Lion Common Shares expected to be issued to employees of Penny in connection with the Merger, (other than those to be issued pursuant to Section 2.3 or described in clause (3) above) is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column D.

(5) The correct total number of unvested Restricted Penny Shares as of the date hereof that are both not entitled to vote and for which the safe harbor described in Treasury Regulation Section 1.355-7(d)(8) applies is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column E.

(6) The correct total number of Penny Stock Options outstanding as of the date hereof for which the safe harbor described in Treasury Regulation Section 1.355-7(d)(8) applies is set forth in Section 4.1(b)(iv) of the Penny Disclosure Letter, column F.

(c) Authority. (i) Penny has all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and, subject to the approval of this Agreement by the Required Penny Vote (as defined in Section 4.1(n)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Penny, subject to the approval of this Agreement by the Required Penny Vote. This Agreement has been duly executed and delivered by Penny and constitutes a valid and binding obligation of Penny, enforceable against Penny in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Each other Transaction Agreement to which Penny is a party has been, or will be prior to the Effective Time, duly executed and delivered by Penny and constitutes, or will constitute at the Effective Time, a valid and binding obligation of Penny, enforceable against Penny in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement and each other Transaction Agreement to which Penny is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Penny Charter, Penny By-laws or equivalent governing documents of any Subsidiary of Penny, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Penny or any Subsidiary of Penny or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Penny or (y) prevent, materially delay or materially impede Penny’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign or multijurisdictional, or self-regulatory organization (a “Governmental Entity”) is required by or with respect to Penny or any Subsidiary of Penny in connection with the execution and delivery of this

Agreement or any other Transaction Agreement to which Penny is a party by Penny or the consummation by Penny of the transactions contemplated hereby or thereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Penny or (y) prevent, materially delay or materially impede Penny’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act or the rules and regulations of the New York Stock Exchange (“NYSE”), including the filing with the SEC of the Proxy Statement, (B) the filing of the Certificate of Merger with the applicable Governmental Entities required by the DGCL, and (C) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any required notices, clearances, approvals or authorizations in any jurisdiction under any statute, ordinance, law, merger control or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (“Merger Control Law”).

(d) SEC Documents. Penny has furnished or filed all reports, schedules, registration statements and other documents required to be furnished or filed with the SEC since August 3, 2011 (the “Penny SEC Documents”). As of their respective dates of being furnished or filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Penny SEC Documents complied, and each Penny SEC Document filed after the date hereof and prior to the Closing Date will comply, in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Penny SEC Documents, and none of the Penny SEC Documents when so furnished or filed contained (or to the extent filed after the date hereof and prior to the Closing Date, will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Penny SEC Document that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of Penny included in the Penny SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Penny and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Penny SEC Documents.

(e) Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of Penny included in its Annual Report on Form 10-K for the fiscal quarter ended December 31, 2013, as filed with the SEC prior to the date hereof, (ii) liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to Penny, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, Penny and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Penny’s financial statements in accordance with GAAP.

(f) Compliance with Applicable Laws and Reporting Requirements. (i) Penny and its Subsidiaries hold all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Penny and its Subsidiaries, taken as a whole (the “Penny Permits”), and Penny and its Subsidiaries are, and for the two years preceding the date hereof have been, in compliance with the terms of the Penny Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a Material Adverse Effect on Penny. The businesses of Penny and its Subsidiaries are not being and during the two years preceding the date hereof have not been conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity (including the Sarbanes Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Penny. No investigation by any Governmental Entity with respect to Penny or any of its Subsidiaries is pending or, to the knowledge of Penny, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Penny.

(ii) Penny and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Penny (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Penny in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Penny’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Penny’s auditors and the audit committee of the Penny Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Penny’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Penny’s internal controls over financial reporting.

(g) Legal Proceedings. There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Penny, threatened, against or affecting Penny or any Subsidiary of Penny that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Penny or prevent, materially delay or materially impede Penny’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Penny or any Subsidiary of Penny having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Penny or on Red Lion after the Effective Time.

(h) Taxes. (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Penny:

(1) Each of Penny and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all Taxes that are due and payable or claimed to be due from it by U.S. federal, state, or local or non-U.S. taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Penny’s most recent consolidated financial statements;

(2) Penny and each of its Subsidiaries has complied in all respects with all applicable laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (A) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (B) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and has timely collected, deducted or withheld and paid over to the relevant taxing authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable law;

(3) Neither Penny nor, to Penny’s knowledge, any of its Subsidiaries, has received written notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding (“proceedings”) against, or with respect to any Taxes of, Penny or any of its Subsidiaries, and no such proceedings are currently pending;

(4) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Penny or any of its Subsidiaries that have not been finally resolved and paid in full;

(5) Neither Penny nor any of its Subsidiaries (A) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (B) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, (C) has executed or filed any power of attorney with any taxing authority which is still in effect or (D) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority;

(6) No claim has been made in writing by any taxing authority in a jurisdiction in which Penny or any of its Subsidiaries does not file a Tax Return that Penny or any of its Subsidiaries is or may be subject to taxation by such jurisdiction;

(7) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been reflected on Penny’s most recent consolidated financial statements) upon any of the assets of Penny or any of its Subsidiaries;

(8) Neither Penny nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Penny and its Subsidiaries, customary tax indemnifications contained in credit or similar agreements and the Tax Matters Agreement);

(9) Neither Penny nor any of its Subsidiaries (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Penny) or (B) has any liability for the Taxes of any person (other than Penny or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(10) Neither Penny nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) election by Penny or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law);

(11) Neither Penny nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

(12) Neither Penny nor any of its Subsidiaries has taken any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) Red Lion from being treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger

(other than a transfer by a shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c);

(13) Neither Penny nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(ii) As used in this Agreement, the term “Tax” or “Taxes” means (A) all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Governmental Entity together with all penalties and additions to tax and interest thereon and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of law) or otherwise.

(iii) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity.

(i) Certain Agreements. (i) Except for this Agreement and any other Transaction Agreement to which it is a party, as of the date hereof, neither Penny nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, officers or employees, or with any consultants that are natural persons, involving the payment of $500,000 or more per annum, (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that purports to limit the ability of Penny or any of its Subsidiaries (or, after the Effective Time, Red Lion and its Subsidiaries) to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Penny and its Subsidiaries taken as a whole, (iv) in the case of a Penny Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in connection with any other event, condition or circumstance), or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) that has as its subject matter a Penny Affiliate Transaction (as defined in Section 4.1(v)(ii)), (vi) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement, (vii) that is an options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise, (viii) requires an aggregate payment, from and after the date hereof until the end of the term of such contract, in excess of $5 million or (ix) that is a material contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon Red Lion or any of its Subsidiaries, including Penny and its Subsidiaries. All contracts, arrangements, commitments or understandings of the type described in this Section 4.1(i) (collectively referred to herein as the “Penny Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Penny. Penny has provided or made available to Navy correct and complete copies of each Penny Contract. Neither Penny nor any of its Subsidiaries has, and to the knowledge of Penny, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Penny Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Penny.

(ii) Except as set forth in Section 4.1(i)(ii) of the Penny Disclosure Letter, neither Penny nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding that, after the Effective Time, would purport to limit the ability of Nabors or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business.

(j) Benefit Plans. For purposes hereof, the following terms shall have the following meanings:

“Penny Employee Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, consultant, officer or director of Penny or any of its Subsidiaries or any beneficiary or dependent thereof that is entered into, sponsored or maintained by Penny or any of its Subsidiaries or to which Penny or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement, or arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(i) Section 4.1(j)(i) of the Penny Disclosure Letter includes a complete list of all material Penny Employee Benefit Plans.

(ii) With respect to each material Penny Employee Benefit Plan, Penny has made available to Navy a true and correct copy of each of the following, as applicable: (A) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), if any, (B) the plan documents comprising such Penny Employee Benefit Plan, including any and all amendments thereto, (C) each trust agreement, insurance contract or other funding agreement relating to such Penny Employee Benefit Plan, if any, (D) the most recent summary plan description for each Penny Employee Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Penny Employee Benefit Plan subject to Title IV of ERISA, and (F) the most recent determination letter, opinion letter or advisory letter issued by the IRS with respect to any Penny Employee Benefit Plan qualified under Section 401(a) of the Code, if any.

(iii) Section 4.1(j)(iii) of the Penny Disclosure Letter identifies each Penny Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Penny Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Penny Qualified Plan and the related trust (or a favorable opinion letter upon which Penny or its applicable Subsidiary is entitled to rely, in the case of a prototype document for which a separate determination letter is not required) that has not been revoked, and there are no circumstances, and no events have occurred, that could reasonably be expected to adversely affect the qualified status of any Penny Qualified Plan or the related trust. Section 4.1(j)(iii) of the Penny Disclosure Letter identifies each Penny Employee Benefit Plan funded through a trust that is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b)) of the Code.

(iv) All contributions required to be made to any Penny Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Penny Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full (except where Penny’s failure to timely make such contributions or pay such premiums would not result in any material liability, penalty or tax).

(v) With respect to each Penny Employee Benefit Plan, Penny and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Penny Employee Benefit Plans, and each Penny Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Penny Employee Benefit Plan or the imposition of any lien on the assets of Penny or any of its Subsidiaries under ERISA or the Code.

(vi) Neither Penny nor any of its Subsidiaries has ever maintained, sponsored or contributed to, or had an obligation to maintain, sponsor or contribute to, or had any actual or contingent liability or obligation with respect to, and no Penny

Employee Benefit Plan is, a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither Penny nor any of its Subsidiaries has any actual or contingent liability under Title IV of ERISA.

(vii) With respect to any Penny Employee Benefit Plan that is maintained outside of the United States (a “Non-US Penny Plan”), (A) if intended to qualify for special tax treatment, the Non-US Penny Plan meets the requirements for such treatment in all material respects, (B) the financial statements of Penny and its Subsidiaries accurately reflect the Non-US Penny Plan liabilities and accruals for contributions required to be paid to the Non-US Penny Plans, in accordance with applicable GAAP consistently applied, and (C) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any law or regulation in connection with a Non-US Penny Plan which could have a Material Adverse Effect on (1) any Non-US Penny Plan or (2) the condition of Penny or any of its Subsidiaries.

(viii) Neither Penny nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(ix) Section 4.1(j)(ix) of the Penny Disclosure Letter sets forth each Penny Employee Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, condition or circumstance) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of Penny or any of its Subsidiaries, or could limit the right of Penny or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Penny Employee Benefit Plan or trust.

(x) Except as set forth in Section 4.1(j)(x) of the Penny Disclosure Letter, neither Penny nor any of its Subsidiaries is a party to or maintains any plan, program, practice, agreement, arrangement, or policy that (A) would result, separately or in the aggregate, in connection with this Agreement or the transactions contemplated hereby, in the payment or provision (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of Penny or any of its Subsidiaries or (B) could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

(xi) No Penny Employee Benefit Plan provides for a tax gross-up or any similar payments or benefits with respect to the excise tax imposed under Section 4999 of the Code or the tax or penalties imposed under Section 409A of the Code.

(xii) To Penny’s knowledge, none of Penny and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Penny Employee Benefit Plans or their related trusts, Penny, any of its Subsidiaries or any person that Penny or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(xiii) There are no pending or, to Penny’s knowledge, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Penny’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Penny Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Penny Employee Benefit Plans or the assets of any of the trusts under any of the Penny Employee Benefit Plans which could reasonably be expected to result in any material liability of Penny or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (“PBGC”), the Department of Treasury, the Department of Labor, any Penny Employee Benefit Plan or any participant in a Penny Employee Benefit Plan.

(xiv) Neither Penny nor any of its Subsidiaries has any liability for life, or medical benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Penny or any of its Subsidiaries.

(xv) Each Penny Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code and any guidance issued by the Department of Treasury or the IRS thereunder, to the extent applicable to such plan.

(xvi) All Penny Stock Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) of a share of Penny Common Stock on the date of grant and no Penny Stock Option has been extended or amended, and no Penny Stock Option has been repriced, in each case since the date of grant.

(k) Subsidiaries. Exhibit 21.1 to Penny’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 26, 2014 includes all the Subsidiaries of Penny that are Significant Subsidiaries. All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Penny or by another Subsidiary of Penny are fully paid and nonassessable and are owned by Penny or a Subsidiary of Penny free and clear of any Lien.

(l) Absence of Certain Changes or Events. Since December 31, 2013, (i) Penny and its Subsidiaries have conducted their respective businesses in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on Penny.

(m) Board Approval. The Penny Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (A) approved and declared advisable this Agreement, (B) recommended that the stockholders of Penny approve and adopt this Agreement and the transactions contemplated hereby to which Penny is a party, including the Merger, and directed that such matter be submitted for consideration by Penny shareholders at the Penny Stockholders Meeting (as defined in Section 6.1(b)), and (C) approved each other Transaction Agreement to which it is a party. The Penny Board has taken all action necessary to exempt this Agreement, any other Transaction Agreement, the Merger and the other transactions contemplated by this Agreement from Section 203 of the DGCL. To the knowledge of Penny, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation (other than Section 203 of the DGCL) is applicable to this Agreement, the Merger, or the other transactions contemplated hereby.

(n) Vote Required of Penny Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Penny Common Stock to approve this Agreement (the “Required Penny Vote”) is the only vote of the holders of any class or series of Penny capital stock necessary to approve this Agreement and the transactions contemplated hereby.

(o) Properties. (i) Other than with respect to the Penny Real Properties (which are addressed in clauses (ii)-(v) of this Section 4.1(o)), Penny or one of its Subsidiaries (A) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Penny SEC Documents as being owned by Penny or one of its Subsidiaries or acquired after the date thereof that are material to Penny’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (1) statutory Liens securing payments not yet due, (2) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties and (3) mortgages, deeds of trust or security interests related to indebtedness reflected on the consolidated financial statements of Penny (such Liens in clauses (1) through (3), “Penny Permitted Liens”), and (B) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Penny SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Penny’s knowledge, the lessor.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect on Penny, Penny or one of its Subsidiaries has good and marketable either fee simple or leasehold (as the case may be) title to all real properties occupied, used or held for use in Penny’s business or reflected in the latest audited balance sheet included in the Penny SEC Documents (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (the “Penny Real Properties”), in each case free and clear of all Liens and Encumbrances other than Penny Permitted Liens and Penny Permitted Encumbrances. All aspects of the Penny Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Penny Permitted Encumbrances, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Penny Permitted Encumbrances, except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Penny.

(iii) Each of the leases and subleases pursuant to which Penny or any of its Subsidiaries leases the leased Penny Real Properties (the “Penny Real Property Leases”) is valid, binding and in full force and effect without default thereunder by the lessee or, to Penny’s knowledge, the lessor (and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Penny Real Property Lease), except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Penny. True and complete copies of all Penny Real Property Leases that are material to Penny have been made available by Penny to Navy prior to the date of this Agreement, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. There is no pending or, to the knowledge of Penny, threatened suit, action or proceeding with respect to any leased property that is material to Penny’s business which would reasonably be expected to interfere in any material respect with the quiet enjoyment of any tenant. As used herein, the term “lease” shall also include subleases, the term “lessor” shall also include any sublessor, and the term “lessee” shall also include any sublessee.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect on Penny, all buildings, structures, improvements and fixtures located on or within the Penny Real Property, and all other aspects of the Penny Real Property, (1) are in good operating condition and repair and are structurally sound and free of any defects; (2) are suitable, sufficient and appropriate in all respects for their current and contemplated uses; and (3) consist of sufficient land, parking areas, sidewalks, driveways and other improvements (and otherwise have adequate ingress and egress to public rights of way) to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted.

(v) As used herein, the term “Encumbrance” shall mean any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature. As used herein, the term “Penny Permitted Encumbrances” means easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not materially and adversely impact the use of the applicable Penny Real Property in the business as currently operated or otherwise materially and adversely impair Penny’s business operations at such location (as currently operated).

(p) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Penny, (i) Penny or its Subsidiaries own free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Penny Permitted Liens or have a valid license to use all material patents, trade secrets, copyrights, trademarks, service marks, domain names, trade names, confidential know-how and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the “Penny Intellectual Property”) necessary to carry on their business as currently conducted, (ii) the Penny Intellectual Property does not infringe, misappropriate, dilute, violate or make unauthorized use of (“Infringe”) the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the knowledge of Penny, no facts or circumstances exist that would affect the validity, substance or existence of, or Penny’s rights in, the Penny Intellectual Property, (iv) Penny and its Subsidiaries have taken reasonable actions to protect and maintain the Penny Intellectual Property, including Penny Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of Penny, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Penny Intellectual Property, nor does Penny know of any valid basis therefor.

(q) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Penny:

(i) Penny and its Subsidiaries hold, and are in compliance with all applicable permits, licenses, approvals, certifications, registrations and other governmental authorizations (“Environmental Permits”) required under all applicable foreign, federal, state and local laws, statutes, rules, regulations, ordinances, orders and decrees relating in any manner to contamination, pollution or protection of natural resources or the environment or exposure to hazardous or toxic substances, materials or wastes (“Environmental Laws”) for Penny to conduct its operations, and are in compliance with all applicable Environmental Laws;

(ii) to Penny’s knowledge, Penny and its Subsidiaries have not received or been subject to any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and Penny has no knowledge of any pending or threatened Environmental Claim; and

(iii) neither Penny nor any of its Subsidiaries has released any contaminant, pollutant or other hazardous or toxic substance, material or waste regulated as such under Environmental Laws or any other substance, material or waste that would reasonably be expected to result in liability under any Environmental Laws (collectively, “Hazardous Materials”) at, on, from or under any of the properties or facilities currently or formerly owned or leased by Penny or its Subsidiaries in violation of, or in a manner, location or quantity that would reasonably be expected to require remedial action under, any Environmental Laws.

(r) Labor and Employment Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to Penny or any of its Subsidiaries, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Penny, threatened against Penny or any of its Subsidiaries, (ii) to Penny’s knowledge, no union organizing campaign with respect to any employees of Penny or its Subsidiaries is underway or threatened, (iii) there is no unfair labor practice charge or complaint against Penny or its Subsidiaries pending or, to the knowledge of Penny, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, and (v) no charges with respect to or relating to Penny or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Section 4.1(r) of the Penny Disclosure Letter sets forth a complete list of each bargaining unit of Penny or any of its Subsidiaries that is represented by a labor union and each collective bargaining agreement or similar labor-related agreement or arrangement to which Penny or any of its Subsidiaries is a party or subject.

(s) Information Supplied. None of the information supplied or to be supplied by Penny for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement relating to the Penny Stockholders Meeting will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Penny with respect to statements made or incorporated by reference therein based on information supplied by Navy or its Affiliates for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

(t) Insurance. Penny and its Subsidiaries maintain insurance in such amounts and covering such losses and risks as, in Penny’s reasonable determination, is adequate to protect Penny and its Subsidiaries and their respective businesses and is customary for companies engaged in similar businesses in similar industries. With respect to each insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Penny, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Penny nor any of its Subsidiaries is in breach or default, and neither Penny nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Penny, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

(u) Customers. Prior to the date hereof, Penny has furnished to Navy a list of the ten largest customers of Penny (on a consolidated basis) for the calendar year ended December 31, 2013 (the “Penny Top Customers”). During the 12 months prior to the date hereof: (i) no Penny Top Customer has cancelled or otherwise terminated its relationship with Penny or any of its Subsidiaries; and (ii) no Penny Top Customer has threatened in writing to cancel or otherwise terminate its relationship with Penny or any of its Subsidiaries or its usage of the services of Penny or any of its Subsidiaries.

(v) Related-Party Transactions. (i) Except for passive ownership of less than five percent (5%) of the outstanding stock of any publicly traded entity, no member of the Support Group owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, (x) any business that competes, directly or indirectly, with Penny or its affiliates, or (y) any lessor, lessee, customer or supplier of Penny. No officer or director of Penny or any member of the Support Group has any interest in any tangible or intangible assets or real or personal property used in or pertaining to the business of Penny.

(ii) Except for employment contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Penny SEC Document, Section 4.1(v)(ii) of the Penny Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which Penny has any existing or future liabilities of the type required to be reported by Penny pursuant to Item 404 of Regulation S-K promulgated by the SEC (a “Penny Affiliate Transaction”), between Penny or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of Penny or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Penny Common Stock, or (C) any affiliate of any such officer, director or owner, since December 31, 2012, and (ii) identifies each Penny Affiliate Transaction that is in existence as of the date of this Agreement. Penny has provided or made available to Navy correct and complete copies of each contract or other relevant documentation (including any amendments or modifications thereto) providing for each Penny Affiliate Transaction.

(w) Plants and Equipment. To Penny’s knowledge, the plants, structures and equipment necessary for the continued operation of the businesses of Penny or any of its Subsidiaries are sufficient to conduct their material operations in the ordinary course of business in a manner consistent with their past practices.

(x) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Citigroup Global Markets Inc. and Tudor, Pickering, Holt & Co. Securities Inc. is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from Penny or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

(y) Opinions of Penny Financial Advisors. Penny has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Penny Common Stock. Penny has also received the opinion of Tudor, Pickering, Holt & Co. Securities Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio provided in the Merger pursuant to the Merger Agreement is fair from a financial point of view to the holders of Penny Common Stock, other than any Shares held by Penny or Merger Sub. Such opinions have not been amended in any material respect or rescinded as of the date of this Agreement.

(z) Contemplated Red Lion Financing. Penny has delivered to Navy a true and complete copy of the executed debt commitment letter (the “Red Lion Commitment Letter”), dated June 25, 2014, by and between Penny and Citigroup Global Markets Inc., pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to USHC (the “Red Lion Financing”) for use in connection with the Red Lion Restructuring and the Note Repayment. “Note Repayment” shall have the meaning set forth in the Separation Agreement. The Red Lion Commitment Letter has not been amended or modified on or prior to the date of this Agreement, and as of the date of this Agreement the commitments contained in the Red Lion Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or agreements to which Penny or any of its Subsidiaries is a party related to the funding of Red Lion Financing that could reasonably be expected to adversely affect the availability of the Red Lion Financing. Penny has fully paid any and all commitment fees or other fees in connection with the Red Lion Commitment Letter that are payable on or prior to the date hereof, and as of the date hereof, the Red Lion Commitment Letter is in full force and effect and is the legal, valid and binding enforceable obligation of Penny, and, to the knowledge of Penny, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Red Lion Financing, other than as expressly set forth in the Red Lion Commitment Letter and Penny does not have any reason to believe that the conditions to the Red Lion Financing will not be satisfied or that the Red Lion Financing will not be available to USHC on the Closing Date. As of the date hereof, subject to the accuracy of the representations and warranties of Navy set forth in Section 4.2, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Penny or, to the knowledge of Penny, any other party thereto under the Red Lion Commitment Letter.

(aa) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.1 (as modified by the Penny Disclosure Letter), or the certificates delivered pursuant to Section 7.2, neither Penny nor any of its Subsidiaries or Representatives makes any other express or implied representation or warranty with respect to Penny or any of its Subsidiaries or the transaction contemplated by this Agreement or any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and Penny disclaims any other representations or warranties, whether made by Penny or any of its affiliates or its Representatives. The parties hereto agree that neither Penny nor any other person on behalf of Penny (i) makes any representation or warranty or (ii) will have any or be subject to any liability or obligation with respect to Penny or any of its Subsidiaries regarding any projections or probable or future revenues, expenses, profitability or financial results of Penny or its Subsidiaries, any material made available to Navy or Red Lion at any time in certain “data rooms”, management presentations, “break-out” discussions, responses to questions submitted by or on behalf of Navy or Red Lion, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

4.2. Representations and Warranties of Navy. Except, with respect to any subsection of this Section 4.2, as set forth in the correspondingly identified subsection of the disclosure letter delivered by Navy to Penny concurrently herewith (the “Navy Disclosure Letter”) (it being understood by the parties that any information disclosed in one subsection of the Navy Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Navy Disclosure Letter to which the relevance of such information is reasonably apparent on its face), Navy represents and warrants to Penny as follows. For purposes of this Agreement, “Red Lion Entities” means (i) prior to completion of the Red Lion Restructuring, Nabors Completion & Production Services Co., a Delaware corporation (“Blue”), Nabors Production Services (“Royal”), a division of Nabors Drilling Canada Limited, an Alberta corporation, and their respective Subsidiaries, and (ii) from and after completion of the Red Lion Restructuring, the Red Lion Group. For purposes of this Agreement, the terms “Red Lion Group”, “Red Lion Assets” and “Red Lion Business” have the meanings set forth in the Separation Agreement, provided, for the avoidance of doubt, that “Red Lion Group” when used in this Agreement shall include only those persons that shall be members of the Red Lion Group immediately following the Red Lion Restructuring and shall not include Penny and its Subsidiaries.

(a) Organization, Standing and Power. Red Lion is an exempted company duly organized, validly existing and, if applicable, in good standing under the laws of Bermuda. Each member of the Red Lion Group will, as of the Effective Time, be a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, have all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and be duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Red Lion. True, complete and correct copies of the memorandum of association of Red Lion (the “Red Lion MOA”) and Red Lion Bye-laws as in effect on the date hereof have been made available to Penny.

(b) Capital Structure. (i) As of the date hereof, the authorized share capital of Red Lion consists of 12,000 Red Lion Common Shares. Immediately prior to the completion of the Red Lion Restructuring, the authorized share capital of Red Lion shall be US$8,000,000 consisting of 800 million common shares, each of par value US$0.01. Immediately prior to the Effective Time, (a) all of the issued and outstanding Red Lion Common Shares will be owned of record by Navy, (b) will be validly issued, fully paid and nonassessable, (c) will not be subject to or issued in violation of any preemptive rights and (d) will be owned by Navy free and clear of any liens. Immediately prior to the Effective Time, there will be issued and outstanding a number of Red Lion Common Shares equal to 12,000 plus the number of Red Lion Common Shares determined in accordance with Section 2.3 of the Separation Agreement. As of the date hereof, there are 376,193 Navy Stock Options held by an employee of Blue or Royal and there are 604,185 Restricted Navy Shares held by an employee of Blue or Royal.

(ii) No bonds, debentures, notes or other Voting Debt of Red Lion are issued or outstanding.

(iii) Except for (A) the Transaction Agreements and (B) agreements entered into and securities and other instruments issued after the date hereof as permitted by Section 5.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which any member of the Red Lion Group is a party or by which it or any such Subsidiary is bound obligating any member of the Red Lion Group to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of any member of the Red Lion Group or obligating any member of the Red Lion Group to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of any member of the Red Lion Group (A) to repurchase, redeem or otherwise acquire any shares of capital stock of any member of the Red Lion Group, or (B) pursuant to which any member of the Red Lion Group could be required to register Red Lion Common Shares or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 5.2.

(iv) Since December 31, 2013, except as permitted by Section 5.2, (A) Red Lion has not (1) issued or permitted to be issued any shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares of any member of the Red Lion Group, or (2) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more members of the Red Lion Group, any shares of any member of the Red Lion Group, and (B) Navy has not issued or permitted to be issued any shares, share appreciation rights or securities exercisable or exchangeable for or convertible into shares of Navy that will be converted into Navy Adjusted Options or Adjusted Navy Restricted Shares in accordance with Section 2.4.

(v) Section 4.2(b)(v) of the Navy Disclosure Letter identifies each award or other right granted under a Navy Stock Plan that would vest as a result of this Agreement or the transactions contemplated hereby.

(vi) At the Effective Time, all of the issued and outstanding capital stock of Merger Sub shall consist of shares of common stock, par value $.01 per share, and will be owned directly by Red Lion, and there will be (A) no other shares of capital stock or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Prior to the Effective Time Merger Sub will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Authority. (i) Navy and Red Lion have, and prior to the Penny Stockholders Meeting Merger Sub and USHC will have, all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Navy and Red Lion and prior to the Penny Stockholders Meeting will be duly authorized by all necessary corporate action on the part of Merger Sub and USHC. This Agreement has been duly executed and delivered by Navy and by Red Lion and constitutes a valid and binding obligation of Navy and of Red Lion, enforceable against Navy and against Red Lion in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Prior to the Penny Stockholders Meeting, this Agreement will be duly executed and delivered by Merger Sub and by USHC and constitutes a valid and binding obligation of Navy and of Red Lion, enforceable against Navy and against Red Lion in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Each other Transaction Agreement to which Navy or Red Lion is a party has been, or will be prior to the Effective Time, duly executed and delivered by Navy or Red Lion, as applicable, and constitutes, or will constitute at the Effective Time, a valid and binding obligation of Navy or Red Lion, as applicable, enforceable against Navy or Red Lion, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement and each other Transaction Agreement to which Navy or Red Lion is a party and the execution and delivery of this Agreement by Merger Sub and USHC does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) result in any Violation of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets pursuant to, any provision of the Red Lion MOA, Red Lion Bye-laws or equivalent governing documents of any other member of the Red Lion Group that is a Subsidiary of Navy, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Red Lion Business or any Red Lion Entity, which Violation, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Red Lion or (y) prevent, materially delay or materially impede Navy’s, Red Lion’s, Merger Sub’s or USHC’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Navy, any Red Lion Entity, Merger Sub or USHC in connection with the execution and delivery of this Agreement or any other Transaction Agreement to which Navy or Red Lion is a party by Navy, Red Lion, Merger Sub or USHC, or the consummation by Navy, Red Lion, Merger Sub or USHC of the transactions contemplated hereby or thereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Red Lion or (y) prevent, materially delay or materially impede Navy’s or Red Lion’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act or the rules and regulations of the NYSE, including the filing with the SEC of the Form S-4, (B) the filing of the Certificate of Merger with the applicable Governmental Entities required by the DGCL, (C) the filing of the Certificate of Incorporation of USHC and Merger Sub with the applicable Governmental Entities required by the DGCL, (D) notices or filings under the HSR Act and any required clearances, approvals or authorizations under any Merger Control Law and (E) any permissions or consents under Bermuda law which have been given or obtained prior to the date hereof.

(d) Financial Statements. Section 4.2(d) of the Navy Disclosure Letter contains the following financial statements (collectively, with any notes thereto, the “Red Lion Financial Statements”): (i) the audited financial statements of Blue, as of and for the fiscal year ended December 31, 2013, (ii) the unaudited financial statements of Royal, as of and for the fiscal year ended December 31, 2013, (iii) the unaudited financial statements of Blue, as of March 31, 2014, for the three month period then ended and (iv) the unaudited financial statements of Royal, as of March 31, 2014, for the three month period then ended. The Red Lion Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Red Lion Business and the consolidated results of operations, changes in shareholders’ equity and/or cash flows of the Red Lion Business, as applicable, as of the dates and for the periods shown. As of the date hereof, no member of the Red Lion Group is required to file any form, report, registration statement, prospectus or other document with the SEC.

(e) Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the Red Lion Financial Statements, (ii) liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities that are, individually and in the aggregate, immaterial to the Red Lion Business, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, the Red Lion Entities do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the financial statements of the Red Lion Business in accordance with GAAP.

(f) Compliance with Applicable Laws. The Red Lion Entities hold all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the Red Lion Business, taken as a whole (the “Red Lion Permits”), and the Red Lion Entities are, and for the two years preceding the date hereof have been, in compliance with the terms of the Red Lion Permits and all applicable laws and regulations, except where the failure so to hold or comply would not reasonably be expected to have a Material Adverse Effect on Red Lion. The Red Lion Business is not being and during the two years preceding the date hereof has not been conducted in violation of any law, ordinance

(including zoning) or regulation of any Governmental Entity, except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Red Lion. No investigation by any Governmental Entity with respect to the Red Lion Entities is pending or, to the knowledge of Red Lion, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Red Lion.

(g) Legal Proceedings. There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Navy, threatened, against or affecting any Red Lion Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Red Lion or prevent, materially delay or materially impede Navy’s or Red Lion’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against any Red Lion Entity having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Red Lion after the Effective Time.

(h) Taxes. (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Red Lion:

(1) Each member of the Red Lion Group has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all Taxes that are due and payable or claimed to be due from it by U.S. federal, state, or local or non-U.S. taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Red Lion Financial Statements;

(2) Each member of the Red Lion Group has complied in all respects with all applicable laws relating to the payment, collection, withholding and remittance of Taxes (including with respect to (A) payments made to any employees, independent contractors, creditors, shareholders or other third parties and (B) sales, use or other Taxes collected with respect to payments received from customers or other third parties), including information reporting requirements, and has timely collected, deducted or withheld and paid over to the relevant taxing authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable law;

(3) To Navy’s knowledge, no member of the Red Lion Group has received written notice of any proceedings against, or with respect to any Taxes of, any member of the Red Lion Group, and no such proceedings are currently pending;

(4) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any member of the Red Lion Group that have not been finally resolved and paid in full;

(5) No member of the Red Lion Group (A) has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect, (B) has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, (C) has executed or filed any power of attorney with any taxing authority which is still in effect or (D) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority;

(6) No claim has been made in writing by any taxing authority in a jurisdiction in which a member of the Red Lion Group does not file a Tax Return that any member of the Red Lion Group is or may be subject to taxation by such jurisdiction;

(7) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been reflected on the Red Lion Financial Statements) upon any of the assets of the Red Lion Business or any of the Red Lion Entities;

(8) No member of the Red Lion Group is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Red Lion and the Red Lion Entities, customary tax indemnifications contained in credit or similar agreements and the Tax Matters Agreement);

(9) No member of the Red Lion Group (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Red Lion, a member of the Red Lion Group, Nabors International Finance Inc., Nabors Canada, or Nabors Drilling Canada Limited) or (B) has any liability for the Taxes of any person (other than any member of the Red Lion Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(10) No member of the Red Lion Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) election by any member of the Red Lion Group under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law);

(11) No member of the Red Lion Group has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)

of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code, except any transactions entered into in connection with the Red Lion Restructuring;

(12) No member of the Red Lion Group has taken any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) Red Lion from being treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c));

(13) Red Lion (A) directly owns 100% of the stock of Merger Sub and (B) directly owns (or will be treated for U.S. federal and, to the extent permitted, state and local income Tax purposes as directly owning) 100% of the stock of USHC; and

(14) No member of the Red Lion Group has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(i) Certain Agreements. Except for this Agreement and any other Transaction Agreement to which it is a party, as of the date hereof, none of the Red Lion Entities is a party to or bound by any contract, arrangement, commitment or understanding that is intended to be conveyed to the Red Lion Group pursuant to the Separation Agreement (i) with respect to the employment of any directors, officers or employees, or with any consultants that are natural persons, involving the payment of $500,000 or more per annum, (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that purports to limit the ability of any of the Red Lion Entities to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to the Red Lion Business, (iv) that has as its subject matter a Navy Affiliate Transaction, (v) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement, (vi) that is an options, futures, forwards, swaps, hedging contracts or similar derivative contracts relating to interest rates, foreign exchange, commodity prices or otherwise, (vii) requires an aggregate payment, from and after the date hereof until the end of the term of such contract, in excess of $5 million or (viii) that is a material contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon any of the Red Lion Entities. All contracts, arrangements, commitments or understandings of the type described in this Section 4.2(i) (collectively referred to herein as the “Red Lion Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Red Lion. Navy has provided or made available to Penny correct and complete copies of each Red Lion Contract. None of the Red Lion Entities has, and to the

knowledge of Navy, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Red Lion Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Red Lion.

(j) Benefit Plans. For purposes hereof, the following terms shall have the following meanings:

“Red Lion Employee Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, consultant, officer or director of any of the Red Lion Entities or any beneficiary or dependent thereof that is entered into, sponsored or maintained by any of the Red Lion Entities, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, equity-linked award, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement, or arrangement.

(i) Section 4.2(j)(i) of the Navy Disclosure Letter includes a complete list of all material Red Lion Employee Benefit Plans.

(ii) With respect to each material Red Lion Employee Benefit Plan, Red Lion has made available to Penny a true and correct copy of each of the following, as applicable: (A) the most recent annual report (Form 5500) filed with the IRS, if any, (B) the plan documents comprising such Red Lion Employee Benefit Plan, including any and all amendments thereto, (C) each trust agreement, insurance contract or other funding agreement relating to such Red Lion Employee Benefit Plan, if any, (D) the most recent summary plan description for each Red Lion Employee Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Red Lion Employee Benefit Plan subject to Title IV of ERISA, and (F) the most recent determination letter, opinion letter or advisory letter issued by the IRS with respect to any Red Lion Employee Benefit Plan qualified under Section 401(a) of the Code, if any.

(iii) Section 4.2(j)(iii) of the Navy Disclosure Letter identifies each Red Lion Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Red Lion Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Red Lion Qualified Plan and the related trust (or a favorable opinion letter upon which the applicable Red Lion Entity is entitled to rely, in the case of a prototype document for which a separate determination letter is not required) that has not been revoked, and there are no circumstances, and no events have occurred, that could reasonably be expected to adversely affect the qualified status of any Red Lion Qualified Plan or the related trust. Section 4.2(j)(iii) of the Navy Disclosure Letter identifies each Red Lion Employee Benefit Plan funded through a trust that is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b)) of the Code).

(iv) All contributions required to be made to any Red Lion Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Red Lion Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full (except where Red Lion’s failure to timely make such contributions or pay such premiums would not result in any material liability, penalty or tax).

(v) With respect to each Red Lion Employee Benefit Plan, the Red Lion Entities have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Red Lion Employee Benefit Plans and each Red Lion Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Red Lion Employee Benefit Plan or the imposition of any lien on the assets of any of the Red Lion Entities under ERISA or the Code.

(vi) Except as set forth in Section 4.2(j)(vi) to the Navy Disclosure Letter, none of the Red Lion Entities has ever maintained, sponsored or contributed to, or had an obligation to maintain, sponsor or contribute to, or had any actual or contingent liability or obligation with respect to, and no Red Lion Employee Benefit Plan is, a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. As to any employee benefit plan sponsored, maintained, contributed to, or required to be contributed to, by a Red Lion Entity or any of its ERISA Affiliates that is subject to Title IV of ERISA (a “Title IV Plan”), except as would not reasonably be expected to have a Material Adverse Effect on the condition of any of the Red Lion Entities, (A) there has been no event or condition that presents a risk of plan termination; (B) there has been no failure to satisfy the minimum funding standards, whether or not waived, imposed by Section 302 of ERISA or Section 412 of the Code; (C) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of regulation Section 4043.1 et seq., promulgated by the PBGC have not been waived) has occurred; (D) no proceeding has been instituted under Section 4042 of ERISA to terminate the plan; (E) the Red Lion Entities and their ERISA Affiliates have made all required contributions; (F) no notice of intent to terminate such plan has been given under Section 4041 of ERISA; (G) no liability to the PBGC has been incurred (other than with respect to required premium payments), which liability has not been satisfied; (H) no withdrawal liability, within the meaning of 4201 of ERISA, for which a Red Lion Entity or any of its ERISA Affiliates could be liable has been incurred, which withdrawal liability has not been satisfied; and (I) such plan complies in form and has been operated in compliance with its terms and the requirements of all applicable laws, including ERISA and the Code. An actuarial report or valuation for the most recently completed plan year for each Title IV Plan has been made available to Penny.

(vii) With respect to any Red Lion Employee Benefit Plan that is maintained outside of the United States (a “Non-US Red Lion Plan”), (A) if intended to qualify for special tax treatment, the Non-US Red Lion Plan meets the requirements for such treatment in all material respects, (B) the financial statements of the Red Lion Entities accurately reflect the Non-US Red Lion Plan liabilities and accruals for contributions required to be paid to the Non-US Red Lion Plans, in accordance with applicable GAAP consistently applied, (C) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any law or regulation in connection with a Non-US Red Lion Plan which could have a Material Adverse Effect on (1) any Non-US Red Lion Plan or (2) the condition of any of the Red Lion Entities.

(viii) None of the Red Lion Entities, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(ix) Section 4.2(j)(ix) of the Navy Disclosure Letter sets forth each Red Lion Employee Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, condition or circumstance) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of any of the Red Lion Entities, or could limit the right of any of the Red Lion Entities to amend, merge, terminate or receive a reversion of assets from any Red Lion Employee Benefit Plan or trust.

(x) Except as set forth in Section 4.2(j)(x) of the Navy Disclosure Letter, none of the Red Lion Entities is a party to or maintains any plan, program, practice, agreement, arrangement, or policy that (A) would result, separately or in the aggregate, in connection with this Agreement or the transactions contemplated hereby, in the payment or provision (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of any of the Red Lion Entities or (B) could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

(xi) No Red Lion Employee Benefit Plan provides for a tax gross-up or any similar payments or benefits with respect to the excise tax imposed under Section 4999 of the Code or the tax or penalties imposed under Section 409A of the Code.

(xii) To Red Lion’s knowledge, none of the Red Lion Entities nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Red Lion Employee Benefit Plans or their related trusts, any of the Red Lion Entities or any person that any of the Red Lion Entities has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(xiii) There are no pending or, to Red Lion’s knowledge, threatened, claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Red Lion’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Red Lion Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Red Lion Employee Benefit Plans or the assets of any of the trusts under any of the Red Lion Employee Benefit Plans which could reasonably be expected to result in any material liability of any of the Red Lion Entities to the PBGC, the Department of Treasury, the Department of Labor, any Red Lion Employee Benefit Plan or any participant in a Red Lion Employee Benefit Plan.

(xiv) None of the Red Lion Entities has any liability for life, or medical benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any of the Red Lion Entities.

(xv) Each Red Lion Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code and any guidance issued by the Department of Treasury or the IRS thereunder, to the extent applicable to such plan.

(xvi) All Navy Stock Options granted to Red Lion Employees were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) of a share of Navy Common Stock on the date of grant and no Navy Stock Option granted to a Red Lion Employee has been extended or amended, and no Navy Stock Options granted to Red Lion Employees have been repriced, in each case since the date of grant.

(k) Subsidiaries. Section 4.2(k) of the Navy Disclosure Letter sets forth all of the Subsidiaries of Red Lion following completion of the Red Lion Restructuring. No Red Lion Entity owns any interest in any Person other than the Subsidiaries listed on Schedule 4.2(k) of the Navy Disclosure Letter. Following the Red Lion Restructuring, all of the shares of capital stock or other equity interests of each of the members of the Red Lion Group held by Red Lion or by another Subsidiary of Red Lion will be fully paid and nonassessable and owned by Red Lion or by another Subsidiary of Red Lion free and clear of any Lien.

(l) Absence of Certain Changes or Events. Since December 31, 2013, (i) Navy and the Red Lion Entities have conducted the Red Lion Business in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on Red Lion.

(m) Board Approval. The Board of Directors of Navy, by resolutions duly adopted, has approved and adopted this Agreement and approved each other Transaction Agreement to which it or any of its Subsidiaries is a party, and the Board of Directors of Red Lion, by resolutions duly adopted, has adopted this Agreement and each other Transaction Agreement to which it or any of its Subsidiaries is a party. Prior to the Penny Stockholders Meeting, the Board of Directors of each of Merger Sub and USHC, shall by resolutions duly adopted, adopt this Agreement and each other Transaction Agreement to which it is a party. To the knowledge of Navy, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger, or the other transactions contemplated hereby.

(n) Vote Required of Red Lion Shareholders. The affirmative vote of the holders of a majority of the outstanding Red Lion Common Shares, which vote has been obtained, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Merger Sub, which vote shall be obtained prior to the Penny Stockholders Meeting, are the only votes of the holders of any class or series of Navy, Red Lion, Merger Sub or USHC capital stock necessary to approve this Agreement and the transactions contemplated hereby.

(o) Properties. (i) Other than with respect to the Red Lion Real Properties (which are addressed in clauses (ii)-(v) of this Section 4.2(o)), one of the Red Lion Entities (A) has good and marketable title to all the properties and assets reflected in Red Lion Financial Statements as being owned by one of the Red Lion Entities or acquired after the date thereof that are material to the Red Lion Business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (1) statutory Liens securing payments not yet due, (2) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties and (3) mortgages, deeds of trust or security interests related to indebtedness reflected on the Red Lion Financial Statements (such Liens in clauses (1) through (3), “Red Lion Permitted Liens”), and (B) is the lessee of all leasehold estates reflected in the latest year-end financial statements included in the Red Lion Financial Statements or acquired after the date thereof that are material to the Red Lion Business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Navy’s knowledge, the lessor.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect on Red Lion, one of the Red Lion Entities has good and marketable either fee simple or leasehold (as the case may be) title to all real properties occupied, used or held for use in the Red Lion Business or reflected in the latest year-end balance sheet included in the Red Lion Financial Statements (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (the “Red Lion Real

Properties”), in each case free and clear of all Liens and Encumbrances other than Red Lion Permitted Liens and Red Lion Permitted Encumbrances. All aspects of the Red Lion Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Red Lion Permitted Encumbrances, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Red Lion Permitted Encumbrances, except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Red Lion.

(iii) Each of the leases and subleases pursuant to which any of the Red Lion Entities leases the leased Red Lion Real Properties (the “Red Lion Real Property Leases”) is valid, binding and in full force and effect without default thereunder by the lessee or, to Navy’s knowledge, the lessor (and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Red Lion Real Property Lease), except in each case where the failure to comply or the default would not reasonably be expected to have a Material Adverse Effect on Red Lion. True and complete copies of all Red Lion Real Property Leases that are material to the Red Lion Business have been made available by Navy to Penny prior to the date of this Agreement, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. There is no pending or, to the knowledge of Navy, threatened suit, action or proceeding with respect to any leased property that is material to the Red Lion Business which would reasonably be expected to interfere in any material respect with the quiet enjoyment of any tenant.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect on Red Lion, all buildings, structures, improvements and fixtures located on or within the Red Lion Real Property, and all other aspects of the Red Lion Real Property, (1) are in good operating condition and repair and are structurally sound and free of any defects; (2) are suitable, sufficient and appropriate in all respects for their current and contemplated uses; and (3) consist of sufficient land, parking areas, sidewalks, driveways and other improvements (and otherwise have adequate ingress and egress to public rights of way) to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted.

(v) As used herein, the term “Red Lion Permitted Encumbrances” means easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not materially and adversely impact the use of the applicable Red Lion Real Property in the business as currently operated or otherwise materially and adversely impair the operation of the Red Lion Business at such location (as currently operated).

(p) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Red Lion, (i) the Red Lion Entities own free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Red Lion Permitted Liens or have a valid license to use all material patents, trade secrets, copyrights, trademarks, service marks, domain names, trade names, confidential know-how and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the “Red Lion Intellectual Property”) necessary to carry on their business as currently conducted, (ii) the Red Lion Intellectual Property does not Infringe the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the knowledge of Navy, no facts or circumstances exist that would affect the validity, substance or existence of, or the Red Lion Entities’ rights in, the Red Lion Intellectual Property, (iv) the Red Lion Entities have taken reasonable actions to protect and maintain the Red Lion Intellectual Property, including Red Lion Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of Navy, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Red Lion Intellectual Property, nor does Navy know of any valid basis therefor.

(q) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Red Lion:

(i) the Red Lion Group holds, and is in compliance with all Environmental Permits required under all applicable Environmental Laws for the Red Lion Business to conduct its operations, and is in compliance with all applicable Environmental Laws;

(ii) to Navy’s knowledge, the Red Lion Group has not received any Environmental Claim applicable to any of the properties or facilities that is intended to be conveyed to the Red Lion Group pursuant to the Separation Agreement, and Navy has no knowledge of any pending or threatened Environmental Claim applicable to any such property; and

(iii) no member of the Red Lion Group has released any Hazardous Materials at, on, from or under any of the properties or facilities that is intended to be conveyed to the Red Lion Group pursuant to the Separation Agreement in violation of, or in a manner, location or quantity that would reasonably be expected to require remedial action under, any Environmental Laws.

(r) Labor and Employment Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to any member of the Red Lion Group, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Red Lion, threatened against any of the Red Lion Entities in connection with the Red Lion Business, (ii) to Red Lion’s knowledge, no union organizing campaign with respect to any employees of the Red Lion Business is underway or threatened, (iii) there is no unfair labor practice charge or complaint against any Red Lion Entities pending or, to the knowledge of Red Lion, threatened before the National Labor Relations Board or any similar state or foreign agency related to the Red Lion Business, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, and (v) no charges with respect to or relating to the Red Lion Business are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Neither Red Lion nor any of its Subsidiaries is a party to or subject to any collective bargaining agreement or other contract with any labor union or similar representative of employees and no Red Lion Employee is represented by a labor union, works council or other similar representative.

(s) Information Supplied. None of the information supplied or to be supplied by Navy for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Navy with respect to statements made or incorporated by reference therein based on information supplied by Penny or its Affiliates for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

(t) Insurance. The Red Lion Entities maintain insurance in such amounts and covering such losses and risks as, in Navy’s reasonable determination, is adequate to protect the Red Lion Entities with respect to the Red Lion Business and is customary for companies engaged in similar businesses in similar industries. With respect to each insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Red Lion, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) none of the Red Lion Entities is in breach or default, and none of the Red Lion Entities has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Navy, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

(u) Customers. Prior to the date hereof, Navy has furnished to Penny a list of the ten largest customers of the Red Lion Business (on a consolidated basis) for the calendar year ended December 31, 2013 (the “Red Lion Top Customers”). During the 12 months prior to the date hereof: (i) no Red Lion Top Customer has cancelled or otherwise terminated its relationship with any of the Red Lion Entities; and (ii) no Red Lion Top Customers has threatened in writing to cancel or otherwise terminate its relationship with the Red Lion Entities or its usage of the services of the Red Lion Business.

(v) Related-Party Transactions. Section 4.2(v) of the Navy Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements primarily related to the Red Lion Business that will not terminate prior to the Effective Time pursuant to the Separation Agreement under which Navy has any existing or future liabilities of the type that would be required to be reported by Red Lion pursuant to Item 404 of Regulation S-K promulgated by the SEC if it were an SEC reporting company (a “Navy Affiliate Transaction”), between any Red Lion Entity, on the one hand, and, on the other hand, any (A) present or former officer or director of Navy or a Red Lion Entity or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the common stock of Navy, or (C) any affiliate of any such officer, director or owner (but not including, for the avoidance of doubt, Navy or any Subsidiary of Navy that is not a Red Lion Entity), since December 31, 2012, and (ii) identifies each Navy Affiliate Transaction that is in existence as of the date of this Agreement. Navy has provided or made available to Penny correct and complete copies of each contract or other relevant documentation (including any amendments or modifications thereto) providing for each Navy Affiliate Transaction.

(w) Plants and Equipment. To Navy’s knowledge, the plants, structures and equipment necessary for the continued operation of the Red Lion Business are sufficient to conduct their material operations in the ordinary course of business in a manner consistent with their past practices.

(x) Ownership of Penny Common Stock. Neither Navy nor any of its affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of Penny as defined in Section 203 of the DGCL.

(y) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Goldman, Sachs & Co. and Lazard Frères & Co. LLC (the fees of which will be paid by Navy) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from any member of the Red Lion Group in connection with any of the transactions contemplated by this Agreement.

(z) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4.2 (as modified by the Navy Disclosure Letter), or the certificates delivered pursuant to Section 7.1, neither Navy nor any of its Subsidiaries or Representatives makes any other express or implied representation or warranty with respect to Navy, Red Lion or any of the Red Lion Entities, or any of their respective Subsidiaries, the transaction contemplated by this Agreement or any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and Navy disclaims any other representations or warranties, whether made by Navy, Red Lion or any of their respective affiliates or Representatives. The parties hereto agree that neither Navy nor any other person on behalf of Navy (i) makes any representation or warranty or (ii) will have any or be subject to any liability or obligation with respect to Navy, Red Lion or any of the Red Lion Entities, or any of their respective Subsidiaries, regarding any projections or probable or future revenues, expenses, profitability or financial results of Red Lion or any of the Red Lion Entities, any material made available to Penny at any time in certain “data rooms”, management presentations, “break-out” discussions, responses to questions submitted by or on behalf of Penny, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1. Covenants of Penny. During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement, Penny agrees as to itself and its Subsidiaries that, except as expressly permitted or expressly contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto), as set forth in Section 5.1 of the Penny Disclosure Letter, as required by applicable law, or to the extent that Navy shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) Ordinary Course. Penny and its Subsidiaries shall carry on their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Notwithstanding the foregoing, no failure to act by Penny or any of its Subsidiaries with respect to matters specifically prohibited by any other provisions of this Section 5.1 shall be deemed a breach of the preceding sentence. Penny shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ operating policies in any respect that is material to Penny, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities (A) incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in Section 5.1(a) of the Penny Disclosure Letter, in the aggregate, or (B) required on an emergency basis or for the safety of individuals or compliance with Environmental Laws in an amount not exceeding $5 million net of insurance coverage for any individual event or occurrence, provided that Penny shall notify Navy as promptly as practicable of such expenditure, (iv) enter into or amend any agreement that has as its subject matter a Penny Affiliate Transaction, or (v) except in the ordinary course of business consistent with past practice, enter into any agreement that would constitute a Penny Contract had such agreement been in effect on the date hereof or amend or terminate any Penny Contract in any material respect, or waive or grant any release or relinquishment of any material rights under, or renew, any Penny Contract.

(b) Dividends; Changes in Stock. Without limitation to Section 2.3(d), except for transactions solely among Penny and its wholly owned Subsidiaries, Penny shall not, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine, subdivide, consolidate or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination, subdivision, consolidation or reclassification of capital stock of a wholly owned Subsidiary of Penny or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of Penny to Penny or another wholly owned Subsidiary of Penny) or (iii) repurchase, redeem or otherwise acquire, or permit any

Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except (A) for any wholly owned Subsidiary of Penny, or (B) as required by the Penny Stock Plans, Penny Employee Benefit Plans or employment agreement of Penny disclosed to Navy prior to the date hereof (including in connection with the payment of any exercise price or Tax withholding in connection with the exercise or vesting of Penny Stock Options and Restricted Penny Shares).

(c) Issuance of Securities. Penny shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, Penny Share Units, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Penny Common Stock required to be issued upon the exercise or settlement of Penny Stock Options under the Penny Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Penny Stock Plan in effect on the date hereof, (ii) issuances of Penny Stock Options and Restricted Penny Shares granted under Penny Stock Plans to employees and directors in an aggregate amount not to exceed 17,000 shares of Penny Common Stock, or (iii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Penny.

(d) Governing Documents, Etc. Penny shall not amend or propose to amend the Penny Charter or the Penny By-laws or, except as permitted pursuant to Section 5.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly owned Subsidiary of Penny.

(e) No Acquisitions. Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and for which the fair market value of the total consideration paid by Penny and its Subsidiaries in such Acquisitions does not exceed in the aggregate $100 million, or (ii) are Acquisitions of inventory in the ordinary course of business consistent with past practice, Penny shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging, amalgamating or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Penny; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, mergers, amalgamations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (B) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions. Other than (i) any sale, lease, assignment, encumbrances or other disposition of inventory in the ordinary course of business consistent with past practice and (ii) dispositions of assets (including Subsidiaries) if the book value thereof does not exceed in the aggregate $5 million, Penny shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets.

(g) Indebtedness. Penny shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Penny or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt (including related premiums and expenses), (ii) utilization of Penny’s existing credit line, provided the total balance outstanding does not exceed $350 million in the aggregate, solely for purposes of (x) working capital and the making of capital expenditures, in each case in the ordinary course of business consistent with past practice or (y) acquisitions permitted by Section 5.1(e), or (iii) indebtedness of any Subsidiary of Penny to Penny or to another Subsidiary of Penny; provided, however, that nothing in this Section 5.1(g) shall prohibit Penny from granting customers customary trade credit in the ordinary course of business and consistent with past practices.

(h) Other Actions. Penny shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect or delay the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 6.3(b)(i).

(i) Accounting Methods; Tax Matters. Except as disclosed in any Penny SEC Document filed prior to the date hereof, Penny shall not change in any material respect its material methods of accounting in effect at December 31, 2013, except as required by changes in GAAP or applicable law, as concurred with by Penny’s independent auditors. Penny shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes or surrender any right to claim a refund of a material amount of Taxes.

(j) Tax-Free Qualification. Penny shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) Red Lion from being treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c).

(k) Compensation and Benefit Plans. Except as required by applicable law, Penny shall not and shall not permit its Subsidiaries to: (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director, officer, employee or other service provider of Penny or any of its Subsidiaries; provided that such increases in cash compensation shall be permitted for any individual who is not a director or senior executive of Penny in the ordinary course of business consistent with past practice, but the aggregate amount of all such increases among all such individuals shall not exceed $20 million (on an annualized basis); (ii) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any director, employee or other service provider of Penny or any of its Subsidiaries or otherwise pay any amount to which any director, employee or other service provider of Penny or any of its Subsidiaries is not entitled; (iii) establish, adopt, or become a party to any new employment, severance, retention, change in control, or consulting agreement or any employee benefit or compensation plan, program, commitment, policy, practice, arrangement, or agreement or amend, suspend or terminate any Penny Employee Benefit Plan; provided that this clause shall not prohibit Penny or its Subsidiaries from hiring at-will employees to replace employees who have left employment, so long as such hiring (and the applicable employment terms) are consistent with past practice; (iv) modify any Penny Stock Option, Restricted Penny Share, Penny Share Unit or other equity-based award; (v) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Penny Employee Benefit Plan; or (vi) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement or other contract with any labor union, except as required by the terms of any collective bargaining agreement or other contract with any labor union in effect on the date hereof.

(l) No Liquidation. Penny shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Litigation. Penny shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material litigation other than settlements or compromises of litigation where (i) the amount paid (less the amount reserved for such matters by Penny and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed $1 million and (ii) if such settlement or compromise involves a grant of injunctive relief against Penny or any of its Subsidiaries, such injunctive relief would not reasonably be expected to materially impair the business of Penny and its Subsidiaries, taken as a whole.

(n) Insurance. Penny shall not, and shall not permit any of its Subsidiaries to, purchase any policies of directors’ and officers’ liability insurance, except for renewals or replacement of such directors’ and officers’ liability insurance with annual premiums no more than 200% of the annual premium paid by Penny with respect to the Existing D&O Policy.

(o) Non-Competition. Penny shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement, commitment or understanding that, after the Effective Time, would purport to limit the ability of Navy or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or that requires referrals of business.

(p) Other Agreements. Penny shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.

5.2. Covenants of Navy. During the period from the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement, Navy agrees as to the Red Lion Entities and the Red Lion Business that, except as expressly permitted or expressly contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto) (including as necessary for the Red Lion Restructuring), as set forth in Section 5.2 of the Navy Disclosure Letter, as required in connection with the Red Lion Restructuring or the Separation Agreement, as required by applicable law, or to the extent that Penny shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) Ordinary Course. Navy and its Subsidiaries shall carry on the Red Lion Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the Red Lion Business organization, maintain its rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with employees, customers, suppliers and others having business dealings with the Red Lion Business to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Notwithstanding the foregoing, no failure to act by Navy or any of its Subsidiaries with respect to matters specifically prohibited by any other provisions of this Section 5.2 shall be deemed a breach of the preceding sentence. Navy and its Subsidiaries shall not (i) permit any member of the Red Lion Group to enter into any new material line of business, (ii) change its or its Subsidiaries’ operating policies in any respect that is material to the Red Lion Business, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities (A) incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in Section 5.2(a) of the Navy Disclosure Letter, in the aggregate, and (B) required on an emergency basis or for the safety of individuals or compliance with Environmental Laws in an amount not exceeding $5 million net of insurance coverage for any individual event or occurrence, provided that Navy, or a member of the Red Lion Group, shall notify Penny as promptly as practicable of such expenditure, (iv) enter into or amend any agreement that has as its subject matter a Navy Affiliate Transaction, or (v) except in the ordinary course of business consistent with past practice, enter into any agreement that would constitute a Red Lion Contract had such agreement been in effect on the date hereof or amend or terminate any Red Lion Contract in any material respect, or waive or grant any release or relinquishment of any material rights under, or renew, any Red Lion Contract.

(b) Dividends; Changes in Stock. Except for transactions solely among Red Lion and Navy or its wholly owned Subsidiaries, or as contemplated by the Separation Agreement, Navy shall not permit any member of the Red Lion Group to, (i) declare or pay any dividends on or make other distributions in respect of any of its equity securities, (ii) split, combine, subdivide, consolidate or reclassify any capital stock or issue or authorize or propose the issuance or authorization of any other securities of any member of the Red Lion Group in respect of, in lieu of or in substitution for, shares (except for any split, combination, subdivision, consolidation or reclassification of capital stock of a wholly owned Subsidiary of Red Lion or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of Red Lion to Red Lion or another wholly owned Subsidiary of Red Lion) or (iii) repurchase, redeem or otherwise acquire, or permit any member of the Red Lion Group to redeem, repurchase or otherwise acquire, any of its shares or any securities convertible into or exercisable for any of its shares, except for any wholly owned Subsidiary of Red Lion.

(c) Issuance of Securities. Red Lion shall not, nor shall it permit any of the member of the Red Lion Group to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its shares of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Red Lion.

(d) Governing Documents, Etc. Red Lion shall not amend or propose to amend the Red Lion MOA or the Red Lion Bye-laws or, except as permitted pursuant to the Red Lion Restructuring or Section 5.2(e) or (f), enter into, or permit any member of the Red Lion Group to enter into, a plan of consolidation, merger, amalgamation or reorganization with any person other than a wholly owned Subsidiary of Red Lion.

(e) No Acquisitions. Other than Acquisitions that: (i) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby, and (A) for which the fair market value of the total consideration paid by the Red Lion Entities in such Acquisitions does not exceed in the aggregate $100 million, or (B) are Acquisitions of inventory in the ordinary course of business consistent with past practice, Red Lion shall not, and shall not permit any member of the Red Lion Group to, acquire or agree to acquire, by merging, amalgamating or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Red Lion and that are Red Lion Assets; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, mergers, amalgamations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (B) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions. Other than (i) any sale, lease, assignment, encumbrances or other disposition of inventory in the ordinary course of business consistent with past practice and (ii) dispositions of assets (including Subsidiaries) if the book value thereof does not exceed in the aggregate $5 million, Navy shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of the Red Lion Assets.

(g) Indebtedness. Red Lion shall not, and shall not permit any member of the Red Lion Group to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Red Lion or any member of the Red Lion Group or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt (including related premiums and expenses), (ii) utilization of Red Lion’s existing credit line, provided the total balance outstanding does not exceed $350 million in the aggregate, solely for (x) purposes of working capital and the making of capital expenditures, in each case in the ordinary course of business consistent with past practice or (y) acquisitions permitted by Section 5.2(e), (iii) indebtedness of any member of the Red Lion Group to another member of the Red Lion Group, (iv) indebtedness or guarantees that would not be Red Lion Liabilities (as defined in the Separation Agreement), or (v) in connection with the Red Lion Financing; provided, however, that nothing in this Section 5.2(g) shall prohibit Red Lion from granting customers customary trade credit in the ordinary course of business and consistent with past practices. At or prior to the Closing, Red Lion shall, and shall cause each member of the Red Lion Group to, pay, discharge, compromise, settle, terminate or otherwise satisfy or cause to be paid, discharged, compromised, settled, terminated or otherwise satisfied in full all indebtedness for borrowed money (other than the Notes (as defined in the Separation Agreement), the Red Lion Financing and indebtedness under the Debt Financing Agreements) all guarantees any such indebtedness and all debt securities or warrants or rights to acquire any debt securities of Red Lion as well as all Liens related to any of the foregoing. Red Lion shall obtain customary debt payoff letters and related ancillary documents in respect of the foregoing, including evidence of the release of all Liens related thereto, and deliver true copies thereof to Penny at least two business days prior to the Closing Date.

(h) Other Actions. Navy shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or would reasonably be expected (unless such action is required by applicable law) to, adversely affect or delay the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 6.3(b)(i).

(i) Accounting Methods; Tax Matters. Red Lion shall not change in any material respect its material methods of accounting in effect at December 31, 2013 to the extent it relates solely to the Red Lion Business, except as required by changes in GAAP or applicable law as concurred with by Red Lion’s or Navy’s independent auditors. Navy shall not permit any Red Lion Entity to, make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle, compromise or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes or surrender any right to claim a refund of a material amount of Taxes.

(j) Tax-Free Qualification. Navy and Red Lion shall not, and shall not permit any of the Red Lion Entities to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) Red Lion from being treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)).

(k) Compensation and Benefit Plans. Except as required by applicable law or in connection with actions generally applicable to employees of Navy and its Subsidiaries in the relevant jurisdictions that are not specifically targeted at employees of the Red Lion Entities, Navy shall not and shall not permit the Red Lion Entities to: (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director, officer, employee or other service provider of any member of the Red Lion Group (or who would be a director, officer, employee or other service provider of any member of the Red Lion Group as of the Effective Time); provided that such increases in cash compensation shall be permitted for any individual who is not a director or senior executive of Red Lion in the ordinary course of business consistent with past practice, but the aggregate amount of all such increases among all such individuals shall not exceed $20 million (on an annualized basis); (ii) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any director, employee or other service provider of Red Lion or any member of the Red Lion Group (or who would be a director, employee or other service provider of Red Lion or any member of the Red Lion Group as of the Effective Time) or otherwise pay any amount to which any director, employee or other service provider of any member of the Red Lion Group is not entitled (or who would be a director, employee or other service provider of Red Lion or any member of the Red Lion Group as of the Effective Time); (iii) establish, adopt, or become a party to any new employment, severance, retention, change in control or consulting agreement or any employee benefit or compensation plan, program, commitment, policy, practice, arrangement, or agreement or amend, suspend or terminate any Red Lion Employee Benefit Plan; provided that this clause shall not prohibit the Red Lion Entities from hiring at-will employees to replace employees who have left employment, so long as such hiring (and the applicable employment terms) are consistent with past practice; (iv) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Red Lion Employee Benefit Plan; (v) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement or other contract with any labor union, except as required by the terms of any collective bargaining agreement or other contract with any labor union in effect on the date hereof; (vi) take any action that would constitute a “plant closing” or “mass layoff” at any Red Lion Facility (as defined in the Separation Agreement) under the Worker Adjustment and Retraining Notification Act or (vii) transfer the employment or service relationship of any employee of, or independent contractor providing services to a Red Lion Entity so that such individual is no longer employed by or contracted with a Red Lion Entity.

(l) No Liquidation. Red Lion shall not, and shall not permit any of the members of the Red Lion Group to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Litigation. Navy shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material litigation primarily relating to the Red Lion Business if such settlement or compromise involves a grant of injunctive relief against Red Lion or any of the Red Lion Entities unless injunctive relief would not reasonably be expected to materially impair the Red Lion Business.

(n) Insurance. Navy shall not permit any member of the Red Lion Group to purchase any policies of directors’ and officers’ liability insurance, except to the extent set forth in Section 6.10(c).

(o) Non-Competition. Navy shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement, commitment or understanding that, after the Effective Time, would (1) purport to limit the ability of Red Lion or any of its Subsidiaries to compete in those lines of business and those geographic areas in which the Red Lion Group will be permitted to engage immediately following the Effective Time pursuant to the Alliance Agreement (including with any person with whom the Red Lion Group will be permitted to engage in business immediately following the Effective Time pursuant to the Alliance Agreement) or (2) require Red Lion or any of its Subsidiaries to refer business.

(p) Other Agreements. Navy shall not, and shall not permit any of the Red Lion Entities to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited to be taken by such person by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. Preparation of Proxy Statement; Penny Stockholders Meeting. (a) (i) As promptly as practicable following the date of this Agreement, Navy and Penny shall cooperate in preparing, and shall file, as applicable, with the SEC a proxy statement relating to the Penny Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and a registration statement on Form S-4 with respect to the issuance of Red Lion Common Shares in the Merger (such registration statement on Form S-4, and any amendments or supplements thereto, the “Form S-4”), in which the Proxy Statement will be included as a prospectus. Each of Navy and Penny shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act and the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Penny shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Penny Common Stock as promptly as practicable after the Form S-4 is declared effective.

(ii) If at any time prior to the Effective Time there shall occur (i) any event with respect to Penny or any of its Subsidiaries, or with respect to other information supplied by Penny for inclusion in the Form S-4 or the Proxy Statement or (ii) any event with respect to Navy, or with respect to information supplied by Navy for inclusion in the Form S-4 or the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement, to the Form S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Penny.

(iii) Each of Navy and Penny shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between Penny or any of its representatives, or Navy or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. Navy and Penny shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement as promptly as practicable. Navy and Penny shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

(b) Penny shall duly take all lawful action to call, set a record date for, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (including any adjournment or postponement thereof, the “Penny Stockholders Meeting”) for the purpose of obtaining the Required Penny Vote with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Penny may adjourn or postpone the Penny Stockholders Meeting, (i) after consultation with Navy, and with Navy’s consent (not to be unreasonably withheld, conditioned or delayed) if as of the time for which the Penny Stockholders Meeting is originally scheduled there are insufficient shares of Penny Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business as such meeting or to obtain the Required Penny Vote, (ii) after consultation with Navy, to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Penny has determined after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Penny stockholders prior to the Penny Stockholders Meeting, (iii) if Penny has delivered a written notice of a Superior Proposal or an Intervening Event in accordance with Section 6.4(b) and the applicable time periods contemplated by Section 6.4(b) for revisions to this Agreement would extend beyond the Penny Stockholders Meeting, until a date no earlier than five Business Days following the time at which such time periods have expired (or, if earlier, the date three Business Days before the End Date) and no more than 15 Business Days following the time at which such time periods have expired or (iv) if Merger Sub has not become a party to this Agreement prior to the mailing of the Proxy Statement. Unless it is permitted to make a Change in Penny Recommendation (as defined below) pursuant to Section 6.4(b), Penny shall use reasonable best efforts to solicit the approval of its stockholders of the matters comprising the Required Penny Vote and the Penny Board shall recommend approval of the matters comprising the Required Penny Vote by the stockholders of Penny to the effect as set forth in Section 4.1(n) (the “Penny Recommendation”) and shall not (nor shall any committee thereof) (w) withdraw, qualify or modify (or propose to withdraw, qualify or modify) in any manner adverse to Navy such recommendation, (x) fail to include the such recommendation in the Proxy Statement, (y) take any action with respect to any tender offer or exchange offer for the shares of Penny Common Stock (including by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) other than a recommendation against such offer that reaffirms the Penny Recommendation or (z) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any letter of intent, agreement, commitment or agreement in principle with respect to any Acquisition Proposal (collectively, a “Change in Penny Recommendation”). Notwithstanding any Change in Penny Recommendation, unless this Agreement shall have been terminated in accordance with its terms, Penny shall submit this Agreement to the stockholders of Penny at the Penny Stockholders Meeting for the purpose of approving the matters comprising the Required Penny Vote, and nothing contained herein shall be deemed to relieve Penny of such obligation.

6.2. Access to Information; Confidentiality. Subject to the agreement, dated as of February 28, 2014 between Penny and Blue (the “Confidentiality Agreement”), and subject to applicable law, upon reasonable notice, each of Navy, Red Lion and Penny shall, and shall cause its respective Subsidiaries to, afford to each other and their respective officers, directors, employees, accountants, counsel, financial advisors, accountants and other agents and representatives (collectively, “Representatives”), reasonable access during normal business hours and upon reasonable prior notice during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each of Red Lion and Penny shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) all other information concerning its business, properties and personnel as Navy or Penny may reasonably request. No review pursuant to this Section 6.2 shall affect any representation or warranty made by any party in this Agreement or any certificate delivered pursuant hereto. Each party will hold, and will cause its respective Representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Any such investigation pursuant to this Section 6.2 shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Navy, Red Lion or Penny, as the case may be. No party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. Notwithstanding the foregoing, no party shall be required to disclose personnel records relating to individual performance or evaluation records, medical histories, or other information the disclosure of which would violate applicable law. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

6.3. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and in no event after the End Date, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity, including pursuant to the HSR Act, and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party agrees (i) (A) to make, as promptly as practicable, and in any event no later than 15 Business Days from the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (B) to make, as promptly as reasonably practicable such other notifications and filings as are required under any Merger Control Laws with respect to the transactions contemplated hereby that the Parties agree are required to be made, and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, or Merger Control Law by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Merger Control Law and to secure any clearances and authorizations under Merger Control Laws on or before the End Date.

(b) Each of Navy and Penny shall, in connection with the efforts referenced in Section 6.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or teleconference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, (i) if (A) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree (including the HSR Act), (B) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Merger or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree (including the HSR Act) or that would otherwise prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (C) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, then (ii) each of Penny and Navy shall use its reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including agreeing to sell, swap, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, or selling, swapping, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or asset in a specified manner, which would resolve such objections, actions or proceedings such that the Merger can reasonably likely to be consummated by the End Date. Notwithstanding the foregoing or any other provision in this

Agreement to the contrary, nothing in this Section 6.3 shall require, or be deemed to require the taking of any of the foregoing actions: (x) by any member of the Navy Group (as defined in the Separation Agreement); or (y) by any other party that (i) is not conditional on the consummation of the Merger or (ii) would reasonably be expected to result in a Material Adverse Effect on the Red Lion Business or Red Lion after giving effect to the Merger.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any of the events specified in Section 6.3(c)(i)(B) or (C) occurs, then each of Navy and Penny shall cooperate in all respects with each other and use its reasonable best efforts, subject to Section 6.3(c), to vigorously contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Merger or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Navy and Penny shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

(e) Each of Penny and Navy and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

6.4. Acquisition Proposals. (a) Except as permitted by this Section 6.4, Penny shall not, and shall cause each of its Subsidiaries (and any of the employees or directors of it or its Subsidiaries) not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer relating to, any transaction (other than any the transaction permitted or contemplated by this Agreement) to effect (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the consolidated assets (including stock of its Subsidiaries) of Penny and its Subsidiaries, taken as a whole, based on fair market value, (B) any direct or indirect sale of, or tender or exchange offer for, Penny’s voting securities, in one or a series of related transactions, that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 15% or more of Penny’s total voting power (or of the surviving parent entity in such transaction) or (C) any direct or indirect sale (including through acquisition of stock in any Subsidiary of Penny), in one or a series of related transactions, of assets or businesses of Penny or its Subsidiaries constituting 15% or more of the consolidated assets or revenues of Penny and its Subsidiaries, taken as a whole (any such proposal, offer or transaction (other than a proposal or offer made by Navy or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data relating to Penny or any of its Subsidiaries to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or (iii) approve, recommend, execute or enter into, or propose to approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other agreement related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 6.4(b)(i)) or propose or agree to do any of the foregoing. Nothing in this Section 6.4 shall prohibit Penny, or its Board of Directors, directly or indirectly through any officer, employee or Representative, informing any person that Penny is a party to this Agreement and referring such person to this Section 6.4.

(b) Notwithstanding anything in this Agreement to the contrary, Penny or the Penny Board shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2, or make any “stop-look-listen” communication to the Penny stockholders pursuant to Rule 14d-9(f), each as promulgated under the Exchange Act with regard to an Acquisition Proposal, provided that this Section 6.4(b)(A) shall not permit Penny or the Penny Board to make a Change in Penny Recommendation except as expressly permitted by Section 6.4(b)(C) or Section 6.4(b)(D), (B) engage in any discussions or negotiations with, or provide any confidential information or data and afford access to the business, properties, assets, books or records of Penny or any of its Subsidiaries to, any person in response to an unsolicited (after the date hereof) bona fide, written Acquisition Proposal by any such person made after the date hereof under circumstances not resulting from any breach of this Section 6.4, (C) effect a Change in Penny Recommendation or terminate this Agreement in accordance with Section 8.1(h) in order to enter into a binding written agreement with respect to a Superior Proposal, in each case in response to an unsolicited (after the date hereof) bona fide written Acquisition Proposal by any such person made after the date hereof under circumstances not resulting from any breach of this Section 6.4 or (D) effect a Change in Penny Recommendation in response to an Intervening Event, in each case if and only to the extent that:

(i) in the case of clause (B) above, (I) the Penny Stockholders Meeting has not occurred, (II) Penny has complied with this Section 6.4 in all material respects, (III) the Penny Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (IV) prior to providing any information or data or access (in each case as described in clause (B) above) to any person in connection with an Acquisition Proposal, Penny shall enter into a confidentiality agreement with such person having provisions as to confidentiality that are no less favorable to Penny than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), provided that such confidentiality agreement shall not prohibit compliance by Penny with any of the provisions of this Section 6.4;

(ii) in the case of clause (C) above, (I) the Penny Stockholders Meeting has not occurred, (II) Penny has complied with this Section 6.4 in all material respects, (III) the Penny Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its outside legal counsel, has determined in good faith that failure to take such action would be inconsistent with the fiduciary duties of the directors of Penny under applicable law and that, (IV) Penny has notified Navy in writing, at least three Business Days in advance, of its intention to effect such action (which notice shall include a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto); provided that such notice shall be given again in the event of any revision to the financial terms or other material terms such Superior Proposal; provided, further, however, that such subsequent three Business Day notice period shall be shortened to the longer of two Business Days and the time remaining on the prior notice period if the only change to the material terms of such Superior Proposal is a change of price, (V) prior to taking such action, Penny has, and has caused its financial and legal advisors to, negotiate with Navy in good faith to enable Navy to propose in writing revisions to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (VI) following the end of such notice period, the Penny Board shall have considered in good faith any changes to this Agreement proposed in writing by Navy, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that notwithstanding such proposed changes, such Acquisition Proposal remains a Superior Proposal; and

(iii) in the case of clause (D) above, (I) the Penny Stockholders Meeting has not occurred, (II) Penny has complied with this Section 6.4(b)(iii) in all material respects, (III) the Penny Board, after consultation with its outside legal counsel, has determined in good faith that failure to make a Change in Penny Recommendation would be inconsistent with the fiduciary duties of the directors of Penny under applicable law, provided, however, that such action shall not be in response to an Acquisition Proposal or a Superior Proposal (which is addressed in clause (ii) above), (IV) Penny has notified Navy in writing, at least three Business Days in advance, of its intention to effect a Change in Penny Recommendation (which notice shall include a reasonable description of the Intervening Event that serves as the basis of such Change in Penny Recommendation); provided that such three Business Day notice shall be given again in the event of any change to the material facts and circumstances relating to such Intervening Event, (V) prior to effecting such a Change in Penny Recommendation, Penny has, and has caused its financial and legal advisors to, negotiate with Navy in good faith to enable Navy to propose in writing revisions the terms and conditions of this Agreement in such a manner that would obviate the need for making such Change in Penny Recommendation, and (VI) following the end of such notice period, the Penny Board shall have considered in good faith any changes to this Agreement proposed in writing by Navy, and shall have determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, the failure to make a Change in Penny Recommendation would be inconsistent with the fiduciary duties of the directors of Penny under applicable law.

(c) Penny shall notify Navy as promptly as practicable of any request for information related to a potential Acquisition Proposal or any Acquisition Proposal received by Penny or any of its Representatives, orally and in writing, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such Acquisition Proposal (including a copy thereof if in writing and any related available material documentation or correspondence), and in any event Penny shall provide written notice to Navy of such Acquisition Proposal or requests for information and initiation of such discussions or negotiations by the end of the Business Day (New York time) following the day on which such event occurs. Penny agrees that it will keep Navy promptly and reasonably apprised of the status and material terms of any such Acquisition Proposal (including whether withdrawn or rejected) and the status and nature of all information requested, and in any event Penny shall provide Navy with written notice of any material development with respect to any of the foregoing by the end of the Business Day (New York time) following the day on which such development occurs. Penny also agrees to provide Navy with any information that it provides to the third party making the request therefor substantially contemporaneously with providing such information to such third party, unless Navy has already been provided with such information.

(d) Penny (i) will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing solicitation, knowing encouragement, knowing facilitation, discussions or negotiations with any third parties (other than Navy and its affiliates and its and their Representatives) conducted heretofore with respect to any Acquisition Proposal, (ii) will not, and will cause its Subsidiaries not to, release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal and (iii) will and will cause its Subsidiaries to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Penny agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.4. Penny shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to any person by or on behalf of Penny or any of its Subsidiaries.

(e) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Penny Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, timing and other aspects of the proposal, all conditions contained therein and the person making the proposal, is more favorable to the stockholders of Penny, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Penny in response to such Acquisition Proposal); provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.4(a), except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”.

(f) For purposes of this Agreement, “Intervening Event” means a material Event that was not known by or reasonably foreseeable to the Penny Board, as of the signing of this Agreement (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or understood by, or not reasonably foreseeable by, the Penny Board as of the signing of this Agreement), which Event, magnitude or consequence becomes known to the Penny Board before obtaining the Required Penny Vote; provided, that (i) in no event shall any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 6.3 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any changes in prevailing economic or market conditions of the securities, credit or financial markets in the United States or elsewhere or any changes or events, affecting the industries in which the Red Lion Business operates generally, including changes in market prices (except to the extent those changes or events have a materially disproportionate effect on the Red Lion Business relative to other similarly situated participants in the industries in which it operates) constitute an Intervening Event, (iii) in no event shall any failure, in and of itself, by the Red Lion Business to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics constitute an Intervening Event (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account) and (iv) in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

6.5. Stock Exchange Listing. Red Lion and Navy shall use reasonable best efforts to cause (i) the Red Lion Common Shares to be issued in the Merger, (ii) the Red Lion Common Shares to be owned by Navy following the Red Lion Restructuring and (iii) the Red Lion Common Shares to be reserved for issuance upon the exercise of an option to acquire Red Lion Common Shares, to be approved for listing on NYSE, subject to official notice of issuance, prior to the Closing Date.

6.6. Employee Benefit Plans. Nothing contained in this Agreement shall (a) constitute or be deemed to be an amendment to any Penny Employee Benefit Plan or Red Lion Employee Benefit Plan or any other compensation or benefit plan, program, practice, policy, agreement or arrangement of Penny, Navy, Red Lion, the Surviving Corporation or any of their respective Subsidiaries; (b) prevent the amendment or termination of any Penny Employee Benefit Plan or Red Lion Employee Benefit Plan or interfere with the right or obligation of Red Lion, Navy or the Surviving Corporation to make such changes as are deemed necessary to conform with applicable law or regulation (including Section 409A of the Code); or (c) limit the right of Red Lion, Navy, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment or service of any employee or other service provider at any time.

6.7. Section 16 Matters. Assuming that Penny delivers to Red Lion the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Red Lion, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders (as defined below) of Penny of Red Lion Common Shares in exchange for shares of Penny Common Stock (including Restricted Penny Shares) pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Penny to Red Lion prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders of a person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insiders,” with respect to a person, shall mean those officers and directors of such person who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.8. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 8.2 hereof and except that (a) if the Merger is consummated, Red Lion or the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer Taxes imposed on either Penny or Red Lion or their Subsidiaries in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form S-4 and filing fees paid to Governmental Entities with respect to the transactions contemplated hereby pursuant to the HSR Act shall be shared equally by Navy and Penny.

6.9. Governance. (a) Navy and Red Lion shall cause the number of directors that will comprise the full Board of Directors of Red Lion on the Closing Date to be seven (7), consisting of the following individuals: Randall C. McMullen, Jr., Michael K. Roemer, H. H. Wommack, Laura Doerre, Siggi Meissner, William Restrepo and Joshua E. Comstock; provided, that if Penny and Navy reasonably determine that a majority of the members the Board of Directors of Red Lion would not be independent directors pursuant to the standard of independence under the rules and regulations of the NYSE (“Independent Directors”) if composed of such seven individuals, then, prior to the mailing of the Proxy Statement, Navy shall designate one or more Independent Directors to replace individuals on the foregoing list who are not Independent Directors so as to ensure that a majority of the members the Board of Directors of Red Lion would be Independent Directors; provided, further, that in such a case Navy shall replace the fewest number of individuals necessary to ensure that a majority of the members the Board of Directors of Red Lion would be Independent Directors; and provided, further, that any references in this Agreement to an individual who has been so replaced shall be deemed to be references to the designated replacement. The Board of Directors of Red Lion shall be divided into three classes. Randall C. McMullen, Jr. and Laura Doerre shall be in the first class of directors, Michael K. Roemer and Siggi Meissner shall be in the second class of directors, and H. H. Wommack, William Restrepo and Joshua E. Comstock shall be in the third class of directors. Each director in the first class shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve initially until the conclusion of the first annual general meeting of the shareholders of Red Lion following the Effective Time, and subsequently shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve for three-year terms, each concluding at the third annual general meeting of the shareholders of Red Lion after such class of directors was last appointed or reappointed. Each director in the second class shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve initially until the conclusion of the second annual general meeting of the shareholders of Red Lion following the Effective Time, and subsequently shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve for three-year terms, each concluding at the third annual general meeting of the shareholders of Red Lion after such class of directors was last appointed or reappointed. Each director in the third class shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve initially until the conclusion of the third annual general meeting of the shareholders of Red Lion following the Effective Time, and subsequently shall (unless such director ceases to be in office in accordance with the Red Lion Bye-laws) serve for three-year terms, each concluding at the third annual general meeting of the shareholders of Red Lion after such class of directors together was last appointed or reappointed. At each annual election thereafter, the successors of the directors of the class whose term expires in that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire each year.

(b) The committees of the Board of Directors of Red Lion shall be comprised fully of independent directors and shall initially be an audit committee, a compensation committee and a governance and nominating committee. At or prior to the Effective Time, Red Lion will adopt governance guidelines providing that, in the event any director has a conflict of interest with Red Lion with regard to an item, such conflicted director shall not participate in any discussions or voting related to the conflicted item.

(c) On or prior to the Effective Time, the Board of Directors of Red Lion shall take such actions as are necessary to cause the individuals set forth in Exhibit 6.9(c) to be elected or appointed to the offices of Red Lion specified in such Exhibit as of the Effective Time.

(d) Effective as of the Effective Time, the current Chief Executive Officer of Penny shall be the chairman of the Board of Directors of Red Lion.

(e) Until the end of the Standstill Period, (i) Red Lion shall cause each of Laura Doerre, Siggi Meissner and William Restrepo, or, if one of them has resigned, died, or is otherwise unable to serve as director for any reason, a replacement thereof designated in writing by Navy (each a “Navy Selected Director”) to be included in Red Lion’s slate of nominees for election as directors of Red Lion at its annual meeting of shareholders at the end of their term, and shall use its reasonable best efforts to cause the election of the Navy Selected Directors to Red Lion’s Board of Directors (including recommending that the Red Lion’s shareholders vote in favor of the election of the Navy Selected Directors (along with all other Red Lion nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which Red Lion supports its other nominees in the aggregate) and (ii) if any Navy Selected Director has resigned, died, or is otherwise unable to serve as director for any reason, Red Lion shall cause a replacement of such Navy Selected Director designated in writing by Navy to be installed in office in replacement of such Navy Selected Director within 20 Business Days of the delivery of such written notice unless such individual is not qualified serve on the Board of Directors of Red Lion pursuant to Red Lion’s corporate governance guidelines and the governance and nominating committee of the Red Lion Board of Directors has delivered written notice to Navy of such disqualification within such 20 Business Day period (in which case Navy will have the right to designate an alternative replacement pursuant to this clause (ii)).

(f) Effective as of the Effective Time, the name of Red Lion shall be “C&J Energy Services Ltd.”

(g) The Red Lion Common Shares will trade under the ticker symbol “CJES.”

6.10. Indemnification; Directors’ and Officers’ Insurance. (a) Without limiting any other rights that any Indemnified Party may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Effective Time, Red Lion shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Penny or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Penny or any of its Subsidiaries or is or was serving at the request of Penny or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, Penny as of the date hereof.

(b) For a period of six years after the Effective Time, Red Lion shall, or shall cause the Surviving Corporation to, maintain in effect, for the benefit of the Indemnified Parties with respect to their acts or omissions as directors and officers of Penny and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), the current policies of directors’ and officers’ liability insurance maintained by Penny (the “Existing D&O Policy”); provided that, (i) Red Lion may, or may cause the Surviving Corporation to, substitute therefor a policy or policies with limits, terms and conditions that are no less advantageous to the insured; (ii) neither Red Lion nor the Surviving Corporation shall be required to pay annual premiums for the Existing D&O Policy (or for any substitute policy or policies) in excess of 200% of the annual premium paid by Penny with respect to the Existing D&O Policy as of the date hereof, which is set forth in Section 6.10 of the Penny Disclosure Letter (the “Insurance Amount”); and (iii) if such premiums for the such insurance would at any time exceed the Insurance Amount, then Red Lion shall maintain, or cause the Surviving Corporation to maintain, policies of insurance that, in Red Lion’s good faith determination, provide the maximum coverage available at an annual premium equal to the Insurance Amount. In lieu of the foregoing, Red Lion may, or may cause the Surviving Corporation to, at its option, purchase, from one or more insurers reasonably acceptable to Penny, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering each Indemnified Party with respect to their acts or omissions as directors and officers of Penny and its Subsidiaries, as applicable, occurring prior to Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms and conditions, including limits, not less favorable in the aggregate than the terms and conditions contained in the current policies of directors’ and officers’ liability insurance maintained by Navy, such policy or policies to become effective at the Effective Time and remain in effect for a period of six years after the Effective Time.

(c) If Red Lion or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Red Lion, as the case may be, shall assume the obligations set forth in this Section 6.10.

(d) The provisions of this Section 6.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.11. Public Announcements. Navy and Penny shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12. Stockholder Litigation. Subject to applicable law, each of Penny and Navy shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against such party and/or its directors or executive officers relating to the Merger and the other transactions contemplated by this Agreement. Each party agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against such party or its directors, executive officers or similar persons by any stockholder of such party relating to the Merger or the other transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

6.13. Red Lion Financing.

(a) Penny shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Red Lion Commitment Letter without the prior written consent of Navy, if such amendments, modifications or waivers would reasonably be expected to (i) modify the aggregate amount of the Red Lion Financing, (ii) impose new or additional conditions to the receipt of the Red Lion Financing that would reasonably be expected to (A) expand in any material respect the conditions precedent or contingencies to the funding at Closing, (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, or (C) materially adversely impact the ability of Penny to enforce its rights against the other parties to the Red Lion Commitment Letter. Penny shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Red Lion Financing on the terms and conditions described in or contemplated by the Red Lion Commitment Letter, including using reasonable best efforts to (1) maintain in effect the Red Lion Commitment Letter (provided, that (x) Penny may amend, restate, supplement or otherwise modify the Red Lion Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Red Lion Commitment Letter as of the date hereof and make other changes to the Red Lion Commitment Letter in order to effectuate the foregoing, (y) Penny may increase the amount of the Red Lion Financing, in each case so long as such action would not reasonably be expected to prevent or materially delay the consummation of the Red Lion Financing or the transactions contemplated by the Transaction Agreements, and (z) Penny shall disclose to Navy promptly its intention to amend, modify, waive or replace the Red Lion Commitment Letter, shall keep Navy reasonably apprised of the status and proposed terms and conditions thereof, and shall upon Navy’s written request, promptly furnish to Navy copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement), (2) satisfy on a timely basis all conditions and covenants applicable to Penny in the Red Lion Commitment Letter and otherwise comply with its obligations thereunder, (3) (i) furnish the report of Penny’s auditor on the most recently available audited consolidated financial statements of Penny and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the Red Lion Financing, (ii) furnish any financial statements, schedules or other financial data or information relating to Penny as may be reasonably necessary to consummate the Red Lion Financing, including financial statements, financial data, pro forma financial statements, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering, reasonably required in connection with the Red Lion Financing or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Red Lion Commitment Letter (all such information in these clauses (i) and (ii), the “Penny Required Information”) (3) finalize and enter into definitive agreements with respect thereto (the “Debt Financing Agreements”) on the terms and conditions contemplated by the Red Lion Commitment Letter (or terms and conditions (including the flex provisions) no less favorable to Red Lion than the terms and conditions in the Red Lion Commitment Letter), (4) timely (taking into account the expected timing of the Marketing Period) prepare the necessary marketing materials with respect to the Red Lion Financing and (5) commence the syndication and/or marketing activities contemplated by the Red Lion Commitment Letter (taking into account the expected timing of the Marketing Period) and (6) consummate the Red Lion Financing at or prior to Closing. Penny shall (x) furnish to Navy complete, correct and executed copies of the Debt Financing Agreements, (y) give Navy prompt notice of any material breach by any party of any of the Red Lion Commitment Letter or the Debt Financing Agreements of which Penny becomes aware or any termination thereof and (z) upon Navy’s request, otherwise keep Navy reasonably informed of the status of Penny’s efforts to arrange the Red Lion Financing (or any replacement thereof). If any portion of the Red Lion Financing becomes unavailable on the terms and conditions contemplated in the Red Lion Commitment Letter (including the flex provisions) or from sources contemplated in the Red Lion Commitment Letter, Penny shall use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources for the same purposes as the purposes of the Red Lion Financing in an amount not less than $938,070,225 upon terms and conditions not less favorable, taken as a whole, to Red Lion than those in the Red Lion Commitment Letter as promptly as practicable following the occurrence of such event, including using reasonable best efforts to enter into definitive agreements with respect thereto, provided, that Penny shall not be required to seek or accept any such alternate financing if the terms or conditions thereof are less favorable, taken as a whole, to Red Lion than the Red Lion Financing to be replaced, including with respect to economic terms and conditions.

(b) Prior to the Closing, each of Navy and Red Lion shall and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its respective Representatives to, provide to Penny, at Penny’s sole expense, all reasonable cooperation reasonably requested by Penny that is necessary in connection with the Red Lion Financing, including using reasonable best efforts to (i) furnish audited consolidated balance sheets and related statements of income, comprehensive income, equity and cash flows of the Red Lion Business (or, at the reasonable request of Penny, of Blue and Royal) for the three most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date (which have been prepared in accordance with GAAP and Regulation S-X and include an audit opinion for each period that has not been withdrawn); (ii) furnish unaudited consolidated balance sheets and related statements of income, comprehensive income, equity and cash flows of the Red Lion Business (or, at the reasonable request of Penny, of Blue and Royal) for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) (which have been prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with SAS 100) (and the equivalent interim period in the prior fiscal year); (iii) furnish the report or reports of the Red Lion Business’s auditor (or, at the reasonable request of Penny, of Blue’s and Royal’s auditor) on the latest three years of audited financial statements of the Red Lion Business (or, at the reasonable request of Penny, of Blue and Royal) ended at least ninety (90) days prior to the Closing Date and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor or auditors to provide customary comfort letters and bring down comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the Red Lion Financing; (iv) cooperate with Penny and providing assistance to Penny in connection with the preparation of a pro forma consolidated statement of operations for the most recent fiscal year ended at least 90 days before the Closing Date, a pro forma balance sheet and related pro forma consolidated statement of operations for the most recent interim period ended at least 45 days prior to the Closing Date, and a pro forma consolidated statement of operations for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, in each case prepared giving effect to the transactions contemplated on the Closing Date as if such business combination had occurred at the beginning of the applicable period (in the case of income statements) or the end of the applicable period (in the case of balance sheets) (which pro forma financial statements for the most recent year and interim period would be prepared in accordance with Rule 11-02 of Regulation S-X); and (v) furnish any other financial statements, schedules or other financial data or information reasonably requested by Penny as may be reasonably necessary to consummate the Red Lion Financing, including financial statements, financial data, pro forma financial statements, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering on Form S-1 (including any financial statements required by Rule 3-05 of Regulation S-X), reasonably required in connection with the Red Lion Financing or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort and comfort on the pro forma financial statements) from independent accountants in connection with the offering(s) of debt securities contemplated by the Red Lion Commitment Letter (all such information in these clauses (i) through (v), the “Red Lion Required Information” and, collectively with the Penny Required Information, the “Required Information”), (vi) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Red Lion Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Red Lion Financing (including, upon request, senior management and Representatives, with appropriate seniority and expertise, of Navy), (vii) assist with the preparation of customary materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Red Lion Financing (including the delivery of one or more customary representation letters), (viii) cause the taking of corporate actions by Navy and its Subsidiaries reasonably necessary to permit the completion of the Red Lion Financing, (ix) facilitate the execution and delivery at the Closing of definitive documents related to the Red Lion Financing on the terms contemplated hereby, (x) cooperate with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets, (xi) provide to the financing sources all documentation and other information reasonably requested by such sources that such sources reasonably determine is required by regulatory authorities with respect to Red Lion under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (xii) use reasonable best efforts to cooperate in obtaining consents, legal opinions, surveys and title insurance as reasonably requested by Penny and customary for financings similar to the Red Lion Financing and cooperation in connection with obtaining or preparing lien searches, UCC filings, perfection certificates, incumbency certificates, solvency certificates, joinders, evidences of authority, notices, closing certificates, charters and other governing documents, and good standing certificates, and the creation and perfection of security interests in the collateral related to the Red Lion Financing, (xiii) ensure that there are no competing issues, offerings, arrangements or placements of debt securities or syndicated commercial bank or other credit facilities of Navy being offered, placed or arranged during the Marketing Period, (xiv) use their commercially reasonable efforts to cause the auditors who audited the financial statements included in the Required Information (a) to cooperate in connection with the preparation of offering documents, including reviewing and commenting on any offering memoranda utilized in connection with the financing and (b) to participate in customary auditor’s due diligence sessions with the financing sources, (xv) provide reasonable access to the financing sources and their counsel in connection with the Red Lion Financing to the books and records of the Company for purposes of completing their due diligence, including minute books, contracts and any and all other documents customarily reviewed by banks, initial purchasers and underwriters in connection with financing transactions; (xvi) to the extent the initial purchasers in any offering of securities request the inclusion of “Recent Developments” in an offering memorandum which includes the results of the most recently completed quarterly period or the results of the current quarterly period which has not completed, provide such results to the extent reasonably available, (xvii) take such actions as are reasonably requested by Penny or its financing sources to facilitate the satisfaction on a timely basis of all conditions to the Red Lion Financing that are within its control, and (xviii) cooperate in procuring, prior to the date that is twenty (20) consecutive calendar days prior to the Closing Date, corporate and facilities ratings for the Red Lion

Financing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Navy or its Subsidiaries. None of Navy or any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Red Lion Financing or any of the foregoing, prior to the Effective Time, unless such action is contingent upon the Closing. If the Closing does not occur, Penny shall indemnify and hold harmless Navy, Red Lion, their respective Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action, claim, arbitration, litigation or suit brought by a third party related to the arrangement of the Red Lion Financing (including any action taken in accordance with this Section 6.13(b)) and any information utilized in connection therewith (other than historical information relating to Red Lion or its Subsidiaries or other information furnished by or on behalf of Red Lion or its Subsidiaries), except to the extent that such liabilities, losses, damages, claims, costs expenses, interests, awards, judgments and penalties arise from the willful misconduct, gross negligence or bad faith of Navy, Red Lion, their Subsidiaries or Representatives. Navy hereby consents to the reasonable use of Navy’s and its Subsidiaries’ logos in connection with the Red Lion Financing, provided that such logos are used in a manner that is not intended to harm or disparage Navy or any of its Subsidiaries or the reputation or goodwill of Navy or any of its Subsidiaries. Penny shall be responsible for all out-of-pocket, third party fees and expenses related to the Red Lion Financing (including all fees under commitment letters and all indemnity claims under any of them).

(c) At or immediately prior to the Effective Time, Penny shall, and shall cause its Subsidiaries to, permanently (x) terminate the credit facility specified in Section 6.13(c) of the Penny Disclosure Letter and all related contracts to which Penny or any of its Subsidiaries is a party and (y) cause to be released any Liens on its assets relating to such terminated credit facility.

6.14. Standstill.

(a) Unless approved in advance in writing by at least two-thirds of the directors of the Board of Directors of Red Lion, Navy agrees that neither it nor any of its controlled affiliates will, and that it will use its reasonable best efforts to cause its directors and officers not to, directly or indirectly, except as otherwise provided in this Agreement, until the end of the Standstill Period:

(i) acquire, directly or indirectly, beneficial ownership of any additional Red Lion Common Shares or other equity securities of Red Lion, other than (i) by exercising any preemptive rights available to Navy or its affiliates or (ii) as the result of any stock split, stock dividend, bonus issue, share subdivision, reverse stock split or similar transaction (provided, however, for the avoidance of doubt, that notwithstanding the foregoing Navy and its controlled affiliates may purchase, in the aggregate, a number of Red Lion Common Shares equal to the number they have sold from after Closing (as adjusted for any stock split, stock dividend, bonus issue, share subdivision, reverse stock split or similar transaction); enter into arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other person in connection with any of the foregoing; or

(ii) enter into arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other person in connection with any of the foregoing; or

(iii) request, propose or otherwise seek, in each case in a manner that would require public disclosure, any amendment or waiver of the provisions contained in clauses (i)-(ii) above.

(b) Unless approved in advance in writing by at least two-thirds of the directors of the Board of Directors of Red Lion, Navy agrees that neither it nor any of its directors, officers or controlled affiliates will, directly or indirectly, except as otherwise provided in this Agreement, until the end of the Standstill Period:

(i) seek, make or take any action to solicit or encourage any offer or proposal for any merger, amalgamation consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization or similar transaction involving Red Lion;

(ii) “solicit” or become a “participant” in any “solicitation” of any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Red Lion Common Shares in connection with any vote on any matter (whether or not relating to the election or removal of directors), or agree or announce its intention to vote with any person undertaking a “solicitation”;

(iii) form or join in or in any way participate in a “group” as defined under Section 13(d)(3) of the Exchange Act or the rules promulgated thereunder with respect to any Red Lion Common Shares or other equity securities of Red Lion;

(iv) grant any proxies to any third party with respect to any Red Lion equity securities (other than as recommended by the Board of Directors of Red Lion) or deposit any Red Lion equity securities in a voting trust or enter into any other arrangement, understanding or agreement (whether written or oral) with a third party with respect to the voting thereof;

(v) seek, alone or in concert with other persons, additional representation on, or propose any changes to the size of, the board of directors of Red Lion;

(vi) enter into arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other person in connection with any of the foregoing; or

(vii) request, propose or otherwise seek, in each case in a manner that would require public disclosure, any amendment or waiver of the provisions contained in clauses (i)-(vi) above.

(c) The “Standstill Period” shall begin on the Closing Date and end upon the earlier to occur of (a) the five-year anniversary of the Effective Time and (b) the date that Navy beneficially owns less than 15% of all issued and outstanding Red Lion Common Shares.

(d) During the Standstill Period, if either (i) any Navy Selected Director is not nominated by the Board of Directors of Red Lion for election at Red Lion’s annual meeting of shareholders at the end of its term or (ii) any Navy Selected Director has resigned, died, or is otherwise unable to serve as director for any reason, then Navy shall designate the replacement of such Navy Selected Director by written notice to Red Lion, and such designee shall be installed in office in replacement of such Navy Selected Director within 20 Business Days of the delivery of such written notice unless such individual is not qualified serve on the Board of Directors of Red Lion pursuant to Red Lion’s corporate governance guidelines and the governance and nominating committee of the Red Lion Board of Directors has delivered written notice to Navy of such disqualification within such 20 Business Day period (a “Good Faith Disqualification Notice”) (in which case Navy will have the right to designate an alternative replacement). Notwithstanding anything herein to the contrary, if such designee is not installed in office in replacement of such Navy Selected Director within such 20 Business Day period and a valid, timely Good Faith Disqualification Notice has not been delivered to Navy, then the Standstill Period shall immediately and automatically terminate.

6.15. Transfer Restrictions.

(a) During the Standstill Period, Navy will not, and will cause its Subsidiaries not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of), any Red Lion Common Shares or any securities convertible into, exercisable for, or exchangeable for Red Lion Common Shares, or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Red Lion Common Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Red Lion Common Shares or other securities, in cash or otherwise (collectively, “Transfer”), other than:

(i) in accordance with the volume and manner of sale restrictions of Rule 144 under the Securities Act;

(ii) pursuant to a resale shelf registration statement filed by Red Lion pursuant to the Registration Rights Agreement or any other registration statement filed by Red Lion with respect to Red Lion Common Shares held by Navy (including in an underwritten “bought deal” or a widely distributed public offering or at-the-market sales, in each case that is not structured to circumvent the requirements of clause (iii) below);

(iii) to any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) who has not filed a Schedule 13D with regard to Red Lion and is not required to file a Schedule 13D after giving effect to such Transfer (a “Passive Investor”) if (x) such Passive Investor will beneficially own less than 10% of the issued and outstanding Red Lion Common Shares (the “Ownership Limit”) following such Transfer or (y) such Transfer is made after Navy has complied with the Right of First Refusal set forth in Section 6.18;

(iv) to Red Lion upon its exercise of the Right of First Refusal set forth in Section 6.18;

(v) to Navy or one of its wholly owned Subsidiaries; or

(vi) with the approval of at least two-thirds of the directors of the Board of Directors of Red Lion.

For the avoidance of doubt, the issuance, sale or transfer of Navy equity or debt shall not constitute a Transfer for purposes of this Agreement; provided, however, that the issuance, sale or transfer of any of the equity securities of any Subsidiary of Navy that, directly or indirectly, owns Red Lion Common Shares shall be a Transfer of Red Lion Common Shares that is subject to the restrictions on Transfer set forth in this Agreement (to the extent applicable).

(b) Notwithstanding anything herein to the contrary, until the end of the Standstill Period, Navy may not Transfer any Red Lion Common Shares or any securities convertible into, exercisable for, or exchangeable for Red Lion Common Shares to any Competitor without the approval of at least two-thirds of the directors of the Board of Directors of Red Lion (including the Chairman of the Board). “Competitor” means the persons listed in Section 6.15(b) of the Penny Disclosure Letter; provided that Red Lion and Navy shall review such list of persons from time to time and it shall be modified with the mutual agreement of Navy and the Board of Directors of Red Lion.

(c) During the Standstill Period, Navy will notify Red Lion in writing of its intent to engage in the Transfer of Red Lion Common Shares to any person (other than a wholly owned Subsidiary of Navy), and the number of shares it intends to Transfer, not less than three Business Days before, and not more than 93 days before, engaging in such Transfer.

6.16. Lock-up. Navy will not, for a period commencing on the Closing Date and ending 180 days after the Closing Date, Transfer Red Lion Common Shares or any securities convertible into, exercisable for, or exchangeable for Red Lion Common Shares.

6.17. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Red Lion or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations of the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action.

6.18. Right of First Refusal.

(a) If Navy proposes to Transfer any Red Lion Common Shares or any securities convertible into, exercisable for, or exchangeable for Red Lion Common Shares in reliance on Section 6.15(a)(iii)(y) (collectively, the “Offered Shares”) and has received a bona fide offer from one or more third parties to buy any Offered Shares, then, prior to Transferring such Offered Shares, Navy shall give written notice (the “Offer Notice”) to Red Lion describing the proposed Transfer including (i) the amount of Offered Shares to be Transferred, (ii) the consideration to be paid, (iii) the name and address of each prospective transferee, (iv) all material terms and conditions of the Transfer, and (v) Navy’s offer to sell the Offered Shares to Red Lion for the same purchase price and on the same material terms and conditions as contained in the offer of such third party or parties. The Offer Notice constitutes an irrevocable offer by Navy to sell to Red Lion the Offered Shares on the terms set forth in the Offer Notice.

(b) Red Lion has the right, subject to applicable law, to purchase all, but not less than all, of the Offered Shares at the price and on the other terms set forth in the Offer Notice (the “Right of First Refusal”), if Red Lion gives written notice of the exercise of such right to Navy within five days (the “Refusal Period”) after the date of receipt of the Offer Notice. If Red Lion shall not have delivered a notice in accordance with this Section 6.18(b) before the end of the Refusal Period, then Red Lion will be deemed to have elected not to accept the offer to purchase the Offered Shares specified in the Offer Notice. If Red Lion does not exercise its Right of First Refusal to purchase all of the Offered Shares within the Refusal Period, then Navy may, not later than 20 days following delivery to Red Lion of the Offer Notice, sell, or enter into a binding agreement to sell, the Offered Shares, at a price not lower than the price set forth in the Offer Notice, and on terms and conditions otherwise not materially more favorable to the transferee, than those described in the Offer Notice. Any proposed transfer at a lower price, or otherwise on terms and conditions materially more favorable to the transferee than those described in the Offer Notice, shall again be subject to the rights of Red Lion hereunder and Navy may not sell any Offered Shares without repeating the foregoing procedures.

(c) If Red Lion shall have agreed to purchase the Offered Shares, Red Lion shall consummate its purchase by delivering, against receipt of certificates or other instruments representing the Offered Shares being purchased, appropriately endorsed, the aggregate purchase price to be paid by it via wire transfer of immediately available funds to an account specified by Navy not less than two Business Days before the closing date, which will be the latest of (i) five days after delivery of the notice by Red Lion to Navy of its acceptance of Navy’s offer, (ii) five days after the satisfaction of all Conditions or (iii) such other date agreed to in writing by Navy and Red Lion. “Conditions” means (a) the expiration of all waiting periods and receipt of all required consents and approvals from (i) any Governmental Entity or (ii) any other person, if in the case of this clause (ii), the failure to obtain a consent or approval from such person would reasonably be expected to have a material adverse effect on the ability of the parties to consummate such transaction, (b) compliance with all laws applicable to such transaction and (c) the absence of any injunction or similar legal order preventing such transaction.

6.19. Tax Matters.

(a) Restructuring Tax Opinion. Navy and Red Lion, on the one hand, and Penny, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a tax opinion from Deloitte & Touche, LLP (“Navy Tax Counsel”) to Navy, Red Lion and Blue, dated as of the Closing Date, in form and substance reasonably satisfactory to Navy (and any similar opinion to be attached as an exhibit to the Form S-4), substantially to the effect that for U.S. federal income tax purposes the distribution by Nabors Industries, Inc., a Delaware corporation, of NCPS and the distribution by Nabors International Finance Inc., a Delaware corporation, of NCPS should qualify as Tax-free pursuant to Section 355 of the Code (the “Restructuring Tax Opinion”). Each of Navy, Red Lion and Blue shall use its reasonable best efforts to deliver to Navy Tax Counsel for purposes of the Restructuring Tax Opinion a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Navy, Red Lion or Blue, as applicable, and containing representations of Navy, Red Lion or Blue, as applicable, in each case, as shall be reasonably necessary or appropriate to enable Navy Tax Counsel to render the Restructuring Tax Opinion.

(b) Merger Tax Opinion. Navy and Red Lion, on the one hand, and Penny, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a tax opinion from Fried, Frank, Harris, Shriver & Jacobson LLP (“Penny Tax Counsel”) to Penny, dated as of the Closing Date, in form and substance reasonably satisfactory to Penny (and any similar opinion to be attached as an exhibit to the Form S-4), substantially to the effect that for U.S. federal income tax purposes the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and Red Lion should be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Red Lion immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) (the “Merger Tax Opinion”). Each of Navy, Red Lion, Blue and Penny shall use its reasonable best efforts to deliver to Penny Tax Counsel for purposes of the Merger Tax Opinion a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Navy, Red Lion, Blue or Penny, as applicable, and containing representations of Navy, Red Lion, Blue or Penny, as applicable, in each case, as shall be reasonably necessary or appropriate to enable Penny Tax Counsel to render the Merger Tax Opinion.

(c) Change in Law. Notwithstanding anything in this Agreement to the contrary, in the event that prior to the Closing Date legislation is enacted, or the parties reasonably believe that legislation will be enacted with an effective date prior to or after the Closing Date, which would cause Red Lion to be treated as a domestic corporation for U.S. federal income Tax purposes, this Agreement shall be amended to provide for (i) the merger of a newly formed Subsidiary of Penny with and into Blue, with Blue surviving such merger as a direct wholly owned Subsidiary of Penny and (ii) the acquisition by Penny (or a Subsidiary of Penny) of Royal.

6.20. Obligations of Red Lion and Merger Sub. Navy shall take all action necessary to cause Red Lion and Merger Sub to perform their respective obligations under or related to this Agreement in accordance with and subject to the terms and conditions set forth in this

Agreement. Prior to the Penny Stockholders Meeting, Navy shall (a) cause the Board of Directors of Merger Sub and USHC, by resolutions duly adopted, to adopt this Agreement and (b) cause an affirmative vote of the holders of a majority of the outstanding shares of common stock of Merger Sub approving this Agreement and the transactions contemplated hereby to be obtained.

6.21. Reorganization Post-Merger.

(a) Immediately after the Merger, Red Lion will transfer all of the equity interests in the Surviving Corporation to a limited liability company to be organized under the laws of Luxembourg that will be a direct wholly owned Subsidiary of Red Lion (“LuxCo”), and promptly thereafter LuxCo will transfer all of the equity interests in the Surviving Corporation to USHC.

(b) LuxCo will timely file an election with the IRS to be treated as an entity disregarded as separate from Red Lion for U.S. federal income tax purposes.

6.22. Share Calculation. At or prior to the Closing, Penny shall deliver a certificate signed on behalf of Penny by the Chief Executive Officer and Chief Financial Officer of Penny stating (a) the correct total number of shares of Penny Common Stock (including Restricted Penny Shares) issued between the date hereof and the Effective Time and (b) the correct total number of shares of Penny Common Stock subject to issuance upon the exercise or payment of any Penny Stock Options that were issued between the date hereof and the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived in whole or in part by Penny and Navy to the extent permitted by applicable law:

(a) Stockholder Approval. The Required Penny Vote shall have been obtained.

(b) Exchange Listing. The Red Lion Common Shares to be issued in the Merger and the Red Lion Common Shares to be held by Navy shall have been authorized for listing on NYSE, subject to official notice of issuance.

(c) Requisite Regulatory Approvals. The waiting period (including any extension thereof) applicable to the Merger under the HSR Act (the “Requisite Regulatory Approvals”) shall have been terminated or shall have expired.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall be pending.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any Governmental Entity of competent jurisdiction (an “Injunction”) enjoining or prohibiting the consummation of the Merger shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered or enforced in respect of the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

(f) Red Lion Restructuring. The Red Lion Restructuring shall have been completed in accordance with the Separation Agreement.

7.2. Conditions to Obligations of Navy and Merger Sub. The obligation of Navy and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived in whole or in part by Navy to the extent permitted by applicable law:

(a) Representations and Warranties.

(i) The representations and warranties of Penny set forth in Sections 4.1(b)(i), 4.1(b)(iii), 4.1(b)(vi)(1)-(4), 4.1(l), 4.1(m) and 4.1(n) shall be true and correct other than in de minimis respects, as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects only as of the specified date);

(ii) the representations and warranties of Penny set forth in Sections 4.1(b)(vi)(5) and (6), 4.1(c)(i), 4.1(i)(ii) and 4.1(x) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

(iii) the other representations and warranties of Penny contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Penny.

Navy shall have received a certificate signed on behalf of Penny by the Chief Executive Officer and Chief Financial Officer of Penny to such effect.

(b) Performance of Obligations of Penny. Penny shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Navy shall have received a certificate signed on behalf of Penny by the Chief Executive Officer and Chief Financial Officer of Penny to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Penny.

(d) Tax Opinion. Navy shall have received the Restructuring Tax Opinion from Navy Tax Counsel, dated the Closing Date.

(e) FIRPTA Certificate. Penny shall have delivered to Navy a certificate, signed under penalties of perjury and dated within thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that Penny is not, nor has been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code, together with a copy of a notice to the IRS, signed by Penny, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

(f) Note Repayment. Proceeds from the Red Lion Financing sufficient to complete the Note Repayment shall be available.

(g) Material Agreements. The consents, approvals and other deliverables with respect to agreements that are listed in Section 7.2(g) of the Penny Disclosure Letter shall have been obtained and shall remain in full force and effect.

7.3. Conditions to Obligations of Penny. The obligation of Penny to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived in whole or in part by Penny to the extent permitted by applicable law:

(a) Representations and Warranties.

(i) The representations and warranties of Navy set forth in Sections 4.2(b)(i), 4.2(b)(iii), 4.2(l), 4.2(m) and 4.2(n) shall be true and correct other than in de minimis respects, as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct other than in de minimis respects only as of the specified date);

(ii) the representations and warranties of Navy set forth in Sections 4.2(c)(i) and 4.2(y) shall be true and correct in all material respects as of the date hereof and as of immediately prior to the Effective Time as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct in all material respects only as of the specified date); and

(iii) the other representations and warranties of Navy contained in this Agreement that are not so qualified (disregarding all qualifications and exceptions contained therein regarding materiality and Material Adverse Effect) shall be true and correct, in each case as of the date hereof and as of immediately prior to the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Navy.

Penny shall have received a certificate signed on behalf of Navy by the Chairman and Chief Executive Officer and by the Chief Financial Officer of Navy to such effect.

(b) Performance of Obligations of Navy. Navy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Penny shall have received a certificate signed on behalf of Navy by the Chairman and Chief Executive Officer and the Chief Financial Officer of Navy to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Event that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Red Lion.

(d) Red Lion Bye-laws. The Red Lion Bye-laws shall have been amended so as to be in the form of Exhibit D.

(e) Tax Opinion. Penny shall have received the Merger Tax Opinion from Penny Tax Counsel, dated the Closing Date.

ARTICLE VIII

TERMINATION

8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Penny Vote has been obtained:

(a) by mutual consent of Navy and Penny in a written instrument;

(b) by either Navy or Penny, if any Governmental Entity of competent jurisdiction shall have issued an order, decree, ruling or Injunction permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or Injunction has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with Section 6.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Navy or Penny, if the Merger shall not have been consummated on or before 5:00 p.m., New York time, on December 31, 2014 (the “End Date”); provided, however, that if the Closing Date would occur on or prior to December 31, 2014 except for the failure to complete the Marketing Period, the End Date shall be the earlier of (i) the third (3rd) Business Day following the completion of the Marketing Period and (ii) January 31, 2015; and provided, further, that if all of the conditions to Closing, other than the conditions set forth in Section 7.1(a) and/or Section 7.1(d), shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the conditions set forth in Section 7.1(a) and/or Section 7.1(d) are not satisfied, the End Date may be extended by either Navy or Penny from time to time by written notice to the other party up to a date not beyond March 31, 2015, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement under this Section

8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Navy, if Penny shall have: (i) failed to make the Penny Recommendation or effected a Change in Penny Recommendation, whether or not permitted by the terms hereof, or (ii) breached its obligations under Section 6.4 in any material respect;

(e) by Navy, if there shall have been a breach by Penny of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of Penny, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a) or (b) and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to Penny or the End Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available if Navy is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 7.3(a) or (b) not being satisfied;

(f) by Penny, if there shall have been a breach by Navy of any of the covenants or agreements, or a failure to be true of any of the representations or warranties, set forth in this Agreement on the part of Navy, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.3(a) or (b) and which breach, or failure to be true, has not been cured by the earlier of 30 days following written notice thereof to Navy or the End Date or, by its nature, cannot be cured within such time period; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available if Penny is itself in breach of its representations, warranties or covenants such as would result in any of the closing conditions set forth in Section 7.2(a) or (b) not being satisfied;

(g) by either Navy or Penny, if the Penny Stockholders Meeting (including any adjournments and postponements thereof in accordance with Section 6.1) shall have concluded without the Required Penny Vote having been obtained;

(h) by Penny, at any time prior to receipt of the Required Penny Vote, in order to enter into a binding written agreement with respect to a Superior Proposal, provided that Penny shall have complied in all material respects with its obligations under Section 6.4 and shall have paid all amounts due pursuant to Section 8.2(b)(iii) in accordance with the terms, and at the times, specified therein; or

(i) by Navy, if (A) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied or, to the extent permitted by applicable law, waived by the party having the right to waive such conditions, (B) Navy has confirmed in a writing delivered to Penny following the end of the Marketing Period that all conditions set forth in Section 7.2 (other than the condition set forth in Section 7.2(f) and those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied (or that it would be willing to waive any such unsatisfied conditions in Section 7.2 for purposes of consummating the Merger); and, that Navy stands, ready, willing and able to consummate the Merger and (C) the full proceeds of the Red Lion Financing are not available to USHC to complete the Note Repayment within five (5) Business Days after the delivery of such written notice.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination and the Section or Sections of this Agreement under which such termination is being made. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and/or all available provisions in this Section 8.1 for any such termination.

8.2. Effect of Termination. (a) In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party or its respective officers or directors, except with respect to Section 6.2 (Access to Information; Confidentiality), Section 6.8 (Fees and Expenses), this Section 8.2 (Effect of Termination), and Article IX (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages incurred or suffered by the other party arising out of its Willful and Material Breach of its covenants contained in this Agreement. For purposes of this Agreement, “Willful and Material Breach” means a material breach that is the consequence of an act by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(b) Penny shall make payments to Navy, by wire transfer of immediately available funds to such accounts as Navy may designate, if this Agreement is terminated as follows:

(i) if Navy shall terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(i), then Penny shall pay the sum of $65 million (the “Penny Termination Fee”) on the second Business Day following such termination;

(ii) if either party shall terminate this Agreement pursuant to Section 8.1(g), then Penny shall pay the sum of $17 million, to reimburse Navy for fees and expenses incurred by Navy and its Subsidiaries in connection with this Agreement and the transactions contemplated herein, on the second Business Day following such termination;

(iii) if Penny shall terminate this Agreement pursuant to Section 8.1(h), then Penny shall pay the Penny Termination Fee prior to or concurrently with such termination;

(iv) if (A) Navy shall terminate this Agreement pursuant to Section 8.1(d)(ii) or either party shall terminate this Agreement pursuant to Section 8.1(g) and (B) at any time after the date hereof and at or before the date of the Penny Stockholders Meeting, there shall have been a Public Penny Proposal that was not withdrawn at least the date ten (10) Business Days prior to (x) the date of such termination (in the case of a termination pursuant to Section 8.1(d)(ii)) or (y) the Penny Stockholders Meeting (in the case of a termination pursuant to Section 8.1(g)), and (C) within 12 months of the date of such termination of this Agreement, Penny enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this clause (C), any reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more”), then Penny shall pay the Penny Termination Fee, less any amount previously paid by Penny to Navy pursuant to Section 8.2(b)(ii) or Section 8.2(b)(vi), on the second Business Day following the consummation of such Acquisition Proposal;

(v) if (A) (1) either party shall terminate this Agreement pursuant to Section 8.1(c) and Penny’s failure to comply with any provision of this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the End Date, or (2) Navy shall terminate this Agreement pursuant to Section 8.1(e) and (B) at any time after the date hereof and before such termination there shall have been a Public Penny Proposal that was not withdrawn at least the date ten (10) Business Days prior to (x) the date of such termination (in the case of a termination pursuant to Section 8.1(e)) or (y) the Penny Stockholders Meeting (in the case of a termination pursuant to Section 8.1(c)) and (C) within 12 months of the date of such termination of this Agreement, Penny enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, for purposes of this clause (C), any reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more”), then Penny shall pay the Penny Termination Fee, less any amount previously paid by Penny to Navy pursuant to Section 8.2(b)(ii) or Section 8.2(b)(vi), on the second Business Day following the consummation of such Acquisition Proposal; and

(vi) if Navy shall terminate this Agreement pursuant to Section 8.1(d)(ii) or Section 8.1(e) then Penny shall reimburse Navy, up to an aggregate of $10 million, for all of the documented out-of-pocket fees and expenses incurred by Navy and its Subsidiaries in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants to Navy or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, on the second Business Day following such termination; provided that the foregoing expense reimbursement requirement shall not apply in the event Navy receives an expense reimbursement payment pursuant to Section 8.2(b)(ii).

“Public Penny Proposal” shall mean a publicly announced or publicly known Acquisition Proposal except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more” and shall only include an Acquisition Proposal, directly or indirectly, with respect to Penny or its assets.

If Penny fails to pay all amounts due to Navy on the dates specified, then Penny shall pay all costs and expenses (including legal fees and expenses) incurred by Navy in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Navy. Each of the parties hereto acknowledges that any Termination Fee payable pursuant this Section 8.2(b) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Navy in the circumstances in which such payments are due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall Navy be entitled to the Penny Termination Fee on more than one occasion.

(c) If Penny shall terminate this Agreement pursuant to Section 8.1(f) then Navy shall reimburse Penny, up to an aggregate of $10 million, by wire transfer of immediately available funds to such accounts as Penny may designate, for all of the documented out-of-pocket fees and expenses incurred by Penny and its Subsidiaries in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants to Navy or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, on the second Business Day following such termination.

If Navy fails to pay all amounts due to Penny on the dates specified, then Navy shall pay all costs and expenses (including legal fees and expenses) incurred by Penny in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Penny.

ARTICLE IX

GENERAL PROVISIONS

9.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Navy or Red Lion, to

Nabors Industries Ltd.

Crown House

Second Floor

4 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention:        Corporate Secretary

with a copy to

Nabors Corporate Services, Inc.

515 West Greegs Road, Suite 1200

Houston, Texas 66057

Attention:        Laura Doerre

Facsimile:        (281) 775-4319

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

Attention:        Charles J. Conroy

       Scott W. Golenbock

Facsimile:        (212) 530-5219

(b)	if to Penny, to

C&J Energy Services, Inc.

3990 Rogerdale

Houston, TX 77042

Attention: Theodore Moore

Facsimile: (713) 325-5920

with a copy to

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention:        Jeffery B. Floyd

       Stephen M. Gill

Facsimile:        (713) 615-5956

9.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of those of such party’s executive officers who have been involved in the negotiation of this Agreement. The term “affiliate” has the meaning given to it in Rule 12b-2 of the Exchange Act, provided that from and after the Separation Date (as defined in the Separation Agreement) no member of either Group (as defined in the Separation Agreement) shall be deemed an affiliate of any member of the other Group. The term “person” has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

9.4. Counterparts. This Agreement may be executed in counterparts (including by electronic means), each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart.

9.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with their terms and (b) is not intended to confer upon any person other than the parties any rights or remedies hereunder, except (i) as provided in Section 6.10 (which is intended for the benefit of only the persons specifically named therein), for Section 9.5, Section 9.9, Section 9.11, Section 9.12 and Section 9.14 (which are intended for the benefit of the Financing Sources and other Financing Related Parties and without whose consent such Sections may not be amended in any way adverse to the Financing Sources or any other Financing Related Parties), and (iii) following the Effective Time, the rights of holders of Penny Common Stock, the Penny Stock Options, Restricted Penny Shares, Penny Share Units and Navy Stock Options to receive the Merger Consideration, Adjusted Option, Navy Adjusted Option or other consideration, as applicable.

9.6. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Merger shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of law principles of the State of New York (except that all provisions of this Agreement relating to the approval and effects of the Merger, the conversion of capital stock in the Merger, and any other matters relating to the internal corporate governance of Penny or Merger Sub or to which Delaware law otherwise applies by reason of the internal affairs doctrine shall be governed by the internal laws of the State of Delaware and matters relating to the issuance of Red Lion Common Shares, and to the legal duties of the Board of Directors of Red Lion, the Board of Directors of Navy and their respective members shall be governed by the internal laws of Bermuda).

9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.9. Submission to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 9.9, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.2. The consents to jurisdiction set forth in this Section 9.9 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 9.9 and shall not be deemed to confer rights on any person other than the parties. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the Merger.

(b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PERSON

CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, AGAINST THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RED LION FINANCING IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

9.10. Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of themselves and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an Injunction, restraining such breach or threatened breach. No party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Notwithstanding anything in this Agreement to the contrary, Navy shall be entitled to seek and obtain specific performance of Penny’s obligations to consummate the Merger only in the event each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied or, to the extent permitted by applicable law, waived by the party having the right to waive such conditions); (ii) the third Business Day immediately following the final day of the Marketing Period has occurred; (iii) the Red Lion Financing has been funded or will be funded at Closing; and (iv) Navy has confirmed in a written notice to Penny that if specific performance is granted and the Red Lion Financing is funded, then Navy stands ready, willing and able to close. For the avoidance of doubt, in no event shall Navy be entitled to enforce or seek to enforce specifically Penny’s obligations to consummate the Merger if the Red Lion Financing has not been funded. Each of the parties hereby further waives (A) any defense in any action for specific performance that a remedy at law would be adequate and (B) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT OR OTHER ARRANGEMENT ENTERED INTO WITH ANY FINANCING SOURCES IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS

(WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ANY AGREEMENT OR OTHER ARRANGEMENT ENTERED INTO WITH ANY FINANCING SOURCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12. Amendment. This Agreement may be amended by the parties at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of Penny, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, no amendment to Section 9.5, Section 9.9, Section 9.11, Section 9.12 or Section 9.14 that is in any way adverse to the Financing Sources or any other Financing Related Parties shall be effective except with the prior written consent of the Financing Sources to such amendment.

9.13. Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

9.14. Provisions Related to the Financing Sources. Notwithstanding anything herein to the contrary, each of Navy and Red Lion agrees that neither it, USHC, Merger Sub, Blue or Royal nor any of their former, current or future officers, directors, managers, employees, members, partners, agents or other representatives and Affiliates (collectively, “Navy Related Parties”), shall have any claim against any Financing Source, any lender participating in the Red Lion Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively, “Financing Related Parties”), nor shall any Financing Related Party have any liability whatsoever to any Navy Related Party, in connection with the Red Lion Financing or in any way relating to this Agreement, any of the transactions contemplated hereby or the Red Lion Financing or the performance of services by any Financing Related Party with respect to the foregoing, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Related Party. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to this Section 9.14 (or amendment or modification with respect to any related definitions as they affect this Section 9.14) shall be effective without the prior written consent of each Financing Source or other Financing Related Party and (b) each Financing Source and other Financing Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 9.14. Each of the parties hereto agrees that, Section 9.6 notwithstanding, the provisions of this Section 9.14 shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York. This Section 9.14 is intended to benefit and may be enforced by the Financing Sources and the other Financing Related Parties. For purposes hereof, “Financing Sources” means the financial institutions that have committed to provide or otherwise entered into agreements in connection with the Red Lion Financing in connection with the transactions contemplated by this Agreement, including the parties named in the Red Lion Commitment Letter, any joinder agreements and the fee letter contemplated therein (and their respective successors and permitted assigns).

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
	Name:	Mark D. Andrews
	Title:	Corporate Secretary

NABORS RED LION LIMITED

By:	/s/ Mark D. Andrews
	Name:	Mark D. Andrews
	Title:	Director

[Signature Page to Merger Agreement]

C&J ENERGY SERVICES, INC.

By:	/s/ Joshua E. Comstock
	Name:	Joshua E. Comstock
	Title:	Founder, Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

SEPARATION AGREEMENT

by and between

NABORS INDUSTRIES LTD.,

and

NABORS RED LION LIMITED

dated as of

June 25, 2014

TABLE OF CONTENTS

		Page
ARTICLE I

THE RED LION RESTRUCTURING

Section 1.1	Transfer of Red Lion Assets; Assumption of Red Lion Liabilities	2
Section 1.2	Transfer of Excluded Assets; Assumption of Excluded Liabilities	3
Section 1.3	Misallocated Transfers	3
Section 1.4	Red Lion Assets; Excluded Assets	3
Section 1.5	Red Lion Liabilities; Excluded Liabilities	6
Section 1.6	Termination of Intercompany Agreements; Settlement of Intercompany Accounts	9
Section 1.7	Governmental Approvals and Third-Party Consents	10
Section 1.8	No Representation or Warranty	12
Section 1.9	Waiver of Bulk-Sales Laws	13
Section 1.10	Real Property Leases; Guarantees	13
Section 1.11	Exemption Certificates	14
Section 1.12	Note Repayment	14

ARTICLE II

CLOSING OF THE RED LION RESTRUCTURING; POST-CLOSING WORKING CAPITAL ADJUSTMENT

Section 2.1	Separation Time	14
Section 2.2	Conditions to the Red Lion Restructuring	15
Section 2.3	Recapitalization of Red Lion	15
Section 2.4	Transfer of the Red Lion Business	16
Section 2.5	Transfer of Red Lion Assets and Assumption of Red Lion Liabilities	17
Section 2.6	Transfer of Excluded Assets; Assumption of Excluded Liabilities	18
Section 2.7	Working Capital Adjustment	18
Section 2.8	Reserve Adjustment	20

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

Section 3.1	Release of Pre-Separation Time Claims	20
Section 3.2	Indemnification By the Red Lion Group	21
Section 3.3	Indemnification By Navy	22
Section 3.4	Payments; Reductions for Insurance Proceeds and Other Recoveries	23
Section 3.5	Procedures for Defense, Settlement and Indemnification of Third-Party Claims	22
Section 3.6	Additional Matters	24
Section 3.7	Exclusive Remedy	26
Section 3.8	Survival of Indemnities	26

- i -

- ii -

ARTICLE VI

DEFINITIONS

SCHEDULES

Schedule 1.1	-	Planned Structure
Schedule 1.4(a)(i)	-	Schedule of Red Lion Facilities
Schedule 1.4(a)(ii)	-	Schedule of Red Lion Entity Interests
Schedule 1.4(a)(ix)	-	Schedule of Actions
Schedule 1.4(a)(xi)	-	Schedule of Tangible Personal Property
Schedule 1.4(a)(xiii)	-	Schedule of Approvals
Schedule 1.4(a)(xiv)	-	Schedule of Other Red Lion Assets
Schedule 1.4(b)(vii)	-	Schedule of Excluded Assets
Schedule 1.5(a)(i)	-	Schedule of Red Lion Liabilities
Schedule 1.5(a)(ii)	-	Schedule of Contracts
Schedule 1.5(b)(ii)	-	Schedule of Excluded Liabilities
Schedule 1.5(b)(iii)	-	Schedule of Excluded Actions
Schedule 1.6(b)(i)	-	Schedule of Intercompany Agreements Not To be Terminated
Schedule 1.7	-	Schedule of Consents or Governmental Approvals
Schedule 2.3	-	Penny Base Share Number
Schedule 2.4(a)(vii)	-	Schedule of Resigning Officers and Directors of the Red Lion Group
Schedule 2.7(a)	-	Accounting Exhibit
Schedule 2.7(b)	-	Working Capital
Schedule 3.3(e)	-	Indemnification by Navy

EXHIBITS

Exhibit A	-	Form of Employee Benefits Agreement
Exhibit B	-	Form of Red Lion Transition Services Agreement
Exhibit C	-	Form of Navy Transition Services Agreement
Exhibit D	-	Form of Tax Matters Agreement
Exhibit E	-	Form of Global Alliance Agreement
Exhibit F	-	Form of Registration Rights Agreement

- iii -

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of June 25, 2014, by and between Nabors Industries Ltd., a Bermuda exempted company (“Navy”) and Nabors Red Lion Limited, a Bermuda exempted company and currently a wholly owned Subsidiary of Navy (“Red Lion”). Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article VI.

RECITALS

1. Navy is engaged, directly and indirectly, in the Red Lion Business;

2. As a condition to the execution of the Agreement and Plan of Merger, dated as of the date hereof, among Navy, Red Lion and C&J Energy Services, Inc., a Delaware corporation (“Penny”) (the “Merger Agreement”), Navy is required to separate the Red Lion Business from the other businesses of Navy;

3. The Board of Directors of Navy has determined that it would be in the best interests of Navy and its shareholders to separate the Red Lion Business from the other businesses of Navy and enter into the Merger Agreement;

4. Navy currently owns all of the issued and outstanding common shares, par value $1.00 per share, of Red Lion (the “Red Lion Common Shares”);

5. Navy and Red Lion have each determined that it would be appropriate and desirable for Navy, Red Lion and Red Lion’s Subsidiaries to undergo a restructuring (the “Red Lion Restructuring” which, for the avoidance of doubt, does not include the incurrence of the Red Lion Financing or the entry into the Debt Financing Agreements, the Note Repayment, the consummation of the Merger or any events occurring following the Effective Time), which will include certain distributions that are intended to qualify as a series of distributions subject to Sections 332, 351, 355 and 368 of the Code or, in the case of restructuring Red Lion Assets located in Canada, a sale subject to Section 1001 of the Code, as a result of which the Red Lion Group will, directly or indirectly, own solely Navy’s well services and completion business in Canada (the “Canada Completion Business”) and well services and completion business in the United States (the “U.S. Completion Business,” and together with the Canada Completion Business, the “Red Lion Business”), and the distribution to Navy certain entities not engaged in the Red Lion Business, such that following the Red Lion Restructuring, Red Lion’s remaining assets and liabilities will consist solely of the Red Lion Business, and Navy will be issued additional Red Lion Common Shares;

6. Navy and Red Lion contemplate that, concurrently with or immediately following the Red Lion Restructuring as further described herein, USHC will incur indebtedness (as defined in the Merger Agreement, the “Red Lion Financing”), and will enter into definitive agreements with respect thereto (the “Debt Financing Agreements”), to be used to fund the repayment of certain intercompany notes (collectively, the “Notes”) with an aggregate face amount of $829,820,225 to be issued to Nabors Industries Inc., a Delaware corporation (“Indigo”) and/or one or more other Navy Subsidiaries, and $108,250,000 to be issued to Nabors Drilling Canada Limited, an Alberta Corporation (“Alberta”), (the “Note Repayment,” and the Red Lion Financing, and the entry into the Debt Financing Agreements, together with the Red Lion Share Issuance, collectively, the “Recapitalization”);

7. This Agreement is intended to be a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) with respect to the Recapitalization;

8. Pursuant to the Merger Agreement, at the Effective Time, a corporation to be organized under the laws of the State of Delaware that will be a direct wholly owned Subsidiary of Red Lion (“Merger Sub”) will merge with and into Penny (the “Merger”), with Penny surviving the Merger as a direct wholly owned Subsidiary of Red Lion and each common share, par value $0.01 per share, of Penny (“Penny Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one Red Lion Common Share on the terms and subject to the conditions of the Merger Agreement;

9. Immediately after the Merger, Red Lion will transfer Penny to a limited liability company to be organized under the laws of Luxembourg and wholly owned by Red Lion (“LuxCo”), thereafter LuxCo will transfer Penny to a corporation to be organized under the laws of the State of Delaware as a direct wholly owned Subsidiary of LuxCo (“USHC”); and

10. The Parties intend in this Agreement to set forth the principal arrangements between them regarding the Red Lion Restructuring and the Recapitalization, and certain other agreements that will govern certain matters relating to the Red Lion Restructuring and the Recapitalization and the relationship of Navy, Red Lion and their respective Subsidiaries.

Accordingly, the Parties agree as follows:

ARTICLE I

THE RED LION RESTRUCTURING

Section 1.1 Transfer of Red Lion Assets; Assumption of Red Lion Liabilities. Except as provided in Section 1.7(b), effective as of the Separation Time, to the extent not previously effected by restructuring the Red Lion Group to the structure set forth on Schedule 1.1 prior to the Separation Time (including the steps set forth on Schedule 1.1 pertaining to the Canada Completion Business):

(a) Navy will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Red Lion, or a Red Lion Entity, and Red Lion will accept from Navy (or the applicable Subsidiary of Navy) (or will cause any applicable Red Lion Entity to accept) all of Navy’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in and to all Red Lion Assets (other than any Red Lion Assets that are already held as of the Separation Time by Red Lion or a Red Lion Entity, which Red Lion Asset will continue to be held by Red Lion or such Red Lion Entity); and

(b) Navy will Convey (or will cause any applicable Subsidiary to Convey) to Red Lion or a Red Lion Entity, and Red Lion will assume, perform, discharge and fulfill when due and, to the extent applicable, comply with (or will cause any applicable Red

Lion Entity to assume, perform, discharge and fulfill when due and, to the extent applicable, comply with) all of the Red Lion Liabilities, in accordance with their respective terms (other than any Red Lion Liabilities that as of the Separation Time is already a Liability of Red Lion or a Red Lion Entity, which Red Lion Liability will continue to be a Liability of Red Lion or such Red Lion Entity). As between members of the Navy Group, on the one hand, and members of the Red Lion Group, on the other hand, following the Separation Time, the members of the Red Lion Group will be solely responsible for all Red Lion Liabilities, on a joint and several basis.

Section 1.2 Transfer of Excluded Assets; Assumption of Excluded Liabilities. Except as provided in Section 1.7(b), prior to the Separation Time, to the extent not previously effected:

(a) Navy will cause any applicable member or members of the Red Lion Group to Convey to Navy or a Subsidiary of Navy, and Navy will accept from such applicable member or members of the Red Lion Group (or will cause any applicable Subsidiary of Navy to accept) all of such member’s or members’ direct or indirect right, title and interest in and to all Excluded Assets; and

(b) Navy will cause any applicable member or members of the Red Lion Group to Convey to Navy or a Subsidiary of Navy, and Navy will assume, perform, discharge and fulfill when due, and to the extent applicable, comply with (or will cause the applicable Subsidiary of Navy to assume, perform, discharge and fulfill when due, and to the extent applicable, comply with) all of the Excluded Liabilities, in accordance with their respective terms. As between members of the Navy Group, on the one hand, and members of the Red Lion Group, on the other hand, following the Separation Time, the members of the Navy Group will be solely responsible for all Excluded Liabilities, on a joint and several basis.

Section 1.3 Misallocated Transfers. In the event that at any time or from time to time (whether prior to, at or after the Separation Time), either Party (or any member of the Navy Group or the Red Lion Group, as applicable) is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement (except in the case of any acquisition of Assets from the other Party for value subsequent to the Separation Time), such Party will promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto. Prior to any such transfer, such Asset or Liability will be held in accordance with Section 1.7(c).

Section 1.4 Red Lion Assets; Excluded Assets.

(a) For purposes of this Agreement, “Red Lion Assets” mean the following Assets:

(i) all Real Property Interests in the facilities that are used or held for use primarily in the Red Lion Business, including those listed or described on Schedule 1.4(a)(i) (the “Red Lion Facilities”);

(ii) all issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Navy listed or described on Schedule 1.4(a)(ii) that are owned by Navy or its Affiliates (such stock or other equity interests, the “Red Lion Entity Interests,” and such Subsidiaries, the “Red Lion Entities”);

(iii) all interests, rights, claims and benefits of Navy and any of its Subsidiaries pursuant to and associated with all Contracts that are related primarily to the Red Lion Business (collectively, the “Red Lion Contracts”);

(iv) (A) all business and employment records related primarily to the Red Lion Business, including the minute and other record books and related stock and equity interests records of the Red Lion Entities, and (B) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, market and product share data (including historical), reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case that are related primarily to the Red Lion Business (collectively, the “Red Lion Books and Records”); provided, that (1) Navy will be entitled to retain a copy of the Red Lion Books and Records, which will be subject to the provisions of Section 4.2(g) and will be retained in a confidential manner by Navy; (2) neither clause (A) nor (B) will be deemed to include any books, records or other items with respect to which it is not reasonably practicable to identify and extract the portion thereof related primarily to the Red Lion Business from the portions thereof that relate primarily to businesses of Navy other than the Red Lion Business; (3) to the extent required to satisfy Navy’s legal or other obligations, Navy will be entitled to retain original copies of the Red Lion Books and Records, which will be subject to the provisions of Section 4.2(g) and will be retained in a confidential manner by Navy, and will provide Red Lion with a copy of all such retained Red Lion Books and Records; and (4) the Red Lion TSA will govern the delivery to Red Lion of any such books, records or other items that are maintained in electronic form;

(v) all cash and cash equivalents in the Red Lion Accounts not withdrawn prior to the Separation Time;

(vi) all trade accounts and notes receivable and other amounts receivable arising from the sale or other disposition of goods, or the performance of services, by the Red Lion Business;

(vii) all prepaid expenses, prepaid property taxes, security deposits, credits, deferred charges, advanced payments that are, in each case, related primarily to the Red Lion Business (other than prepaid insurance premiums, deposits, security or other prepaid amounts in connection with workers’ compensation and other Policies);

(viii) all rights with respect to third-party warranties and guaranties that are, in each case, related primarily to the Red Lion Business and all related claims, credits, rights of recovery and other similar rights as to such third parties;

(ix) all rights to causes of action, lawsuits, judgments, claims and demands that are, in each case, related primarily to the Red Lion Business, including those listed or described on Schedule 1.4(a)(ix) and including those arising under this Agreement or any Ancillary Agreement against any Navy Group member;

(x) all Intellectual Property owned by Navy that is primarily used or held for use in the Red Lion Business, including all causes of action for past, present, and future infringement and misappropriation of such Intellectual Property, including the right to sue for injunctive relief and damages for such past, present, and future infringements and misappropriations and to retain all damages collected in connection therewith and seek and obtain injunctive relief;

(xi) all motor vehicles and other transportation equipment, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, special and general tangible tools, prototypes, models, and other tangible personal property that are, in each case, used or held for use primarily in the Red Lion Business, including those listed or described in Schedule 1.4(a)(xi);

(xii) all inventories of materials, parts, raw materials, packaging materials, stores, supplies, work-in-process, goods in transit, and finished goods and products that are, in each case, used or held for use primarily in the Red Lion Business (the “Red Lion Inventory”);

(xiii) all approvals, consents, franchises, licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any Governmental Authority and all pending applications therefor that are, in each case, used primarily in, or held primarily for the benefit of, the Red Lion Business, including those listed or described on Schedule 1.4(a)(xiii);

(xiv) the Assets set forth on Schedule 1.4(a)(xiv) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Conveyed to Red Lion or any other member of the Red Lion Group; and

(xv) any and all other Assets (other than Excluded Assets) owned that are used or held for use primarily in, or related primarily to, the Red Lion Business. The intention of this clause (xv) is only to rectify any inadvertent omission of Conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Red Lion Asset. No Asset will be deemed a Red Lion Asset solely as a result of this clause (xv) unless a claim with respect thereto is made by Red Lion on or prior to the one-year anniversary of the Separation Time.

A single Asset may fall within more than one of clauses (i) through (xv) in this Section 1.4(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another.

(b) Notwithstanding the foregoing clause (a), the Red Lion Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i) any cash or cash equivalents withdrawn from any Red Lion Accounts prior to the Separation Time;

(ii) except to the extent provided in Section 4.7, all insurance policies, binders and claims and rights thereunder and all prepaid insurance premiums;

(iii) all Red Lion Employee Benefit Plans (whether or not listed in Section 4.2(j)(i) of the Navy Disclosure Letter to the Merger Agreement) or any other compensation or benefit plans, agreements or arrangements of the Navy Group, all trusts, trust assets, trust accounts, reserves, insurance policies and other assets held in connection therewith, and all data and records required to administer the benefits under any of the foregoing;

(iv) the Assets of any member of the Navy Group not included in any of the clauses in Section 1.4(a) above;

(v) all rights to causes of action, lawsuits, judgments, claims and demands to the extent related to an Excluded Action or to any Divested Business;

(vi) any Contracts not related primarily to the Red Lion Business (including such contracts to which, prior to the closing, both members of the Navy Group and members of the Red Lion Group are a party); and

(vii) the Assets listed or described on Schedule 1.4(b)(vii), and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Navy or any other member of the Navy Group.

The Parties acknowledge and agree that neither Red Lion nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets through the Conveyance of the Red Lion Entity Interests, and that if any of the Red Lion Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets must be Conveyed to Navy as contemplated by Section 1.2(a).

Section 1.5 Red Lion Liabilities; Excluded Liabilities.

(a) For the purposes of this Agreement, “Red Lion Liabilities” means (regardless of (1) whether the facts on which such Liabilities are based occurred prior to, at or subsequent to the Separation Time, (2) whether or not such Liabilities are asserted or determined prior to, at or subsequent to the Separation Time, (3) where or against whom such Liabilities are asserted or determined, and (4) whether or not such Liabilities arise from or are alleged to arise from negligence by any member of the Navy Group or the Red Lion Group (including any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates)) the following Liabilities (unless such Liability is an Excluded Liability, in which case it shall not be a Red Lion Liability):

(i) any and all Liabilities that are (A) expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be assumed by any member of the Red Lion Group, (B) expressly assumed by any member of the Red Lion Group under this Agreement or any Ancillary Agreements, or (C) set forth on Schedule 1.5(a)(i);

(ii) any Liabilities to the extent arising from any of the Contracts set forth in Schedule 1.5(a)(ii);

(iii) all Liabilities to the extent relating to, arising out of or resulting from any Red Lion Assets;

(iv) all trade and other accounts payable related primarily to the Red Lion Business;

(v) all operating expenses and other current Liabilities (including Liabilities for services and goods for which an invoice has not been received prior to the Separation Time) related primarily to the Red Lion Business;

(vi) subject to the limitations set forth in Section 1.7, all Liabilities under the Red Lion Contracts;

(vii) all Liabilities with respect to any return, rebate, discount, credit, recall warranty, customer program, or similar Liabilities relating primarily to products of the Red Lion Business;

(viii) all Liabilities for death, personal injury, advertising injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the Red Lion Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

(ix) all Liabilities under the Notes, the Red Lion Financing and Debt Financing Agreements;

(x) all Liabilities, other than Excluded Liabilities, to the extent arising out of or resulting from:

(A) the operation of the Red Lion Business or the ownership or use of the Red Lion Assets at any time before, at or after the Separation Time by any member of the Red Lion Group, Penny Group or any of their respective predecessors or, prior to the Separation Time, any member of the Navy Group or any of their predecessors; or

(B) the operation of any other business conducted by any member of the Red Lion Group or the Penny Group at any time after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Red Lion Group (whether or not such act or failure to act is or was within such Person’s authority));

(xi) all Liabilities, other than Excluded Liabilities, arising pursuant to Environmental Law to the extent arising out of or resulting from the Red Lion Business;

(xii) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Red Lion Group; and

(xiii) all Liabilities of any member of the Red Lion Group or Penny Group under this Agreement or any of the Ancillary Agreements.

A single Liability may fall within more than one of clauses (i) through (xiii) in this Section 1.5(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.

(b) Notwithstanding the foregoing clause (a), the Red Lion Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i) all Liabilities to the extent relating to, arising out of or resulting from any Excluded Assets;

(ii) the Liabilities listed on Schedule 1.5(b)(ii) and any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement to be retained or assumed by Navy or any other member of the Navy Group (including, for the avoidance of doubt, all Liabilities for pre-Closing Taxes to the extent such Taxes are not accrued and reflected in the Working Capital adjustment pursuant to Section 2.7, except as expressly contemplated by the Tax Matters Agreement), and all agreements and obligations of any member of the Navy Group under this Agreement or any of the Ancillary Agreements;

(iii) all Liabilities arising out of any Action pending or asserted in writing as of the Separation Time other than those Actions set forth on Schedule 1.5(a)(i) (the “Excluded Actions”);

(iv) all Liabilities arising out of claims made by the respective directors, officers, shareholders, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the Non-Red Lion Business or the other businesses, operations, activities or Liabilities referred to in clause (i) above;

(v) any Liabilities relating to or arising out of any Divested Business (including all Liabilities with respect to any Asset included in the sale of the Divested Business, any products designed, manufactured, serviced or sold by, or services performed by, the Divested Business);

(vi) all Liabilities arising out of any Action pending or asserted in writing as of the Separation Time with respect to any Environmental Condition at any property owned or leased by Navy or any of its Affiliates at or prior to the Separation Time (the “Excluded Environmental Liabilities”);

(vii) all Liabilities that would be classified as indebtedness under United States generally accepted accounting principles other than the Notes, the Red Lion Financing and Debt Financing Agreements; and

(viii) any and all Liabilities of any member of the Navy Group not included in any of the clauses in Section 1.5(a).

The Parties acknowledge and agree that neither Red Lion nor any other member of the Red Lion Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Red Lion Entity Interests, and that if any of the Red Lion Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Navy as contemplated by Section 1.2(b).

Section 1.6 Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a) Termination of Intercompany Agreements. Except as set forth in Section 1.6(b) and Section 1.6(c), Red Lion, on behalf of itself and each other member of the Red Lion Group, on the one hand, and Navy, on behalf of itself and each other member of the Navy Group, on the other hand, will terminate, effective as of the Separation Time, any and all Contracts between or among Red Lion or any member of the Red Lion Group, on the one hand, and Navy or any member of the Navy Group, on the other hand. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Separation Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) Exceptions to Termination of Intercompany Agreements. The provisions of Section 1.6(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i) any Contracts listed or described on Schedule 1.6(b)(i);

(ii) this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups);

(iii) the Notes;

(iv) any Contracts to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Red Lion Assets or Red Lion Liabilities, they will be Conveyed pursuant to Section 1.1(a) or Section 1.1(b), or allocated pursuant to Section 1.7(c)); and

(v) any Contracts to which any non-wholly owned Subsidiary of Navy or Red Lion, as the case may be, is a party (it being understood that (x) directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned and (y) to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Red Lion Assets or Red Lion Liabilities, they will be Conveyed pursuant to Section 1.1(a) or Section 1.1(b), or allocated pursuant to Section 1.7(c)).

(c) Settlement of Intercompany Accounts. Except as provided in Section 1.12, all of the intercompany receivables, payables, loans and other accounts between Red Lion or any member of the Red Lion Group, on the one hand, and Navy or any member of the Navy Group, on the other hand, in existence as of immediately prior to the Separation Time (collectively, the “Intercompany Accounts”) will be settled at or prior to the Separation Time.

Section 1.7 Governmental Approvals and Third-Party Consents.

(a) Obtaining Consents. To the extent that the consummation of the Red Lion Restructuring requires any third-party Consents or Governmental Approvals, subject to the next two sentences, the Parties will use their respective commercially reasonable efforts to obtain such Consents or Governmental Approvals, as soon as reasonably practicable, subject to the limitations set forth in Section 1.7(b). However, unless required to do so in accordance with the terms and provisions of the Merger Agreement, Navy will under no circumstance be required to make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any Consent or Governmental Approvals unless and to the extent that Red Lion or Penny agrees to reimburse and make whole Navy to Navy’s reasonable satisfaction for any payment or other accommodation made by Navy at Red Lion’s request. Red Lion hereby agrees to reimburse and make whole Navy to Navy’s reasonable satisfaction any payment or other accommodation made by Navy in respect of the third-party Consents or Governmental Approvals specifically identified as a “Required Consent” on Schedule 1.7 in an aggregate amount not exceeding that amount set forth in Schedule 1.7. Red Lion agrees that in the event that any third party or Governmental Authority requests that Navy make a payment or offer or grant an accommodation to obtain a third-party Consents or Governmental Approvals and Red Lion does not agree to reimburse or make whole Navy in connection therewith, Red Lion shall not be entitled to the benefits of the provision in, Navy will not be obligated to take any efforts under, Section 1.7(c) in respect of any Red Lion Asset, Red Lion Liability, Excluded Asset or Excluded Liability which Conveyance is subject to such third-party Consents or Governmental Approvals. For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the Red Lion TSA) will be governed by Article III of the Red Lion TSA and (ii) to seek the Requisite Regulatory Approvals (as defined in the Merger Agreement) and the Required Penny Vote (as defined in the Merger Agreement) will be governed by the Merger Agreement. The obligations set forth in this

Section 1.7(a) will terminate on the one-year anniversary of the Separation Time (except for any such Consent or Governmental Approvals as are in the process of being obtained on such date, as to which such obligations will continue).

(b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the valid, complete and perfected Conveyance to the Red Lion Group of any Red Lion Asset or Red Lion Liability, or to the Navy Group of any Excluded Asset or Excluded Liability, would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Red Lion Restructuring or the Recapitalization, then notwithstanding any other provision hereof, the Conveyance to the Red Lion Group of any such Red Lion Asset or Red Lion Liability, or to the Navy Group of any such Excluded Asset or Excluded Liability, will automatically be deferred, and no Conveyance will occur until all legal or contractual impediments are removed or such Consents or Governmental Approvals have been obtained. Any Asset or Liability which Conveyance has been so deferred will still be considered a Red Lion Asset, a Red Lion Liability, an Excluded Asset, or an Excluded Liability, as applicable, and will be subject to Section 1.7(c). Notwithstanding the foregoing, Navy or Red Lion may elect to require the immediate Conveyance of any Red Lion Asset, Red Lion Liability, Excluded Asset or Excluded Liability notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained; provided that (i) if Red Lion so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance will be deemed to be Red Lion Liabilities, (ii) if Navy so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance will be deemed to be Excluded Liabilities, and (iii) if Red Lion and Navy jointly agree to immediately Convey such Asset or Liability, any Liabilities arising from such Conveyance will be shared evenly between Red Lion and Navy and, notwithstanding any provision in Section 3.5(b) to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Red Lion and Navy. The Parties will use their commercially reasonable efforts promptly to obtain any Consents or Governmental Approvals as required by Section 1.7(a) and to take the actions required by Section 1.7(c) pending removal of legal or contractual impediments or receipt of Consents or Governmental Approvals. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 1.7(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 1.7(b) are obtained, the transfer of the applicable Asset or Liability will be effected promptly in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement(s). The obligations set forth in this Section 1.7(b) will terminate on the one-year anniversary of the Separation Time (except to the extent of any Conveyance for which impediments are being removed or Consents or Governmental Approvals as are in the process of being obtained on such date, as to which such obligations will continue).

(c) Conveyances Not Consummated Prior To or At the Separation Time. Subject to the third sentence of Section 1.7(a), if the Conveyance of any Asset or Liability intended to be Conveyed is not consummated prior to or at the Separation Time, whether as a result of the provisions of Section 1.7(b) or for any other reason (including any misallocated transfers subject to Section 1.3), then, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions) and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) will thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof (or as otherwise determined by Navy and Red Lion, as applicable, in accordance with Section 1.7(b)), and (ii) use commercially reasonable efforts to take such other actions as may be reasonably requested by the Person to whom such Asset or Liability is to be Conveyed (at the expense of the Person holding such Asset or Liability, as the case may be) in order to place such Person in substantially the same position as if such Asset or Liability had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Asset or Liability, as the case may be, are to inure from and after the Separation Time to the Person to whom such Asset or Liability is to be Conveyed. Any Person retaining an Asset or a Liability due to the deferral of the Conveyance of such Asset or Liability, as the case may be, will not be required, in connection with the foregoing, to make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability. The obligations set forth in this Section 1.7(c) will terminate on the one-year anniversary of the Separation Time (except of any such Conveyances as are in the process of being consummated on such date, as to which such obligations will continue).

Section 1.8 No Representation or Warranty. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, RED LION (ON BEHALF OF ITSELF AND MEMBERS OF THE RED LION GROUP) ACKNOWLEDGES THAT NONE OF NAVY NOR ANY MEMBER OF THE NAVY GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY RED LION ASSET OR THE AMOUNT OF ANY RED LION LIABILITY; (B) THE FREEDOM FROM ANY SECURITY INTEREST OF ANY RED LION ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE CONVEYED TO RED LION OR HELD BY A MEMBER OF THE RED LION GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, RED LION (ON BEHALF OF ITSELF AND MEMBERS OF THE RED LION GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT NAVY OR ANY MEMBER OF THE NAVY GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER

AGREEMENT, ALL ASSETS TO BE TRANSFERRED TO RED LION (AND ALL OF THE RED LION ASSETS HELD BY THE RED LION ENTITIES) WILL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) AND ARE HELD “AS IS, WHERE IS” AND FROM AND AFTER THE CLOSING RED LION WILL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN RED LION GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH.

Section 1.9 Waiver of Bulk-Sales Laws. Each Party hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Navy Group or Red Lion Group, as applicable.

Section 1.10 Real Property Leases; Guarantees.

(a) On or prior to the Separation Time or as soon as practicable thereafter, Red Lion will, at the direction and expense of Navy, use its reasonable best efforts to have any member(s) of the Navy Group removed as guarantor of or obligor for any Red Lion Liability to the extent that they relate to Red Lion Liabilities (with the reasonable cooperation of the applicable member(s) of the Navy Group).

(b) On or prior to the Separation Time, to the extent required to obtain a release from an agreement (including any lease of a Real Property Interest) or a guarantee (each, a “Guarantee Release”) of any member of the Navy Group, Red Lion will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

(c) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 1.10, (i) Red Lion will, and will cause the other members of the Red Lion Group (including after the Effective Time, the Penny Group) to, indemnify, defend and hold harmless each of the Navy Indemnitees for any Liability arising from or relating to such agreement or guarantee and will, as agent or subcontractor for the applicable Navy Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder when due, and (ii) Red Lion will not, and will cause the other members of the Red Lion Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which a member of the Navy Group is or may be liable unless all obligations of the members of the Navy Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Navy in its sole discretion.

(d) On or prior to the Separation Time or as soon as practicable thereafter, Navy will, at its expense, use its reasonable best efforts to have any member(s) of the Red Lion Group removed as guarantor of or obligor for any Excluded Liability to the extent that they relate to Excluded Liabilities (with the reasonable cooperation of the applicable member(s) of the Red Lion Group or Penny Group).

(e) On or prior to the Separation Time, to the extent required to obtain a Guarantee Release of any member of the Red Lion Group, Navy will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

(f) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (d) and (e) of this Section 1.10, (i) Navy will, and will cause the other members of the Navy Group to, indemnify, defend and hold harmless each of the Red Lion Indemnitees for any Liability arising from or relating to such agreement or guarantee and will, as agent or subcontractor for the applicable Red Lion Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder when due, and (ii) Navy will not, and will cause the other members of the Navy Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which a member of the Red Lion Group is or may be liable unless all obligations of the members of the Red Lion Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Red Lion in its sole discretion.

Section 1.11 Exemption Certificates. Navy will cause Red Lion or a Subsidiary of Red Lion, as applicable, to use commercially reasonable efforts to deliver to Navy on or before the Separation Date properly executed resale exemption certificates and requisite tax registration numbers for the Red Lion Inventory (and, where relevant in accordance with applicable local Law, for any tangible personal property and any other Red Lion Assets), and such other certificates and documentation as may be required to reasonably evidence any exemption from transfer Taxes. For the avoidance of doubt, the Parties, as applicable, are and remain responsible for all transfer Taxes in accordance with the Tax Matters Agreement.

Section 1.12 Note Repayment. Notwithstanding anything herein to the contrary, the Notes will survive the Separation Time. At the Closing, if the full proceeds of the Red Lion Financing are available to USHC, USHC will make the Note Repayment to Indigo and Alberta, as applicable.

ARTICLE II

CLOSING OF THE RED LION RESTRUCTURING;

POST-CLOSING WORKING CAPITAL ADJUSTMENT

Section 2.1 Separation Time. Unless otherwise provided in this Agreement or in any Ancillary Agreement, and subject to the satisfaction and waiver of the conditions set forth in Section 2.2, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Red Lion Restructuring will be no later than 12:01 a.m., Eastern Time, on the Business Day anticipated to precede the Closing Date (such time, the “Separation Time,” and such date, the “Separation Date”).

Section 2.2 Conditions to the Red Lion Restructuring. The obligations of Navy pursuant to this Agreement to effect the Red Lion Restructuring are subject to the fulfillment (or waiver by Navy) at or prior to the Separation Time of the condition that each of the parties to the Merger Agreement has irrevocably confirmed to each other that each condition in Article VII of the Merger Agreement (other than Sections 7.1(f) and 7.2(f) thereto) to such party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, or (iii) is or has been waived by such party in accordance with the terms of the Merger Agreement, as the case may be; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Penny.

Section 2.3 Recapitalization of Red Lion. In connection with the Conveyance of Assets contemplated by Section 1.1, immediately prior to the Effective Time, Red Lion will issue to Navy or one of its wholly owned Subsidiaries a number of Red Lion Common Shares such that the total number of Red Lion Common Shares owned by Navy and its Subsidiaries immediately thereafter (the “Red Lion Share Issuance”) will equal (a) the Penny Base Share Number, divided by (b) .4975, multiplied by (c) .5025. Subject to the last sentence of this Section 2.3, the “Penny Base Share Number” shall equal 61,920,092, which, as calculated on Schedule 2.3, represents the sum of:

(i) the total number of shares of Penny Common Stock (including Restricted Penny Shares, whether or not vested) outstanding as of the date hereof multiplied by the Exchange Ratio;

(ii) the total number of shares of Penny Common Stock subject to issuance upon the exercise or payment of any Penny Stock Options (whether vested or unvested) outstanding as of the date hereof multiplied by the Exchange Ratio;

(iii) the total number of shares of Penny Common Stock that would be issued (including Restricted Penny Shares, whether or not vested) or would be subject to issuance upon the exercise or payment of Penny Stock Options (whether vested or unvested) if Penny issued all of the Penny Stock Options and/or Restricted Penny Shares that it is permitted to issue pursuant to Section 5.1(c)(ii) of the Merger Agreement multiplied by the Exchange Ratio;

(iv) the total number of Red Lion Common Shares subject to issuance upon the exercise or payment of options or other rights to acquire Red Lion Common Shares expected to be issued to employees of Penny or Red Lion in connection with the Merger, whether before, at or after the Effective Time (other than Adjusted Options and Navy Adjusted Options);

(v) the total number of shares of Red Lion Common Shares that will be subject to issuance upon the exercise or payment of any Navy Adjusted Options (whether vested or unvested) at the Effective Time if all of the Navy Stock Options outstanding as of the date hereof that are subject to conversion into Navy Adjusted Options at the Effective Time pursuant to Section 2.4(a) of the Merger Agreement are so converted; and

(vi) the total number of Adjusted Navy Restricted Shares, whether vested or unvested, that will be outstanding at the Effective Time if all of the Restricted Navy Shares outstanding as of the date hereof and subject to conversion into Adjusted Navy Restricted Shares at the Effective Time pursuant to Section 2.4(b) of the Merger Agreement are so converted.

Notwithstanding the foregoing, (x) if the parties reasonably determine that the calculation set forth on Schedule 2.3 is erroneous (whether because of a computational error, an error in counting the correct number of shares or other instruments, or any other reason) such that Navy has not been issued shares equal the number of shares intended by this Section 2.3, then the parties shall amend Schedule 2.3 to correct such error and the Penny Base Share Number shall be modified accordingly, (y) if Penny issues any shares of Penny Common Stock (including Restricted Penny Shares, whether or not vested), Penny Stock Options or other capital stock or securities, or Red Lion issues (with Penny’s consent if occurring prior to the Effective Time) any options or other rights to acquire Red Lion Common Shares to employees of Penny or Red Lion in connection with the Merger, in either case from and after the date hereof (other than (A) in an issuance pursuant to Section 5.1(c)(ii) of the Merger Agreement that the Merger Agreement expressly provides does not require the prior consent of Navy or (B) for shares already included in the calculation pursuant to clause (iv) above), or (z) if Navy, with the consent of Penny, such consent not to be unreasonably withheld, issues any Navy Stock Options or Restricted Navy Shares that are subject to conversion into Navy Adjusted Options or Adjusted Navy Restricted Shares, respectively, at the Effective Time pursuant to Section 2.4 of the Merger Agreement, then the Penny Base Share Number shall be increased by the number of such shares issued or subject to issuance, as applicable, and if necessary additional Red Lion Common Shares will be issued to Navy at or after the Effective Time, with effect retroactive to the Effective Time (including with respect to distributions paid on such Red Lion Common Shares from and after the Effective Time), in each case so that Navy has been issued shares equal to (a) the Penny Base Share Number as so revised, divided by (b) .4975, multiplied by (c) .5025.

Section 2.4 Transfer of the Red Lion Business.

(a) Agreements to be Delivered by Navy. On the Separation Date, Navy will deliver, or will cause its appropriate Subsidiaries to deliver, to Red Lion all of the following instruments:

(i) an Employee Benefits Agreement in the form attached hereto as Exhibit A in all material respects (the “Employee Benefits Agreement”), duly executed by the members of the Navy Group party thereto;

(ii) a Transition Services Agreement in the form attached hereto as Exhibit B in all material respects (the “Red Lion TSA”), duly executed by the members of the Navy Group party thereto;

(iii) a Transition Services Agreement in the form attached hereto as Exhibit C in all material respects (the “Navy TSA” and, together with the Red Lion TSA, the “TSAs”), duly executed by the members of the Navy Group party thereto;

(iv) a Tax Matters Agreement in the form attached hereto as Exhibit D in all material respects (the “Tax Matters Agreement”), duly executed by the members of the Navy Group party thereto;

(v) a Global Alliance Agreement in the form attached hereto as Exhibit E in all material respects (the “Alliance Agreement”), duly executed by the members of the Navy Group party thereto;

(vi) a Registration Rights Agreement in the form attached hereto as Exhibit F in all material respects (the “Registration Rights Agreement”), duly executed by the members of the Navy Group party thereto;

(vii) resignations of each of the individuals who serve as an officer or director of any member of the Red Lion Group including those as set forth on Schedule 2.4(a)(vii) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Navy Group after the Separation Time and that are directors or officers of any member of the Red Lion Group, to the extent requested by Red Lion; and

(viii) all necessary Transfer Documents as described in Section 2.5 and Section 2.6.

(b) Agreements to be Delivered by Red Lion. On the Separation Date, Red Lion will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Navy all of the following instruments:

(i) in each case where any member of the Red Lion Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Red Lion Group party thereto; and

(ii) all necessary Transfer Documents as described in Section 2.5 and Section 2.6.

Section 2.5 Transfer of Red Lion Assets and Assumption of Red Lion Liabilities. In furtherance of the Conveyance of Red Lion Assets and the assumption of Red Lion Liabilities as provided in Section 1.1: (a) Navy will, and will cause its Subsidiaries, to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, Conveyance and assignment, as and to the extent reasonably necessary to evidence the Conveyance of all of Navy’s and its Subsidiaries’ (other than Red Lion and its Subsidiaries) right, title and interest in and to the Red Lion Assets to Red Lion and its Subsidiaries and (b) Red Lion will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Red Lion Liabilities by Red Lion. All of the foregoing documents contemplated by this Section 2.5 will be referred to, collectively, herein as the “Navy Transfer Documents.” For the avoidance of doubt, the obligations with respect to the Conveyance of Red Lion Assets and the assumption of Red Lion Liabilities provided in Section 1.1, and the execution and delivery of documents provided in this Section 2.5, does not extend to the Conveyance of, or execution or delivery of documents with respect to, any Red Lion Assets that are already held as of the Separation Time by Red Lion or a Red Lion Entity (which Red Lion

Asset will continue to be held by Red Lion or such Red Lion Entity) or any Red Lion Liabilities that as of the Separation Time is already a Liability of Red Lion or a Red Lion Entity (which Red Lion Liability will continue to be a Liability of Red Lion or such Red Lion Entity).

Section 2.6 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.2: (a) Red Lion will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, Conveyance and assignment as and to the extent reasonably necessary to evidence the Conveyance of all of Red Lion’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Navy and its Subsidiaries and (b) Navy will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Navy. All of the foregoing documents contemplated by this Section 2.6 will be referred to, collectively, herein as the “Red Lion Transfer Documents” and, together with the Navy Transfer Documents, the “Transfer Documents.”

Section 2.7 Working Capital Adjustment.

(a) At least five days prior to the Separation Date, Red Lion will prepare and deliver to Navy a statement setting forth a good-faith estimate of the Adjustment Amount (such estimate, the “Estimated Closing Adjustment Statement”). On the Separation Date, (i) if the Estimated Adjustment Payment, if any, is positive, Red Lion shall pay to Navy the Estimated Adjustment Payment by wire transfer of immediately available funds to a bank account designated by Navy and (ii) if the Estimated Adjustment Payment, if any, is negative, Navy shall pay to Red Lion the absolute value of the Estimated Adjustment Payment by wire transfer of immediately available funds to a bank account designated by Red Lion. The “Estimated Adjustment Payment” will be equal to the Adjustment Amount set forth in the Estimated Closing Adjustment Statement.

(b) Within 60 days following the Separation Date, Red Lion will prepare and deliver to Navy a statement setting forth the Adjustment Amount (the “Closing Adjustment Statement”). Upon the reasonable request of Red Lion, Navy will provide (or will cause a member of the Navy Group to provide) to Red Lion and its accountants access to the books and records, any other information, including working papers of its accountants, and to any employees of Navy or any other member of the Navy Group necessary for Red Lion to prepare the Closing Adjustment Statement, to respond to any Navy Objection and to prepare materials for presentation to the Accounting Firm in connection with this Section 2.7 and Navy will otherwise cooperate with and assist Red Lion as may be reasonably necessary to carry out the purposes of this Section 2.7.

(c) For a period of 45 days after delivery of the Closing Adjustment Statement, Red Lion will make available to Navy all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Red Lion to prepare the Closing Adjustment Statement and not already in the possession or under the control of Navy. The Closing Adjustment Statement will be binding and conclusive upon, and deemed accepted by, Navy unless Navy has notified Red Lion in writing within 45 days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the “Navy Objection”). Any

Navy Objection will set forth a description of the basis of the Navy Objection and the adjustments to the line items reflected on the Closing Adjustment Statement which Navy believes should be made. Any items not disputed during the foregoing 45-day period will be deemed to have been accepted by Navy.

(d) If Navy and Red Lion are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 30 days following Red Lion’s receipt of the Navy Objection to such Closing Adjustment Statement pursuant to Section 2.7(c), they will refer their remaining differences to a nationally recognized firm of independent public accountants as to which Navy and Red Lion mutually agree (the “Accounting Firm”) for a decision, which decision will be final and binding on the Parties. The Accounting Firm will act as an expert and not an arbitrator and will address only those items in dispute, in accordance with any provisions or policies set forth herein and in the Accounting Exhibit, and for each item may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Any expenses relating to the engagement of the Accounting Firm will be shared equally by Navy, on one hand, and Red Lion, on the other hand.

(e) The Closing Adjustment Statement will become final and binding on the Parties upon the earliest of (i) if no Navy Objection has been given, the expiration of the period within which Navy must make its objection pursuant to Section 2.7(e), (ii) agreement in writing by Navy and Red Lion that the Closing Adjustment Statement, together with any modifications thereto agreed by Navy and Red Lion, will be final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Adjustment Statement. The Closing Adjustment Statement, as submitted by Red Lion if no timely Navy Objection has been given, as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Adjustment Statement.”

(f) Within five Business Days following issuance of the Final Closing Adjustment Statement, the adjustment payment payable pursuant to this Section 2.7(f) (the “Adjustment Payment”) will be paid by wire transfer of immediately available funds to a bank account designated by Navy or Red Lion, as the case may be. The “Final Adjustment Payment” will be equal to the Adjustment Amount as reflected on the Final Adjustment Statement. The Adjustment Payment will be equal to the Final Adjustment Payment minus the Estimated Adjustment Payment. The Adjustment Payment, if any, will be payable by Red Lion to Navy, if positive, and if the Adjustment Payment is negative, an amount equal to the absolute value of such Adjustment Payment will be payable by Navy to Red Lion. The Parties acknowledge that the provisions of this Section 2.7 are intended to implement the agreement of the Parties that cash generated by the Red Lion Group through the Separation Time is for the benefit of Navy and its shareholders. The Parties further acknowledge that prior to the Separation Time they may cause cash of the Red Lion Group to be transferred to Navy.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

Section 3.1 Release of Pre-Separation Time Claims.

(a) Red Lion Release. Except as provided in Section 3.1(c), effective as of the Separation Time, Red Lion, for itself and each other member of the Red Lion Group, and their respective successors and assigns, remises, releases and forever discharges the Navy Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Separation Time or any conditions existing or alleged to have existed at or before the Separation Time, including in connection with the transactions and all other activities to implement the Red Lion Restructuring and the Recapitalization.

(b) Navy Release. Except as provided in Section 3.1(c), effective as of the Separation Time, Navy, for itself and each other member of the Navy Group, and their respective successors and assigns, remises, releases and forever discharges the Red Lion Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Separation Time or any conditions existing or alleged to have existed at or before the Separation Time, including in connection with the transactions and all other activities to implement any of the Red Lion Restructuring and the Recapitalization.

(c) No Impairment. Nothing contained in Section 3.1(a) or Section 3.1(b) releases or will release any Person from (nor impairs or will impair any right of any Person to enforce the applicable agreements, arrangements, commitments or understandings relating thereto):

(i) any Liability provided in or resulting from any agreement among any members of the Navy Group or the Red Lion Group that is specified in Section 1.6(b) or the applicable schedules thereto as not to terminate as of the Separation Time, or any other Liability specified in such Section 1.6(b) as not to terminate as of the Separation Time;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any other Ancillary Agreement, or any other Liability of any member of any Group under this Agreement or any other Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, which Liability is governed by the provisions of this Article III, Section 4.2 and Section 4.3 and any applicable provisions of the Ancillary Agreements (including, for the avoidance of doubt, any Liability for pre-Closing Taxes governed by the Tax Matters Agreement) or the Merger Agreement; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.1.

(d) No Actions as to Released Pre-Separation Time Claims. Red Lion will not, and will cause its Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Navy or any member of the Navy Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). Navy will not, and will cause each other member of the Navy Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Red Lion or any member of the Red Lion Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(e) General Intent. It is the intent of each of Navy and Red Lion, by virtue of the provisions of this Section 3.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Time, between or among Red Lion or any member of the Red Lion Group, on the one hand, and Navy or any member of the Navy Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Time), except as expressly set forth in Section 3.1(c). At any time, at the request of any other Party, each Party will cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 3.2 Indemnification By the Red Lion Group. Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Separation Time, Red Lion, and each member of the Red Lion Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Navy Indemnitees from and against, and will reimburse such Navy Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to, at or following the Separation Time, out of any of the following items (without duplication):

(a) the Red Lion Liabilities and the Liabilities of the Red Lion Group, including the failure of Red Lion or any other member of the Red Lion Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b) any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Red Lion Group by Navy or any of its Subsidiaries (other than any member of the Red Lion Group) that survives following the Separation Time;

(c) any breach by Red Lion or any other member of the Red Lion Group of any obligations to be performed by such Persons pursuant to this Agreement or the Employee Benefits Agreement subsequent to the Separation Time; and

(d) the enforcement by the Navy Indemnitees of their rights to be indemnified, defended and held harmless under this Section 3.2.

Section 3.3 Indemnification By Navy. Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements or the Merger Agreement, from and after the Separation Time, Navy, and each member of the Navy Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Red Lion Indemnitees from and against, and will reimburse such Red Lion Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Separation Time, out of any of the following items (without duplication):

(a) the Excluded Liabilities and the Liabilities of the Navy Group, including the failure of Navy or any other member of the Navy Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full such Liabilities;

(b) any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Navy Group by Red Lion or any of its Subsidiaries (other than any member of the Navy Group) that survives following the Separation Time;

(c) any breach by Navy or any other member of the Navy Group of any obligations to be performed by such Persons pursuant to this Agreement or the Employee Benefits Agreement subsequent to the Separation Time;

(d) the enforcement by the Red Lion Indemnitees of their rights to be indemnified, defended and held harmless under this Section 3.3; and

(e) the termination of, or failure to meet requirements under, the agreements set forth in Schedule 3.3(e).

Section 3.4 Payments; Reductions for Insurance Proceeds and Other Recoveries.

(a) Payments. Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article III will be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity agreements contained in this Article III will remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b) Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 3.2 or Section 3.3, as applicable, will be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties (including any captive insurance companies of the Indemnifying Party or its Affiliates) by or on behalf of such Indemnitee in respect of the related Loss (net of increased insurance premiums and charges related directly and solely to the related indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts). The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss will not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party will make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party will be (i) entitled to a “windfall” or other benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or otherwise have any subrogation rights with respect thereto, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(c) Tax Treatment of Payments. In the absence of a Final Determination to the contrary, any amount payable by Red Lion to Navy under this Agreement will be treated as occurring immediately prior to the Red Lion Restructuring, as an inter-company distribution, and any amount payable by Navy to Red Lion under this Agreement will be treated as occurring immediately prior to the Red Lion Restructuring, as a contribution to capital.

Section 3.5 Procedures for Defense, Settlement and Indemnification of Third-Party Claims.

(a) Direct Claims. Any claim on account of indemnifiable Losses that does not involve a Third-Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to give notice as provided in this Section 3.5(a) will not relieve the Indemnifying Party of its obligations under this Article III, except to the extent that the Indemnifying Party has been actually prejudiced by such failure to give notice.

(b) Third-Party Claims.

(i) Notice Of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Navy Group or Red Lion Group or any of their respective Affiliates of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 3.5(b)(i) will not relieve the Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article III, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the (A) defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (1) if Navy is the Indemnifying Party, affect Penny or any of its Controlled Affiliates (including after the Merger, any member of the Red Lion Group) in an adverse manner and (2) if Red Lion is the Indemnifying Party, affect Navy or any of its Controlled Affiliates in an adverse manner; and (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (A) and (B) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 3.5(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 3.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) either of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (I) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim, (II) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or (III) in the reasonable opinion of the Indemnitee, would otherwise adversely affect the Indemnitee or any of its Affiliates. The Indemnitee may settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

Section 3.6 Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which Red Lion, on the one hand, and Navy, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Certain Actions. Notwithstanding anything to the contrary set forth in Section 3.5, Navy may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Separation Time which relate to or arise out of the Red Lion Business, the Red Lion Assets or the Red Lion Liabilities if such Action also relates to the Excluded Assets and Excluded Liabilities and a member of the Navy Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Red Lion Business, the Red Lion Assets or the Red Lion Liabilities); provided that (i) Navy will consult with Red Lion on a regular basis with respect to strategy and developments with respect to any such Action, (ii) if Navy fails to take reasonable steps necessary to defend diligently such Action, Red Lion may assume such defense, and Navy will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, (iii) Red Lion has the right to participate in (but, subject to clause (ii) above, not control) the defense of such Action, and (iv) Navy must obtain the written consent of Red Lion, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would (A) provide for injunctive or other nonmonetary relief affecting Red Lion or any of its Affiliates, or (B) in the reasonable opinion of Red Lion, would otherwise adversely affect Red Lion or any of its Affiliates. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Navy and Red Lion will agree upon a reasonable allocation to Red Lion and Red Lion will be responsible for or receive, as the case may be, Red Lion’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Red Lion Business, the Red Lion Assets or the Red Lion Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

(c) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article III will not be affected.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Not Applicable to Taxes. Except for Section 3.4(c) and as otherwise specifically provided herein, this Agreement will not apply to Taxes (which are covered by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement will prevail.

(f) Environmental Claims. In the event of any claim pursuant to Section 3.3 with respect to the presence or release of any Hazardous Materials on any real property owned or operated by Penny, Red Lion or any Affiliate thereof, (i) Navy has the right, exercisable by written notice to the Red Lion Indemnitee, to assume control of and conduct any investigation or remedial action with respect thereto, (ii) Penny shall grant Navy reasonable access to such real property to perform any such investigation or remedial action, (iii) such investigation or remedial action shall be conducted in a manner that does not unreasonably interfere with the use of such real property, and (iv) if Navy determines that remedial action is required pursuant to Environmental Law, Penny hereby consents to the use of any engineered barriers or institutional controls that would not unreasonably interfere with Penny’s future use of such real property; provided that (A) Navy will consult with the Red Lion Indemnitee on a regular basis with respect to any material developments in such investigation or remedial action, (B) in the event that Navy receives a written notice of violation from the applicable Governmental Authority alleging a material failure by Navy to perform any such investigation or remedial action and Navy fails to cure such alleged violation within a reasonable period of time (which in no event shall be less than 120 days after the receipt of such written notice), Red Lion has the right, exercisable by reasonable written notice from the Red Lion Indemnitee to Navy, to assume control of such investigation or remedial action to the extent related to such notice of violation, and Navy will be liable for all reasonable costs or expenses paid or incurred by Red Lion in connection with such investigation or remedial, (C) Red Lion has the right to participate in (but, subject to clauses (i) through (iv) above, not control) any such investigation or remedial action at its cost and (D) Navy must obtain the written consent of Red Lion, such consent not to be unreasonably withheld or delayed, with respect to the use of any engineered barriers or institutional controls in any such investigation or remedial action.

Section 3.7 Exclusive Remedy. Each of Red Lion and Navy intends and hereby agrees that this Article III sets forth the exclusive remedy of the Parties following the Separation Time for any Losses arising out of any breach of the covenants or agreements of the Parties contained in this Agreement, except that nothing contained in this Section 3.7 will impair any right of any Person (a) to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud; (b) to specific performance under this Agreement; and (c) to equitable relief as provided in Section 5.15 or in any Ancillary Agreement. In furtherance of the foregoing, each of the Parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Party in connection herewith, arising under or based upon any Law other than the right to seek indemnity pursuant to this Article III and the right to seek the relief described in clauses (a), (b) and (c) of the preceding sentence.

Section 3.8 Survival of Indemnities. The rights and obligations of each of Navy and Red Lion and their respective Indemnitees under this Article III will survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Further Assurances. Subject to the limitations of Section 1.7:

(a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Separation Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b) Without limiting the generality of Section 4.1(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third parties to provide such cooperation. If any Affiliate of Navy or Red Lion is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Navy or Red Lion, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.

(c) Prior to the Separation Time, in the event that the Parties identify any tangible Asset (which, for the avoidance of doubt, excludes any Assets that constitute Intellectual Property) that (i) is owned by a member of the Navy Group, (ii) is not included in the Red Lion Assets or will otherwise be made available to the Red Lion Business pursuant to the Red Lion TSA or any of the other Ancillary Agreements, (iii) is not used primarily in, or held primarily for the benefit of, the Red Lion Business and (iv) is necessary to manufacture products of the Red Lion Business in a manner consistent with the manner in which they have manufactured as of the date hereof, the Parties will reasonably cooperate and negotiate in good faith to identify a mutually acceptable, commercially reasonable arrangement pursuant to which such Asset will be made available to the Red Lion Business subsequent to the Separation Time for a reasonable period of time.

Section 4.2 Agreement For Exchange of Information.

(a) Generally. Except as otherwise provided in the TSAs and except as provided in the last sentence of this Section 4.2(a), each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Separation Time and until the later of (x) the sixth anniversary of the Separation Time and (y) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of

Navy and Red Lion agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 4.2. The obligations set forth in this Section 4.2(a) with respect to the data required for worker’s compensation claim handling and filings will survive the sixth anniversary time period herein and will instead survive indefinitely.

(b) Financial Information for Navy. Without limitation to Section 4.2(a), until the end of the first full fiscal year occurring after the Closing Date (and for a reasonable period of time afterwards as required by Law for Navy to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Red Lion Group were consolidated with those of Navy), Red Lion will use its reasonable best efforts to enable Navy to meet its timetable for dissemination of its financial statements and to enable Navy’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Red Lion will authorize and direct its auditors to make available to Navy’s auditors, within a reasonable time prior to the date of Navy’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Red Lion and (y) work papers related to such annual audits and quarterly reviews, to enable Navy’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Red Lion’s auditors as it relates to Navy’s auditors’ opinion or report and (ii) until all governmental audits are complete, Red Lion will provide reasonable access during normal business hours for Navy’s internal auditors, counsel and other designated representatives to (x) the premises of Red Lion and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Red Lion and its Subsidiaries and (y) the officers and employees of Red Lion and its Subsidiaries, so that Navy may conduct reasonable audits relating to the financial statements provided by Red Lion and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Red Lion Group.

(c) Financial Information for Red Lion. Without limitation to Section 4.2(a), until the end of the second full fiscal year occurring after the Closing Date (and for a reasonable period of time afterwards or as required by Law), Navy will use its reasonable best efforts to enable Red Lion to meet its timetable for dissemination of its financial statements and to enable Red Lion’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Navy will authorize and direct its auditors to make available to Red Lion’s auditors, within a reasonable time prior to the date of Red Lion’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Navy and (y) work papers related to such annual audits and quarterly reviews, to enable Red Lion’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Navy’s auditors as it relates to Red Lion’s auditors’ opinion or report and (ii) until all governmental audits are complete, Navy will provide reasonable access during normal business hours for Red Lion’s internal auditors, counsel and other designated representatives to (x) the premises of Navy and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Navy and its

Subsidiaries and (y) the officers and employees of Navy and its Subsidiaries, so that Red Lion may conduct reasonable audits relating to the financial statements provided by Navy and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Navy Group.

(d) Certifications. In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the U.S. Securities and Exchange Commission) of Navy to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Red Lion will, within a reasonable period of time following a request from Navy in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Navy with certifications of such officers in support of the certifications of Navy’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Navy’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Closing occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Closing occurs and Navy’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Closing occurs. Such certifications will be provided in substantially the same form and manner as such Red Lion officers provided prior to the Closing (reflecting any changes in certifications necessitated by the Red Lion Restructuring or the Recapitalization or and any other transactions related thereto) or as otherwise agreed upon between Navy and Red Lion.

(e) Limitations of Liability. Neither Party will have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person.

(f) Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.2 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 4.2 and that is transferred or sold to a third-party or otherwise disposed of in accordance with Section 4.2(g), unless required by Law to retain such materials.

(g) Record Retention. Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the Red Lion Business in its respective possession or control at the Separation Time in accordance with the policies of Navy as in effect on the Separation Time or such other policies as may be adopted by Navy thereafter (provided, in the case of Red Lion, that Navy notify Red Lion of any such change). No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in Navy’s retention policies without first using its commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession or make copies of such Information prior to such destruction. Notwithstanding the foregoing, Section 7.02 of the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

(h) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 4.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement, the Confidentiality Agreement and any Ancillary Agreement.

(i) Costs of Providing Information. Each Party will be responsible for paying the fees and expenses incurred by it in connection with complying with the provisions of this Section 4.2.

(j) Production of Witnesses; Records; Cooperation.

(i) After the Separation Time, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection therewith.

(ii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(iii) Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.

(iv) Without limiting any provision of this Section 4.2(j), each of the Parties will cooperate, and will cause each member of its respective Group to cooperate, with each other in the defense of any claim that the Red Lion Business infringes Intellectual Property of any third Person or that challenges the validity of any Intellectual Property licensed to any Party pursuant to this Agreement or any Ancillary Agreement, and no Party will claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, validity or similar claim or challenge except as required by Law.

(v) The obligation of the Parties to provide witnesses pursuant to this Section 4.2(j) is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(vi) In connection with any matter contemplated by this Section 4.2(j), the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

(k) Restrictions. Except as expressly provided in this Agreement or the Ancillary Agreements, no Party or member of such Party’s Group hereunder grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

Section 4.3 Privileged Matters.

(a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Red Lion Business or the Non-Red Lion Business, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 4.3. With respect to Privileged Information of Navy, Navy will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Red Lion will not take any action (or permit any member of its Group to take action) without the prior written consent of Navy that could result in any waiver of any Privilege that could be asserted by Navy or any member of its Group under applicable Law and this Agreement. With respect to Privileged Information of Red Lion arising after the Separation Time, Red Lion will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Navy will take no action (nor permit any member of its Group to take action) without the prior written consent of Red Lion that could result in any waiver of any Privilege that could be asserted by Red Lion or any member of its Group under applicable Law and this Agreement. The rights and obligations created by this Section 4.3 will apply to all Information as to which a Party or its respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Red Lion Restructuring or the Recapitalization (“Privileged Information”).

(b) Privileged Information of Navy and its Group includes (i) any and all Information regarding the Non-Red Lion Business and the Navy Group (other than Information relating to the Red Lion Business (“Red Lion Information”)), whether or not such Information (other than Red Lion Information) is in the possession of Red Lion or any Affiliate thereof, (ii) all communications subject to a Privilege between counsel for Navy (other than counsel for the Red Lion Business) (including any person who, at the time of the communication, was an employee of Navy or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Penny, Red Lion or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Navy, regardless of whether such employee is or becomes an employee of Red Lion or any Affiliate thereof, and (iii) all Information generated, received or arising after the Separation Time that refers or relates to and discloses Privileged Information of Navy or its Group generated, received or arising prior to the Separation Time.

(c) Privileged Information of Red Lion and its Group includes (i) any and all Red Lion Information, whether or not it is in the possession of Navy or any member of its Group, (ii) all communications subject to a Privilege between counsel for the Red Lion Business (including any person who, at the time of the communication, was an employee of Navy or its Group in the capacity of in-house counsel, regardless of whether such employee is or remains an employee of Navy or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Navy, Red Lion or any member of either Group or the Red Lion Business regardless of whether such employee was, is or becomes an employee of Navy or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Separation Time that refers or relates to and discloses Privileged Information of Red Lion or its Group generated, received or arising after the Separation Time.

(d) Upon receipt by Navy or Red Lion, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Navy or Red Lion, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Navy or Red Lion, or any of their respective Affiliates, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Navy or Red Lion, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 4.3 or otherwise to prevent the production or disclosure of Privileged Information. Navy or Red Lion, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third party any of the other Party’s Privileged Information under this Section 4.3 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e) Navy’s transfer of books and records pertaining to the Red Lion Business and other Information to Red Lion, Navy’s agreement to permit Red Lion to obtain Information existing prior to the Red Lion Restructuring, Red Lion’s transfer of books and records pertaining to Navy, if any, and other Information to Navy and Red Lion’s agreement to permit Navy to obtain Information existing prior to the Red Lion Restructuring are made in reliance on Navy’s and Red Lion’s respective agreements, as set forth in Section 4.2 and this Section 4.3, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Navy or Red Lion, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 4.2 and the disclosure to Red Lion and Navy of Privileged Information relating to the Red Lion Business or the Non-Red Lion Business pursuant to this Agreement in connection with the Red Lion Restructuring will not be asserted by Navy or Red Lion to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.3 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Navy and Red Lion in, or the obligations imposed upon Navy and Red Lion by, this Section 4.3.

Section 4.4 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before, at or after the Separation Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Red Lion will be responsible for, and will pay, all expenses (whether incurred before, at or after the Separation Time) incurred in connection with the transfer of licenses or procurement of new licenses from third parties as may be necessary or advisable in connection with the Transfer Documents relating to the transfer of Intellectual Property to Red Lion. Red Lion will be responsible for, and will pay, all expenses (whether incurred before, at or after the Separation Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the Red Lion Group with any Governmental Authorities as may be necessary or appropriate.

Section 4.5 Use of Names of the Navy Group by Red Lion. Except as allowed under the Alliance Agreement, from and after the Separation Time, Red Lion will take all actions necessary to assure that no member of the Red Lion Group operates the Red Lion Business utilizing, based on or taking advantage of the name, reputation, Trademarks or goodwill of any member of the Navy Group; provided that Penny and members of the Red Lion Group may refer to the Navy Group and Trademarks of the Navy Group in connection with describing the historical relationship of the Red Lion Group to the Navy Group. In addition, Red Lion and each member of the Red Lion Group may use products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks or consumer information telephone numbers of the Navy Group after the Separation Time; provided, that Red Lion will, and will cause each member of the Red Lion Group to, cease use of products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks or consumer information telephone numbers beginning on the first anniversary of the Separation Time; provided, further, that there will be no time limit with respect to Red Lion’s sale of products bearing the corporate name, Trademarks or consumer information telephone numbers or that use any packaging bearing that same included in the Red Lion Inventory. The Red Lion Group will use commercially reasonable efforts to cease the sale or use of such products, product labeling or packaging as promptly as reasonably practicable following the Separation Time, consistent with their ordinary course of business. Red Lion will, and will cause each member of the Red Lion Group to, maintain quality standards for products of the Red Lion Business not materially different from those maintained by the Red Lion Business prior to the Separation Time for so long as any member of the Red Lion Group continues to sell or use any products, product labeling, packaging, advertising, sales or promotional materials bearing the corporate names, Trademarks or consumer information telephone numbers of any member of the Navy Group.

Section 4.6 Removal of Tangible Assets.

(a) Except as may be otherwise provided in the TSA, or otherwise agreed to by the Parties, all tangible Red Lion Assets that are located at any Non-Red Lion Facilities will be moved as promptly as practicable after the Separation Time from such facilities, at Navy’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Navy Group and to not cause damage to such facility, and such member of the Navy Group will provide reasonable access to such facility to effectuate same. Red Lion will remove any Red Lion Assets that remain at any such facilities in connection with the performance of services under the TSAs as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

(b) Except as may be otherwise provided in the TSAs or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Red Lion Facilities will be moved as promptly as practicable after the Separation Time from such facilities, at Navy’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Red Lion Group and to not cause damage to such Red Lion Facility, and such member of the Red Lion Group will provide reasonable access to such Red Lion Facility to effectuate such movement. Navy will remove any Excluded Assets that remain at any such Red Lion Facilities in connection with the performance of services under the TSAs as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

Section 4.7 Insurance.

(a) Rights Under Policies. Notwithstanding any other provision of this Agreement, from and after the Separation Date, none of Red Lion nor any other member of the Red Lion Group will have any rights whatsoever with respect to any Policies, except that (i) Navy will, if requested by Red Lion, use commercially reasonable efforts to assert, on behalf of Red Lion, claims for any loss, liability or damage with respect solely to the Red Lion Assets or Red Lion Liabilities under Policies with third-party insurers or SOL Insurance Ltd. which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Separation Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, and (ii) Navy will, if requested by Red Lion, use commercially reasonable efforts to continue to prosecute, on behalf of Red Lion, claims with respect solely to Red Lion Assets or Red Lion Liabilities properly asserted with an insurer prior to the Separation Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Separation Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided that in the case of both clauses (i) and (ii) above, (A) all of Navy’s and each member of the Navy Group’s costs and expenses incurred in connection with the foregoing are promptly paid by Red Lion, (B) Navy and the Navy Group may, at any time, without Liability or obligation to Red Lion or any member of the Red Lion Group (other than as set forth in Section 4.7(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) any such claim will be subject to all of the terms and conditions of the applicable Policy and (D) Red Lion promptly pays to Navy any applicable deductible.

(b) Assistance by Navy. Until the one-year anniversary of the Separation Time and as requested by Red Lion, Navy will use commercially reasonable efforts to assist Red Lion in connection with any efforts by Red Lion to acquire insurance coverage with respect to the Red Lion Business for incidents occurring prior to the Separation Date, as described in Section 4.7(a); provided, that all of Navy’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Red Lion.

(c) Navy Actions. In the event that after the Separation Date, Navy or any member of the Navy Group proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Red Lion has rights to assert claims pursuant to Section 4.7(a) in a manner that would adversely affect any such rights of Red Lion (i) Navy will give Red Lion prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Navy) and (ii) Navy will pay to Red Lion its equitable share (which must be determined by Navy in good faith based on the amount of premiums paid or allocated to the Red Lion Business in respect of the applicable Policy) of any net proceeds actually received by Navy from the insurer under the applicable Policy as a result of such action by Navy (after deducting Navy’s reasonable costs and expenses incurred in connection with such action). The Tax treatment of any such payments to Red Lion by Navy will be handled in accordance with Section 3.4(c).

(d) Insurance Premiums. Subject to clause (B) of the proviso to Section 4.7(a), from and after the Separation Date, Navy will pay, if so directed by Red Lion, all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Separation Date, whereupon Red Lion will upon the request of Navy, promptly reimburse Navy for that portion of such premiums paid by Navy as are reasonably determined by Navy (and reasonably approved by Red Lion) to be attributable to the Red Lion Business.

(e) Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both Navy and/or a member of the Navy Group, on the one hand, and Red Lion and/or a member of the Red Lion Group, on the other hand, relating to the same occurrence or claim, Navy and Red Lion agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

(f) Termination. The obligations of Navy and the Navy Group set forth in this Section 4.7 will terminate on the one-year anniversary of the Separation Time, except with respect to any claims against Occurrence Basis Policies.

(g) No Limitation to Indemnity. Nothing in this Section 4.7 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Expenses. Except as otherwise provided in this Agreement, including Section 1.7(b), Section 1.7(c), Section 1.10, Section 2.7(d), Section 3.4(b), Section 3.5(b), Section 3.6(b), Section 3.6(d), Section 4.2(i), Section 4.4, Section 4.7, the Merger Agreement or any Ancillary Agreement, each Party will be responsible for the fees and expenses of the Parties as provided in Section 6.8 of the Merger Agreement.

Section 5.2 Entire Agreement. This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 5.3 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) is governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 5.4 Notices. Any notice, demand, claim or other communication under this Agreement shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Navy or, prior to the Effective Time, Red Lion:

Nabors Industries Ltd. Crown House Second Floor 4 Par-la-Ville Road Hamilton, HM 08 Bermuda Attention: Corporate Secretary

with a copy (which shall not constitute notice) to:

Nabors Corporate Services, Inc. 515 West Greens Road, Suite 1200 Houston, Texas 66057
Attention:	Laura Doerre
Facsimile:	(441) 292-1334 (281) 775-4319

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Attention:	Charles J. Conroy
Scott W. Golenbock
Facsimile:	(212) 530-5219

If to Red Lion, after the Effective Time:

C&J Energy Services Ltd.
3990 Rogerdale
Houston, TX 77042
Attention:	Theodore Moore
Facsimile:	(713) 325-5920

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention:	Jeffery B. Floyd
Stephen M. Gill
Facsimile:	(713) 615-5956

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to Navy will be deemed notice to all members of the Navy Group, and any notice to Red Lion will be deemed notice to all members of the Red Lion Group.

Section 5.5 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

Section 5.6 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, no such amendment or waiver shall be effective without the prior written consent of Penny. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 5.6(a) and will be effective only to the extent in such writing specifically set forth.

Section 5.7 Termination. This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 5.8 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. Penny shall be a third-party beneficiary of the rights of Red Lion under this Agreement. This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except (i) as contemplated in the preceding sentence, (ii) for the provisions of Article III with respect to indemnification of Indemnitees and (iii) for the second sentence of Section 5.6(a), which shall be to the benefit of Penny.

Section 5.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group; provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement; and provided, further, that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

Section 5.10 Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. References to dollar amounts are to U.S. dollars, unless otherwise specified. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Merger Agreement, or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereto hereby expressly disclaim any implied duty of good faith and fair dealing or similar concept.

Section 5.11 Severability. If any provision of this Agreement or any Ancillary Agreement, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement or such Ancillary Agreement, it being the intent and agreement of the parties hereto that this Agreement and any Ancillary Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 5.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 5.13 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, will survive each of the Red Lion Restructuring and the Recapitalization and will remain in full force and effect.

Section 5.14 Jurisdiction; Consent to Jurisdiction.

(a) Exclusive Jurisdiction. Each of the Parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the Ancillary Agreements, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”) may be brought and determined in any of the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, and each of the Parties hereto hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 5.4. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Laws, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.14(b).

Section 5.15 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, subject to Section 3.7. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 5.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Red Lion or its Affiliates, on the one hand, nor Navy or its Affiliates, on the other hand, will be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability with respect to a Third-Party Claim).

ARTICLE VI

DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Accounting Exhibit” means the accounting statement exhibit on Schedule 2.7(a) attached hereto and the line items, accounting principles, methods, practices, categories, estimates, judgments and assumptions set forth therein.

“Accounting Firm” has the meaning set forth in Section 2.7(d).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjusted Navy Restricted Share” has the meaning given to such term in the Merger Agreement.

“Adjusted Options” has the meaning given to such term in the Merger Agreement.

“Adjustment Amount” means (i) Working Capital, less (ii) the amount closest to Working Capital in the Target Working Capital Range, calculated in accordance with the Accounting Exhibit; provided, however, that if Working Capital is in the Target Working Capital Range, then the Adjustment Amount will be equal to zero.

“Adjustment Payment” has the meaning set forth in Section 2.7(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alberta” has the meaning set forth in the recitals.

“Alliance Agreement” has the meaning set forth in Section 2.4(a)(v).

“Ancillary Agreements” means the Tax Matters Agreement, the TSAs, the Employee Benefits Agreement, the Alliance Agreement and the Registration Rights Agreement.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Canada Completion Business” has the meaning set forth in the recitals.

“Claims Made Policies” has the meaning set forth in Section 4.7(a).

“Claims Notice” has the meaning set forth in Section 3.5(b)(i).

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Adjustment Statement” has the meaning set forth in Section 2.7(b).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Confidentiality Agreement” means the confidentiality agreement to be entered into between Navy and Red Lion prior to the Separation Time in form and substance reasonably acceptable to Navy, Red Lion and Penny.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Control” and its derivatives means, with respect to any Person (other than an individual): (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least 50% of the aggregate of all voting equity interests in such Person or (ii) equity interests having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the Assets of such Person; or (b) the right to appoint, directly or indirectly, a majority of the board of directors or equivalent governing body of such Person; or (c) the right to control, directly or indirectly, the management or direction of such Person by means of Contract, corporate governance document or a similar instrument; or (d) in the case of a partnership, the holding of the position of sole general partner.

“Convey” has the meaning set forth in Section 1.1(a). Variants of this term, such as “Conveyance,” will have correlative meanings.

“Covered Claim” has the meaning set forth in Section 5.14(a).

“Debt Financing Agreements” has the meaning set forth in the recitals.

“Direct Claims” has the meaning set forth in the definition of “Losses.”

“Divested Business” means any business or product line of the Red Lion Business sold or terminated by the Navy Group (or any predecessor) prior to the Separation Time.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Employee Benefits Agreement” has the meaning set forth in Section 2.4(a)(i). From and after the Separation Time, the Employee Benefits Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Environmental Conditions” means the presence as of the Separation Time in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable response action standard or threshold established under any applicable Environmental Law or that otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Law” has the meaning set forth in the Merger Agreement.

“Estimated Adjustment Payment” has the meaning set forth in Section 2.7(a).

“Estimated Closing Adjustment Statement” has the meaning set forth in Section 2.7(a).

“Exchange Ratio” has the meaning given to such term in the Merger Agreement.

“Excluded Actions” has the meaning set forth in Section 1.5(b)(iii).

“Excluded Assets” has the meaning set forth in Section 1.4(b).

“Excluded Environmental Liabilities” has the meaning set forth in Section 1.5(b)(vi).

“Excluded Liabilities” has the meaning set forth in Section 1.5(b).

“Final Adjustment Payment” has the meaning set forth in Section 2.7(f).

“Final Closing Adjustment Statement” has the meaning set forth in Section 2.7(e).

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Navy Group, the Red Lion Group or the Penny Group, as the context requires.

“Guarantee Release” has the meaning set forth in Section 1.10(b).

“Hazardous Materials” has the meaning set forth in the Merger Agreement.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article III hereof or any other section of this Agreement or any Ancillary Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article III hereof or any other section of this Agreement or any Ancillary Agreement.

“Inidigo” has the meaning set forth in the recitals.

“Information” means information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Insurance Proceeds” means those monies: (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (iii) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (iv) computer data, computer programs or other software, and databases, in each case whether in source code, object code or other form, and all related documentation, (v) trade secrets and all other confidential or proprietary Information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof, (vi) rights of privacy and publicity, and (vii) any and all other proprietary rights, and (viii) any and all other intellectual property under the Laws of any country throughout the world.

“Intercompany Accounts” has the meaning set forth in Section 1.6(c).

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Litigation Conditions” has the meaning set forth in Section 3.5(b)(ii).

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees); provided, however, that (i) with respect to claims made hereunder by (A) any member of the Navy Group, on the one hand, against any member of the Red Lion Group, on the other hand, or (B) by any member of the Red Lion Group, on the one hand, against any member of the Navy Group, on the other hand (collectively, “Direct Claims”), “Losses” will not include attorneys’ fees or other arbitration or litigation expenses (including without limitation experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article III or Section 5.14 and (ii) “Losses” will not include any punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“LuxCo” has the meaning set forth in the recitals.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Merger Sub” has the meaning set forth in the recitals.

“Navy” has the meaning set forth in the preamble.

“Navy Adjusted Option” has the meaning given to such term in the Merger Agreement.

“Navy Group” means Navy and each of its Subsidiaries, but excluding any member of the Red Lion Group.

“Navy Indemnitees” means Navy, each member of the Navy Group, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Navy Group (in each case, in their respective capacities as such).

“Navy Objection” has the meaning set forth in Section 2.7(c).

“Navy Stock Option” has the meaning given to such term in the Merger Agreement.

“Navy Transfer Documents” has the meaning set forth in Section 2.5.

“Navy TSA” has the meaning set forth in Section 2.4(a)(iii). From and after the Separation Time, the Navy TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Non-Red Lion Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Separation Time by Navy, the Navy Subsidiaries, Red Lion and the Red Lion Subsidiaries, in each case that are not included in the Red Lion Business.

“Non-Red Lion Facilities” means all facilities that are used or held for use by a member (or former member) of the Navy Group, including any formerly owned, operated or leased properties of the Red Lion Business.

“Note Repayment” has the meaning set forth in the recitals.

“Notes” has the meaning set forth in the recitals.

“Occurrence Basis Policies” has the meaning set forth in Section 4.7(a).

“Orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Parties” means Navy, and Red Lion and, for purposes of the obligations in Section 3.2, the Red Lion Group.

“Penny” has the meaning set forth in the recitals.

“Penny Base Share Number” has the meaning set forth in Section 2.3.

“Penny Common Stock” has the meaning set forth in the recitals.

“Penny Group” means Penny and each of its Subsidiaries, including after the Effective Time, the Red Lion Group.

“Penny Stock Options” has the meaning given to such term in the Merger Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of Navy and its Subsidiaries (including members of the Red Lion Group) and their predecessors which were or are in effect at any time at or prior to the Separation Date, including but not limited to commercial general liability, automobile liability, workers’ compensation and employer’s liability, excess and umbrella liability, aircraft hull and liability, commercial crime (including ERISA bond), property and business interruption, directors’ and officers’ liability, fiduciary liability, errors and omissions, special accident, environmental, inland and marine, and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Privileged Information” has the meaning set forth in Section 4.3(a).

“Privileges” has the meaning set forth in Section 4.3(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Recapitalization” has the meaning set forth in the recitals.

“Red Lion” has the meaning set forth in the recitals.

“Red Lion Accounts” means the bank and brokerage account owned by Red Lion or any other member of the Red Lion Group.

“Red Lion Assets” has the meaning set forth in Section 1.4(a).

“Red Lion Books and Records” has the meaning set forth in Section 1.4(a)(iv).

“Red Lion Business” has the meaning set forth in the recitals.

“Red Lion Common Shares” has the meaning set forth in the recitals.

“Red Lion Contracts” has the meaning set forth in Section 1.4(a)(iii).

“Red Lion Employee” has the meaning set forth in the Employee Benefits Agreement.

“Red Lion Employee Benefit Plans” has the meaning set forth in the Merger Agreement.

“Red Lion Entities” has the meaning set forth in Section 1.4(a)(ii).

“Red Lion Entity Interests” has the meaning set forth in Section 1.4(a)(ii).

“Red Lion Facilities” has the meaning set forth in Section 1.4(a)(i).

“Red Lion Financing” has the meaning set forth in the recitals.

“Red Lion Group” means Red Lion and each of its Subsidiaries. The Penny Group will be deemed to be members of the Red Lion Group as of the Effective Time.

“Red Lion Indemnitees” means Red Lion, each member of the Red Lion Group, and each of their respective successors and assigns, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Red Lion Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Red Lion Information” has the meaning set forth in Section 4.3(b).

“Red Lion Inventory” has the meaning set forth in Section 1.4(a)(xii).

“Red Lion Liabilities” has the meaning set forth in Section 1.5(a).

“Red Lion Restructuring” has the meaning set forth in the recitals.

“Red Lion Share Issuance” has the meaning set forth in Section 2.3.

“Red Lion Transfer Documents” has the meaning set forth in Section 2.6.

“Red Lion TSA” has the meaning set forth in Section 2.4(a)(ii). From and after the Separation Time, the Red Lion TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Registration Rights Agreement” has the meaning set forth in Section 2.4(a)(vi).

“Reserve Amount” has the meaning set forth in Schedule 2.7(b).

“Restricted Penny Share” has the meaning set forth in the Merger Agreement.

“Restricted Navy Share” has the meaning set forth in the Merger Agreement.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Separation Date” has the meaning set forth in Section 2.1.

“Separation Time” has the meaning set forth in Section 2.1.

“Shared Information” means (i) all Information provided by any member of the Red Lion Group to a member of the Navy Group prior to the Separation Time, and (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Red Lion Business prior to the Separation Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or the Merger Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Navy or Red Lion, as the case may be.

“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Target Working Capital Range” has the meaning set forth in Schedule 2.7(b).

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in Section 2.4(a)(iv). From and after the Separation Time, the Tax Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” has the meaning set forth in Section 3.5(b)(i).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” has the meaning set forth in the Tax Matters Agreement.

“Transfer Documents” has the meaning set forth in Section 2.6.

“TSAs” has the meaning set forth in Section 2.4(a)(iii).

“U.S. Completion Business” has the meaning set forth in the recitals.

“USHC” has the meaning set forth in the recitals.

“Working Capital” has the meaning set forth in Schedule 2.7(b).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

NABORS INDUSTRIES LTD.

By:
Name:
Title:

NABORS RED LION LIMITED

By:
Name:
Title:

[Signature Page to Separation Agreement]

EXHIBIT B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

C&J ENERGY SERVICES, INC.

FIRST: The name of the corporation is C&J Energy Services, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $0.01 per share.

FIFTH: The name of the incorporator is Danielle Foley and her address is 3990 Rogerdale Road, Houston, TX 77042.

SIXTH: Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. The number of directors which shall constitute the entire Board of Directors of the Corporation (the “Board”) shall be fixed from time to time by a majority of the directors then in office. Each director shall hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

SEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the bylaws of the Corporation may be altered, amended or repealed and new bylaws may be adopted by the Board, unless the bylaws of the Corporation limit or eliminate the Board’s power to amend, alter or repeal the bylaws or to adopt new bylaws.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: (a) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) Indemnification and Insurance.

(i) Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve, at the request of the Corporation, in any capacity, with any corporation, partnership or other entity in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation shall indemnify and hold harmless in such manner any person designated by the Board, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; provided, however, that except as provided in subsection (b)(ii) of this Article NINTH, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred herein shall be a contract right based upon an offer from the Corporation which shall be deemed to have been made to a person subject to subsection (b)(i)(A) on the date this Certificate of Incorporation is effective and to a person subject to subsection (b)(i)(B) on the date designated by the Board, shall be deemed to be accepted, (i) in the case of a person subject to subsection (b)(i)(A) by such person’s service or continued service as a director or officer of the Corporation for any period after the offer is made and (ii) in the case of a person subject to subsection (b)(i)(B), by such person’s continued service in such capacity as such person was serving when designated as subject to subsection (b)(i)(B) by the Board, or any committee thereof, or if such person is no longer serving in such capacity, by such person’s written acceptance and, in each case, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided further, however, that if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article NINTH or otherwise. The Corporation may, by action of the Board, provide indemnification or advancement to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(ii) Right of Claimant to Bring Suit. If a claim under Section (b)(i) of this Article NINTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(iii) Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have acquired or hereafter acquires under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement (including any indemnification agreement or employment agreement with the Corporation), vote of stockholders or disinterested directors or otherwise.

(iv) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(v) Nature of Rights. The rights conferred upon indemnitees in this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article NINTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(vi) Savings Clause. If this Article NINTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each current or former director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article NINTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

TENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of amending and restated the amended and restated certificate of incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this [—]th day of [—], 2014.

Danielle Foley, Authorized Person

EXHIBIT C

THIRD AMENDED AND RESTATED

BYLAWS

OF

C&J ENERGY SERVICES, INC.

A Delaware Corporation

Date of Adoption:

[—], 2014

THIRD AMENDED AND RESTATED

BYLAWS

OF

C&J ENERGY SERVICES, INC.

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of C&J Energy Services, Inc. (the “Corporation”) required by the General Corporation Law of the State of Delaware (the “DGCL”) to be maintained in the State of Delaware, shall be the registered office named in the original Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and restated from time to time, the “Certificate of Incorporation”), or such other office as may be designated from time to time by the Board of Directors in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware such registered office need not be identical to such principal office of the Corporation.

Section 2. Other Offices. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1. Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof.

Section 2. Quorum; Adjournment of Meetings. Unless otherwise required by law or provided in the Certificate of Incorporation or these bylaws, the holders of shares of stock with a majority of the voting power entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business and the act of the holders of a majority of the voting power of such stock so represented at any meeting of stockholders at which a quorum is present shall constitute the act of the meeting of stockholders. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if such shares of stock represent a majority of the voting power entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the chairman of the meeting or the holders of shares of stock with a majority of the voting power

1

present in person or represented by proxy at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting; provided, however, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

Section 3. Annual Meetings. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

Section 4. Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board (if any), by the chief executive officer or by a majority of the Board of Directors, or by a majority of the executive committee (if any), and shall be called by the Chairman of the Board (if any), by the chief executive officer or the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holder(s) of at least 75 percent (75%) of the issued and outstanding stock entitled to vote at such meeting.

Section 5. Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than sixty (60) days nor less than ten (l0) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Article VII, Section 3 of these bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Section 12 of this Article II, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. Notice of Meetings. Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board (if any) or the chief executive officer, the Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat and shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, personally, by electronic transmission or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice.

Section 7. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 8. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

No proxy shall be valid after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or

3

giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he or she is of the proxies representing such shares.

Section 9. Voting; Elections; Inspectors. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote which is registered in his or her name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the Board of Directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his or her executor or administrator, either in person or by proxy.

All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by stockholders holding shares of stock representing a majority of the voting power present in person or by proxy at any meeting a written ballot vote shall be taken. All elections for directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation or these bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. Such inspector shall ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

4

Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 10. Conduct of Meetings. The meetings of the stockholders shall be presided over by the Chairman of the Board (if any), or if he or she is not present, by the chief executive officer, or if neither the Chairman of the Board (if any), nor chief executive officer is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he or she is not present, an Assistant Secretary shall so act; if neither the Secretary nor an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. Unless the chairman of the meeting of stockholders shall otherwise determine, the order of business shall be as follows:

(a)	Calling of meeting to order.

(b)	Election of a chairman and the appointment of a secretary if necessary.

(c)	Presentation of proof of the due calling of the meeting.

(d)	Presentation and examination of proxies and determination of a quorum.

(e)	Reading and settlement of the minutes of the previous meeting.

(f)	Reports of officers and committees.

(g)	The election of directors if an annual meeting, or a meeting called for that purpose.

(h)	Unfinished business.

(i)	New business.

(j)	Adjournment.

Section 11. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation and such shares shall not be counted for quorum purposes.

Section 12. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation, any action permitted or required by law, the Certificate of Incorporation or these bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than a unanimous written consent shall be given by the Secretary to those stockholders who have not consented in writing.

5

ARTICLE III

BOARD OF DIRECTORS

Section 1. Power; Number; Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and subject to the restrictions imposed by law or the Certificate of Incorporation, they may exercise all the powers of the Corporation.

The number of directors of the Corporation shall be determined from time to time by resolution of the Board of Directors, unless the Certificate of Incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the Certificate of Incorporation. Each director shall hold office for the term for which he or she is elected, and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders nor residents of the State of Delaware.

Section 2. Quorum. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3. Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution. At all meetings of the Board of Directors business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his or her absence by the chief executive officer, or by resolution of the Board of Directors.

Section 4. First Meeting. Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required.

Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

Section 6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board (if any), the chief executive officer or, on the written request of any two directors, by the Secretary, in each case on at least twenty-four (24) hours personal or written notice or on at least twenty-four (24) hours notice by electronic transmission to each director. Such notice, or any waiver thereof pursuant to Article VII, Section 3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these bylaws.

6

Section 7. Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that, unless the Certificate of Incorporation otherwise provides, if the Board of Directors is classified, then the stockholders may effect such removal only for cause; and provided further that, if the Certificate of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors and if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board of Directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Section 8. Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director; and any director so chosen shall hold office until the next annual election and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.

If the directors of the Corporation are divided into classes, any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and shall qualify.

Section 9. Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors.

Section 10. Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

7

Section 11. Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the holders of shares of stock representing a majority of the voting power entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of the holders of shares of stock representing a majority of the voting power entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

ARTICLE IV

COMMITTEES

Section 1. Designation; Powers. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders an agreement of merger, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending, altering or repealing the bylaws or adopting new bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

Section 2. Procedure; Meetings; Quorum. Any committee designated pursuant to Section 1 of this Article IV shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

8

Section 3. Substitution of Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

ARTICLE V

OFFICERS

Section 1. Number, Titles and Term of Office. The officers of the Corporation shall be a chief executive officer and a Secretary and, if the Board of Directors so elects, a Chairman of the Board, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Board of Directors may from time to time elect or appoint. Each officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 2. Salaries. The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

Section 3. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed, either with or without cause, by the vote of a majority of the whole Board of Directors at a special meeting called for the purpose, or at any regular meeting of the Board of Directors. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4. Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

Section 5. Powers and Duties of the Chief Executive Officer. The President shall be the chief executive officer of the Corporation unless the Board of Directors designates the Chairman of the Board or any other officer as chief executive officer. Subject to the control of the Board of Directors and the executive committee (if any), the chief executive officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 6. Powers and Duties of the Chairman of the Board. If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors and shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the Board of Directors.

9

Section 7. Powers and Duties of the President. Unless the Board of Directors otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and, unless the Board of Directors otherwise determines, he or she shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board of Directors and he or she shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him or her by the Board of Directors.

Section 8. Vice Presidents. In the absence of the chief executive officer, or in the event of his or her inability or refusal to act, a Vice President designated by the Board of Directors shall perform the duties of the chief executive officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the chief executive officer. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the chief executive officer, or in the event of his or her absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 9. Treasurer. The Treasurer, if any, shall have responsibility for the custody and control of all the funds and securities of the Corporation, and he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors. He or she shall perform all acts incident to the position of Treasurer, subject to the control of the chief executive officer and the Board of Directors and he or she shall, if required by the Board of Directors, give such bond for the faithful discharge of his or her duties in such form as the Board of Directors may require.

Section 10. Assistant Treasurers. Each Assistant Treasurer, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors. The Assistant Treasurers shall exercise the powers of the Treasurer during that officer’s absence or inability or refusal to act.

Section 11. Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of directors and the stockholders, in books provided for that purpose; he or she shall attend to the giving and serving of all notices; he or she may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he or she may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors or the chief executive officer; and he or she shall in general perform all acts incident to the office of Secretary, subject to the control of the chief executive officer and the Board of Directors.

10

Section 12. Assistant Secretaries. Each Assistant Secretary, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 13. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the chief executive officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

CAPITAL STOCK

Section 1. Certificates of Stock. Except as provided in this Section 1 of Article VI, the certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors. The Chairman of the Board (if any), chief executive officer or a Vice President shall cause to be issued to each stockholder one or more certificates, under the seal of the Corporation or a facsimile thereof if the Board of Directors shall have provided for such seal, and signed by the Chairman of the Board (if any), chief executive officer or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by such stockholder in the Corporation; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares. The Board of Directors may deem that any outstanding shares of the Corporation will be uncertificated and registered in such form on the stock books of the Corporation.

Section 2. Transfer of Shares. Subject to the provisions of the Certificate of Incorporation regarding the transfer of stock, the shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares. Subject to the provisions of the Certificate of Incorporation and any

11

other applicable agreements regarding the transfer of stock, upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 4. Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 5. Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his or her legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1. Fiscal Year. The fiscal year of the Corporation shall be such as established from time to time by the Board of Directors.

Section 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by the Assistant Secretary or Assistant Treasurer.

Section 3. Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these bylaws, said notice shall be deemed to be sufficient if given by electronic transmission or by deposit of the same in a post office box in a sealed prepaid wrapper addressed to the person entitled thereto at his or her post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a

12

meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these bylaws.

Section 4. Resignations. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the chief executive officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 5. Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 6. Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Corporation.

Section 7. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 8. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these bylaws (in each case, as may be amended from time to time); or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII, Section 8.

13

ARTICLE VIII

AMENDMENTS

If provided in the Certificate of Incorporation of the Corporation, the Board of Directors shall have the power to adopt, amend and repeal from time to time bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such bylaws as adopted or amended by the Board of Directors.

14

Exhibit D

BYE-LAWS

OF

[RED LION] LTD.

TABLE OF CONTENTS

INTERPRETATION

1.	Definitions

SHARES

2.	Power to Issue Shares
3.	Power of the Company to Purchase its Shares
4.	Rights Attaching to Shares
5.	Calls on Shares
6.	Preemptive Rights
7.	Forfeiture of Shares
8.	Share Certificates
9.	Fractional Shares

REGISTRATION OF SHARES

10.	Register of Members
11.	Registered Holder Absolute Owner
12.	Transfer of Registered Shares
13.	Transmission of Registered Shares

ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital
15.	Variation of Rights Attaching to Shares

DIVIDENDS AND CAPITALISATION

16.	Dividends
17.	Power to Set Aside Profits
18.	Method of Payment
19.	Capitalisation

MEETINGS OF MEMBERS

20.	Annual General Meetings
21.	Special General Meetings
22.	Requisitioned General Meetings
23.	Notice

24.	Giving Notice and Access
25.	Postponement or Cancellation of General Meeting
26.	Electronic Participation and Security in Meetings
27.	Quorum at General Meetings
28.	Chairman to Preside at General Meetings
29.	Voting on Resolutions
30.	[Intentionally Omitted]
31.	Voting by Joint Holders of Shares
32.	Instrument of Proxy
33.	Representation of Corporate Member
34.	Adjournment of General Meeting
35.	Written Resolutions
36.	Directors Attendance at General Meetings

DIRECTORS AND OFFICERS

37.	Election of Directors
38.	Number of Directors
39.	Classes of Directors
40.	Term of Office of Directors
41.	Alternate Directors
42.	Removal of Directors
43.	Vacancy in the Office of Director
44.	Remuneration of Directors
45.	Defect in Appointment
46.	Directors to Manage Business
47.	Powers of the Board of Directors
48.	Committees of the Board of Directors
49.	Register of Directors and Officers
50.	Appointment of Officers
51.	Appointment of Secretary
52.	Duties of Officers
53.	Remuneration of Officers
54.	Conflicts of Interest
55.	Indemnification and Exculpation of Directors and Officers

MEETINGS OF THE BOARD OF DIRECTORS

56.	Board Meetings
57.	Notice of Board Meetings
58.	Electronic Participation in Meetings
59.	Representation of Corporate Director
60.	Quorum at Board Meetings
61.	Board to Continue in the Event of Vacancy
62.	Chairman to Preside
63.	Written Resolutions
64.	Validity of Prior Acts of the Board

CORPORATE RECORDS

65.	Minutes
66.	Place Where Corporate Records Kept
67.	Form and Use of Seal

ACCOUNTS

68.	Records of Account
69.	Financial Year End

AUDITS

70.	Annual Audit
71.	Appointment of Auditor
72.	Remuneration of Auditor
73.	Duties of Auditor
74.	Access to Records
75.	Financial Statements and the Auditor’s Report
76.	Vacancy in the Office of Auditor

BUSINESS COMBINATIONS

77.	Business Combinations
78.	Company Sale

VOLUNTARY WINDING-UP AND DISSOLUTION

79.	Winding-Up

CHANGES TO CONSTITUTION

80.	Changes to Bye-laws
81.	Changes to the Memorandum of Association
82.	Discontinuance

[Red Lion] Ltd.

INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981;

Auditor	includes an individual, company or partnership;

Board	the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

Business Day	any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal laws of the United States or under the laws of Bermuda;

Closing Date	the date of the closing of the merger of Penny and a subsidiary of the Company contemplated by the Merger Agreement;

Code	The Internal Revenue Code of 1986, as amended, of the United States;

Common Shareholders	Members that are registered holders of Common Shares;

Company	the company for which these Bye-laws are approved and confirmed;

Company Sale	any sale of the Company or any Material Subsidiary (whether by merger, amalgamation, consolidation, sale of Common Shares or otherwise) or the lease, sale or other disposition of all, or substantially all, of the Company’s assets on a consolidated basis;

Director	a director of the Company;

Independent Directors	a director of the Company that the Board determines qualifies as independent under the listing standards of the principal stock exchange on which the Common Shares are listed;

1

[Red Lion] Ltd.

Material Subsidiary	any direct or indirect subsidiary of the Company (a) that constitute 25% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole, based on fair market value or (b) whose revenues constitute 25% or more of the consolidated revenues of the Company and its subsidiaries, taken as a whole;

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Merger Agreement	that certain agreement and plan of merger, dated as of June 25, 2014, by and among Navy, the Company and Penny, as same may be amended and restated from time to time;

Navy	Nabors Industries Ltd., a Bermuda exempted company;

Navy Selected Directors	Laura Doerre, Siggi Meissner and William Restrepo, or, if one of them has resigned, died, or is otherwise unable to serve as director for any reason, a replacement thereof designated in writing by Navy;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

Penny	C&J Energy Services, Inc., a Delaware corporation;

Pro Rata Share	a fraction (expressed as a percentage), the numerator of which equals the number of Common Shares held at the relevant time by Navy and the denominator of which equals the total number of issued and outstanding Common Shares at such time;

Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;

2

[Red Lion] Ltd.

Register of Members	the register of members referred to in these Bye-laws;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Right of First Refusal	the Company’s right of first refusal with respect to certain transfers of Common Shares by Navy pursuant to Section 6.18 of the Merger Agreement (or any successor provision thereof);

Rights Plan	any shareholder rights plan adopted by the Board in accordance with Bye-law 4.5;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Standstill Period	the period beginning at the effective time of the merger pursuant to the Merger Agreement and ending upon the earlier to occur of (a) the five-year anniversary of the effective time of the merger pursuant to the Merger Agreement and (b) the date that Navy beneficially owns less than 15% of all issued and outstanding Common Shares;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled; and

United States or U.S.	the United States of America and its dependant territories or any part thereof.

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

3

[Red Lion] Ltd.

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2	Without limitation to the provisions of Bye-law 4, subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.	Power of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

4

[Red Lion] Ltd.

3.2	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	Rights Attaching to Shares

4.1	At the date these Bye-laws are adopted, the authorized share capital of the Company is divided into two classes comprising: (i) [number] common shares of par value US$[0.01] each (the “Common Shares”) and (ii) [number] preference shares of par value US$[0.01] each (the “Preference Shares”).

4.2	The holders of Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to Preference Shares):

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.3	The Board is authorised to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

5

[Red Lion] Ltd.

(e)	whether or not the shares of that series shall be redeemable or purchaseable and, if so, the terms and conditions of such redemption or purchase, including the manner of selecting shares for redemption or purchase if less than all shares are to be redeemed or purchased, the date or dates upon or after which they shall be redeemable or purchaseable, and the amount per share payable in case of redemption or purchase, which amount may vary under different conditions and at different redemption or purchase dates;

(f)	whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)	the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series; and

(i)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4	Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

4.5

At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the

6

[Red Lion] Ltd.

generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6	During the Standstill Period, to the extent that the Board adopts a Rights Plan in accordance with Bye-law 4.5, the Board shall ensure that the terms of the Rights Plan provide that the rights issued pursuant to the Rights Plan shall not become exercisable as a result of the ownership of Common Shares by Navy in a percentage not exceeding, and such Rights Plan shall not otherwise directly or indirectly restrict or impair the ownership of Common Shares by Navy in a percentage not exceeding, the Common Shares held by Navy at the time such Rights Plan is adopted.

4.7	After the termination of the Standstill Period, to the extent that the Board adopts a Rights Plan in accordance with Bye-law 4.5, the Board shall ensure that the terms of the Rights Plan provide that the rights shall not become exercisable as a result of the ownership of Common Shares by Navy in a percentage not exceeding, and such Rights Plan shall not otherwise directly or indirectly restrict or impair the ownership of Common Shares by Navy in a percentage not exceeding, the Common Shares held by Navy at the time such Rights Plan is adopted.

4.8	The Board shall within two days of the Closing Date adopt a Rights Plan that, subject to Bye-law 4.6, shall have such terms and conditions as the Board deems to be in the best interests of the Company and that shall have a fixed term of two years and pursuant to which, at any time any Member’s interest in the Company reaches 10% or more, or in the case of Navy increases to more than the amount specified in Bye-laws 4.6 or 4.7 as applicable, (each an “Acquiring Member”) the shareholder rights shall become exercisable by all Members, other than the Acquiring Member, in accordance with the terms and provisions of the Rights Plan.

4.9	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Calls on Shares

5.1

The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the

7

[Red Lion] Ltd.

Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	Any amount which, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

6.	Preemptive Rights

6.1	Until the later to occur of the termination of the Standstill Period and the 2 (two) year anniversary of the Closing Date, prior to the Company directly or indirectly issuing additional Common Shares, Preference Shares or other equity securities of the Company or any securities convertible into, exercisable for, or exchangeable for Common Shares or other equity securities of the Company (collectively, the “New Shares”) to a proposed purchaser, Navy shall have the right to purchase the number of New Shares as provided in this Bye-law 6.

6.2	The Company shall give Navy at least 10 days’ prior notice (the “First Notice”) of any proposed issuance of New Shares, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer Navy the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Shares at the same price, on the same terms and conditions and at the same time as the New Shares are proposed to be issued by the Company. If Navy wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Company within five days after delivery by the Company of the First Notice, which notice shall state the dollar amount of New Shares that Navy would like to purchase up to a maximum amount equal to Navy’s Pro Rata Share of the total offering amount.

8

[Red Lion] Ltd.

6.3	Notwithstanding anything in this Bye-law 6 to the contrary, the provisions of this Bye-law 6 shall not apply to issuances of New Shares by the Company as follows:

(a)	Any issuance of New Shares upon the conversion or exercise or exchange of any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities, provided such issuance is pursuant to the terms of such options, warrants or other securities;

(b)	Any issuance of New Shares pursuant to a compensatory plan, agreement or arrangement that has been approved by the holders of a majority of the issued and outstanding Common Shares and to which Section 83 or 421(a) or (b) of the Code applies, provided that this paragraph (b) shall not apply to any issuance of New Shares to a person that is a “controlling shareholder” (within the meaning of U.S. Treasury Regulation Section 1.355-7(h)(3)) of the Company or that is party of a “coordinating group” (within the meaning of the U.S. Treasury Regulation Section 1.355-7(h)(4)) that is considered a controlling shareholder, and any such issuances shall be subject to the preemptive rights set forth in Bye-laws 6.1 and 6.2;

(c)	Any issuance of New Shares in connection with any stock split, or stock dividend, share subdivision or bonus issue, any reverse stock split or any recapitalization, reorganization or reclassification of the Company;

(d)	Any issuance of New Shares as consideration in any business combination or acquisition transaction involving the Company or any of its direct or indirect subsidiaries or in any joint venture, if the same is on arms’ length terms with a third party; or

(e)	Any issuance, allotment or award of New Shares pursuant to a Rights Plan.

6.4	The provisions contained in this Bye-law 6 (Preemptive Rights) shall automatically terminate, expire and cease to have any further effect upon the later to occur of the termination of the Standstill Period and the 2 (two) year anniversary of the Closing Date.

7.	Forfeiture of Shares

7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

[Red Lion] Ltd. (the “Company”)

9

[Red Lion] Ltd.

You have failed to pay the call of [amount of call] made on the [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [    ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, purchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

7.3	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	Every Member shall be entitled to a certificate under the common seal (or a facsimile thereof) of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

10

[Red Lion] Ltd.

8.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

8.3	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.4	Notwithstanding any provisions of these Bye-laws:

(a)	the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

9.	Fractional Shares

The Company may not issue its shares in fractional denominations.

REGISTRATION OF SHARES

10.	Register of Members

10.1	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

10.2	The Register of Members shall be open to inspection without charge at the registered office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

11

[Red Lion] Ltd.

11.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

12.	Transfer of Registered Shares

12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

[Red Lion] Ltd. (the “Company”)

FOR VALUE RECEIVED                     [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

12.2	Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

12.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

12

[Red Lion] Ltd.

12.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

12.6	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

12.7	Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

13.	Transmission of Registered Shares

13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13

[Red Lion] Ltd.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

[Red Lion] Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

14

[Red Lion] Ltd.

ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital

14.1	The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

14.2	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

15.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. For the purposes of these Bye-laws, the rights conferred upon the holders of the shares of any class (including Common Shares) or series shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation, issue, allotment or award of further shares ranking in priority for payment of dividends or with respect to capital, or which confer on the holders voting rights more favourable than those conferred on the shares already in issue, and shall not otherwise be deemed to be varied by the creation or issue of further shares ranking pari passu therewith, or by the purchase or redemption by the Company of any of its own shares of any class or series.

DIVIDENDS AND CAPITALISATION

16.	Dividends

16.1	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

16.2	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

16.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15

[Red Lion] Ltd.

16.4	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

18.	Method of Payment

18.1	Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

18.3	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

18.4	Any dividend and/or other moneys payable in respect of a share which has remained unclaimed for seven years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

18.5	The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or warrant.

16

[Red Lion] Ltd.

19.	Capitalisation

19.1	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

19.2	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

20.	Annual General Meetings

Notwithstanding the provisions of the Act entitling the Members of the Company to elect to dispense with the holding of an annual general meeting, an annual general meeting shall be held in each year (other than the year of incorporation) at such time and place as may be determined by either (i) the president or the Chairman of the Company (if any), or (ii) a majority of the Board.

21.	Special General Meetings

Either (i) the president or the Chairman of the Company (if any), or (ii) a majority of the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

22.	Requisitioned General Meetings

The Board shall, on the requisition of the Members holding at the date of the deposit of the requisition not less than one tenth of such of the paid up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

23.	Notice

23.1	At least 10 days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

17

[Red Lion] Ltd.

23.2	At least 10 days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

23.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

23.4	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

23.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	Giving Notice and Access

24.1	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)	by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)	by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

18

[Red Lion] Ltd.

24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3	In proving service under paragraphs 24.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

25.	Postponement or Cancellation of General Meeting

The Secretary may, and on the instruction of the Chairman or president of the Company, the Secretary shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned in accordance with the Act) provided that notice of postponement or cancellation is given to the Members before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to each Member in accordance with these Bye-laws.

26.	Electronic Participation and Security in Meetings

26.1	Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

26.2	The Board may, and at any general meeting, the Chairman of such meeting may, make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the Chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

27.	Quorum at General Meetings

27.1	At any general meeting two or more persons present throughout the meeting and representing in person or by proxy in excess of one-third of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business.

27.2

If at the time appointed for the meeting a quorum is not present, then, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is

19

[Red Lion] Ltd.

adjourned to a specific date, time and place announced at the meeting being adjourned, new notice of the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

28.	Chairman to Preside at General Meetings

The Chairman or the president of the Company (if there is one and the Chairman declines to act) shall act as chairman of the meeting at all general meetings at which such person is present. In their absence (or if they decline to act), a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Voting on Resolutions

29.1	Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

29.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

29.3	At any general meeting a resolution put to the vote of the meeting shall be put to a poll and, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

29.4	A poll taken for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct.

29.5

Each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion

20

[Red Lion] Ltd.

of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

29.6	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.7	Notwithstanding anything to the contrary in these Bye-laws, until the fifth anniversary of the Closing Date, none of the following actions shall be taken unless the same is approved by a resolution of the Members approved by the holders of not less than two thirds of all shares in issue:

(a)	Any amendment to the Bye-laws of the Company, unless approved by resolution of the Board including the affirmative vote of the Chairman of the Company and at least three of the Directors other than the Navy Selected Directors;

(b)	Any Company Sale;

(c)	Any issuance of new Company equity securities for which shareholder approval is required under applicable law or stock exchange rules, unless approved by resolution of the Board including the affirmative vote of the Chairman of the Company and at least three of the Directors other than the Navy Selected Directors; and

(d)	Any purchase by the Company or any of its direct or indirect subsidiaries of Common Shares that, together with all other Common Shares so purchased during that calendar year (but in each case excluding any Common Shares purchased pursuant to the Right of First Refusal), constitute more than 15% of the issued and outstanding Common Shares, or any other purchase of Common Shares by the Company or any of its direct or indirect subsidiaries for which the approval of Members is required pursuant to applicable law or stock exchange rules), in each case unless approved by resolution of the Board including the affirmative vote of the Chairman of the Company and at least three of the Directors other than the Navy Selected Directors.

30.	[Intentionally Omitted]

31.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

21

[Red Lion] Ltd.

32.	Instrument of Proxy

32.1	A Member may appoint a proxy by

(a)	an instrument appointing a proxy in writing in substantially the following form or such other form as the Board may determine from time to time:

Proxy

[Red Lion] Ltd. (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here.]

Signed this [date]

Member(s)

or

(b)	such telephonic, electronic or other means as may be approved by the Board from time to time.

32.2	The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy which is not received in the manner so permitted shall be invalid.

32.3	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

32.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

22

[Red Lion] Ltd.

33.	Representation of Corporate Member

33.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

33.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

34.	Adjournment of General Meeting

34.1	The chairman of a general meeting may adjourn the meeting, whether or not a quorum is present.

34.2	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, new notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

35.	Written Resolutions

35.1	Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting only by written resolution signed by (or, in the case of a member that is a corporation, on behalf of) all Members.

35.2	A resolution in writing may be signed in any number of counterparts.

35.3	A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

35.4	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

35.5	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

23

[Red Lion] Ltd.

35.6	For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member to sign, and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

36.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

37.	Election of Directors

37.1	Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. Any Member or the Board may propose any person for election as a Director. Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a Director, and such other information and documentation as the Board at their sole discretion may from time to time require shall also be provided. Where a Director is to be elected:

(a)	at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made; and

(b)	at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.

37.2	Where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

24

[Red Lion] Ltd.

37.3	At any general meeting the Members may authorise the Board to fill any vacancy on the Board left unfilled at a general meeting.

37.4	During the Standstill Period, (i) the Company shall cause each of the Navy Selected Directors, to be included in the Company’s slate of nominees for election as a Director at its annual general meeting at the end of their term, and shall use its reasonable best efforts to cause the election of Navy Selected Directors to the Board (including recommending that the Company’s shareholders vote in favour of the election of such Navy Selected Directors (along with all other Company nominees) and otherwise supporting him or her for election in a manner no less rigorous and favourable than the manner in which the Company supports its other nominees in the aggregate) and (ii) if any Navy Selected Director has resigned, died, or is otherwise unable to serve as director for any reason, the Company shall cause a replacement of such Navy Selected Director designated in writing by Navy to be elected or appointed in replacement of such Navy Selected Director within 20 Business Days of the delivery of such written designation unless such individual is not qualified to serve on the Board pursuant to the Company’s corporate governance guidelines and the Company’s nominating and governance committee has delivered written notice to Navy of such disqualification within such 20 Business Day period (in which case Navy will have the right to designate an alternative replacement pursuant to this clause (ii)).

37.5	No person shall qualify to serve as a Director if he or she is party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received such compensation or other payment from any person or entity other than the Company, in each case in connection with candidacy or service as a director of the Company; provided that agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director (but not, for the avoidance of doubt, in connection with service as a director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Company or such employee’s candidacy as director), shall not be disqualifying under this Bye-law.

38.	Number of Directors

During the Standstill Period, the Board shall consist of seven Directors. After the Standstill Period, the Board shall consist of not less than three Directors and not more than such maximum number of Directors as the Board may from time to time determine.

39.	Classes of Directors

The Directors shall be divided into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board.

25

[Red Lion] Ltd.

40.	Term of Office of Directors

At the first general meeting which is held on the Closing Date for the purpose of electing Directors, the Class I Directors shall be elected for a one year term of office, the Class II Directors shall be elected for a two year term of office and the Class III Directors shall be elected for a three year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 41.

41.	Alternate Directors

41.1	Under no circumstances shall any person be appointed as an alternate Director.

42.	Removal of Directors

42.1	Subject to any provision to the contrary in these Bye-laws, a Director may be removed only by resolution approved by a majority of other Directors and only for cause.

42.2	If a Director is removed from the Board under this Bye-law the Board may fill the vacancy with a person approved by the Company’s nominating and governance committee, provided that, notwithstanding the foregoing, during the Standstill Period, if any Navy Selected Director is removed from the Board, such vacancy shall only be filled in accordance with Bye-law 37.4.

42.3	For the purposes of this Bye-law, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Director or the Company into disrepute and which results in material financial detriment to the Company.

43.	Vacancy in the Office of Director

43.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

26

[Red Lion] Ltd.

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

43.2	Subject to the approval of the Company’s nominating and governance committee, the Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director or as a result of an increase in the size of the Board or the failure of the Members to appoint any person proposed for office at an annual general meeting of the Company, provided that, notwithstanding the foregoing, during the Standstill Period any vacancy arising as a result of the death, disability, disqualification or resignation of a Navy Selected Director shall only be filled in accordance with Bye-law 37.4.

44.	Remuneration of Directors

44.1	The remuneration (if any) of the Directors shall be determined by the Board and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them (or, in the case of a director that is a corporation, by their representative or representatives) in attending and returning from Board meetings, meetings of any committee appointed by the Board or general meetings, or in connection with the business of the Company or their duties as Directors generally.

45.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

46.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

47.	Powers of the Board of Directors

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

27

[Red Lion] Ltd.

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	subject to Bye-law 48, delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

28

[Red Lion] Ltd.

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

48.	Committees of the Board of Directors

Effective the Closing Date, the Company shall have no less than three committees of the Board, including an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and governance committee (the “Nominating and Governance Committee” and together with the Audit Committee and the Compensation Committee, the “Committees” and each a “Committee”). During the Standstill Period, each Committee shall consist of three Directors, two of whom shall be Directors other than Navy Selected Directors, who shall at the Closing Date be Michael Roemer and Tripp Wommack and one of such two shall be the committee’s chairman, with the third on the Audit Committee and the Compensation Committee being William Restrepo and the third on the Nominating and Governance Committee being Laura Doerre. The appointment of persons to each Committee, including the replacement thereof, shall require a resolution of the Board approved by the affirmative vote of two-thirds of the Directors, including the Chairman of the Company.

49.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

50.	Appointment of Officers

50.1	Subject to Bye-law 50.2, the Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

50.2	The Chairman of the Company may be appointed and removed only by the unanimous approval of the Independent Directors.

51.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time for such term as the Board deems fit.

52.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

29

[Red Lion] Ltd.

53.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

54.	Conflicts of Interest

54.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

54.2	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.

54.3	An Interested Director is prohibited from:

(a)	voting on such contract or proposed contract; and/or

(b)	participating in any discussion related to such contract or proposed contract;

Any contract or proposed contract shall be voidable if voted on by an Interested Director.

55.	Indemnification and Exculpation of Directors and Officers

55.1

The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this

30

[Red Lion] Ltd.

indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

55.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

55.3	The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

MEETINGS OF THE BOARD OF DIRECTORS

56.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

57.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

58.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

31

[Red Lion] Ltd.

59.	Representation of Corporate Director

59.1	A Director which is a corporation may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Director, and that Director shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

59.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at Board meetings on behalf of a corporation which is a Director.

60.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be four Directors, provided that if there are more than two Navy Selected Directors present, the quorum necessary for the transaction of business shall be five Directors.

61.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting at which they will propose and recommend a person/s nominated by the nominating and governance committee (or the remaining members thereof) to fill the vacancy/ies; or (ii) preserving the assets of the Company.

62.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman or the president of the Company, if there be one, shall act as chairman at all Board meetings at which such person is present. In their absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

63.	Written Resolutions

A resolution signed by (or in the case of a Director that is a corporation, on behalf of) all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by (or in the case of a Director that is a corporation, on behalf of) the last Director.

32

[Red Lion] Ltd.

64.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

65.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

66.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

67.	Form and Use of Seal

67.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

67.2	A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

67.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

68.	Records of Account

68.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

33

[Red Lion] Ltd.

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

68.2	Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

68.3	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

69.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

70.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

71.	Appointment of Auditor

71.1	Subject to the Act, the Members shall appoint an auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed.

71.2	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

72.	Remuneration of Auditor

72.1	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

72.2	The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

73.	Duties of Auditor

73.1	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

34

[Red Lion] Ltd.

73.2	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

74.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

75.	Financial Statements and the Auditor’s Report

75.1	Subject to the following Bye-law, the financial statements and/or the auditor’s report as required by the Act shall:

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted, approved or otherwise acknowledged by the Members by written resolution passed in accordance with these Bye-laws.

75.2	If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor’s report thereon need be made available to the Members, and/or that no auditor shall be appointed then there shall be no obligation on the Company to do so.

76.	Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

BUSINESS COMBINATIONS

77.	Business Combinations

77.1	(a) Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person became an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of the holders of at least two thirds of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

(i)	prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

35

[Red Lion] Ltd.

(ii)	upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are Directors and also Officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

(b)	The restrictions contained in this Bye-law 77.1 shall not apply if:

(i)	a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii)	the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a)	a merger, amalgamation or consolidation of the Company (except an amalgamation or merger in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);

36

[Red Lion] Ltd.

(b)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

(c)	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

The Company shall give not less than 20 days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (a) or (b) of the second sentence of this paragraph (ii).

(c)	For the purpose of this Bye-law 77 only, the term:

(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

(ii)	“associate”, when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

(iii)	“Business Combination”, when used in reference to the Company and any Interested Shareholder of the Company, means:

(a)	any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder or any of its affiliates, or (B) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;

37

[Red Lion] Ltd.

(b)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;

(c)	any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (D) any issuance or transfer of shares by the Company; provided however, that in no case under items (B)-(D) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares;

(d)

any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such

38

[Red Lion] Ltd.

shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(e)	any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;

(iv)	“control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v)

“Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action

39

[Red Lion] Ltd.

not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(vi)	“person” means any individual, company, partnership, unincorporated association or other entity;

(vii)	“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;

(viii)	“owner”, including the terms “own” and “owned”, when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(a)	beneficially owns such shares, directly or indirectly; or

(b)	has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

40

[Red Lion] Ltd.

77.2	In respect of any Business Combination to which the restrictions contained in Bye-law 77.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members’ approval shall be as set out in Bye-laws 27 and 29 respectively.

77.3	The Board shall ensure that the bye-laws or other constitutional documents of each entity wholly-owned or majority-owned by the Company shall contain any provisions necessary to ensure that the intent of Bye-law 77.1, as it relates to the actions of such entities, is achieved.

COMPANY SALE

78.	Company Sale

In any Company Sale, all holders of Common Shares shall receive consideration of the same type and same amount calculated on a per share basis.

VOLUNTARY WINDING-UP AND DISSOLUTION

79.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

80.	Changes to Bye-laws

80.1	Subject to Bye-law 29.7(a), no Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

80.2

Bye-laws 37 (Election of Directors), 38 (Number of Directors), 39 (Classes of Directors), 40 (Term of Office of Directors), 42 (Removal of Directors), 77 (Business Combinations), this 80.2 and 81 (Changes to the Memorandum of Association) may not be rescinded,

41

[Red Lion] Ltd.

altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws, until the same has been approved by a resolution of the Board including the affirmative vote of not less than two thirds of the Directors then in office and by a resolution of the Members including the affirmative vote of not less than two thirds of the votes attaching to all shares in issue.

80.3	Notwithstanding Bye-law 80.2, Bye-laws 29 (Voting on Resolutions), 35 (Written Resolutions), 37 (Election of Directors), 38 (Number of Directors), 42 (Removal of Directors), 47 (Powers of the Board of Directors), 50 (Appointment of Officers) and this 80.3 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws, until the same has been approved by a resolution of the Board that includes the affirmative vote of (i) a majority of all Directors, (ii) the Chairman of the Company, and (iii) at least 75% of the Directors other than the Navy Selected Directors.

80.4	Notwithstanding Bye-laws 80.2 and 80.3 during the Standstill Period, Bye-laws 37 (Election of Directors), 42 (Removal of Directors) and this 80.4 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws until the same has been approved by a resolution of the Members including the affirmative vote of not less than 85% of the votes attaching to all shares in issue.

80.5	Until the later of the termination of the Standstill Period and the 2 (two) year anniversary of the Closing Date, Bye-law 6 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws until the same has been approved by a resolution of Members including the affirmative vote of not less than 85% of the votes attached to all shares in issue.

80.6	Bye-law 4.6 and 4.7 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provision of such Bye-laws until the same has been consented to by Navy.

80.7	Bye-law 4.5, 4.8, 78 (Company Sale) and this 80.7 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-law until the same has been approved by a resolution of the Members including the affirmative vote of not less than 100% of the votes attaching to all shares in issue.

81.	Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board

42

[Red Lion] Ltd.

including the affirmative vote of the Chairman of the Company, and by a resolution of the Members including the affirmative vote of not less than two thirds of the votes attaching to all shares in issue.

82.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

43

Exhibit 6.9(c) – Red Lion Officers

Josh Comstock	Chairman of the Board and Chief Executive Officer
Randy McMullen	President and Chief Financial Officer
Donald J. Gawick	Chief Operating Officer
James H. Prestidge, Jr.	Chief Strategy Officer
Theodore R. Moore	Executive Vice President, General Counsel and Corporate Secretary
Larry P. Heidt	President – Production Services